As filed with the Securities and Exchange Commission on February 12, 2008

Registration No. 333-148097

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INFONXX, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	13-3670012
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

655 Madison Avenue
21st Floor
New York, NY 10021
(212) 909-8282

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Agent for Service
Zachary C. Green, Esq.
Global General Counsel
INFONXX, Inc.
655 Madison Avenue
21st Floor
New York, NY 10021
(212) 909-8282

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Jay Clayton, Esq. Catherine M. Clarkin, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A Common Stock, par value $.01 per share	$250,000,000.00	$7,675.00(3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.
(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 12, 2008.

Shares

INFONXX, Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of INFONXX, Inc. All of the shares are being sold by current stockholders of INFONXX, which include certain executive officers of INFONXX and affiliates of its directors. See ‘‘Principal and Selling Stockholders.’’ The selling stockholders are selling in the aggregate          shares of our Class A common stock. We will not receive any of the proceeds from the sale of the shares being sold in this offering.

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. Except with respect to voting and conversion, the rights of the holders of Class A common stock and Class B common stock will be identical. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share and is convertible into one share of Class A common stock at any time at the option of the holder and automatically upon the occurrence of certain events. Following this offering, all of our Class B common stock will be held by our existing stockholders, who will retain approximately      % of the combined voting power of both classes of common stock.

Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share will be between $         and $        . We intend to apply to list our Class A common stock on the                      under the symbol ‘‘    ’’.

See ‘‘Risk Factors’’ beginning on page 13 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than                  shares of Class A common stock, the underwriters have the option to purchase up to an additional              shares of Class A common stock from the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                 , 2008.

Goldman, Sachs & Co.   JPMorgan    Banc of America Securities LLC

Prospectus dated                 , 2008.

Through and including                  , 2008 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

 Prospectus Summary

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the historical and pro forma financial data, our consolidated financial statements and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in ‘‘Risk Factors’’ and ‘‘Forward-Looking Statements.’’

Throughout this prospectus, we refer to INFONXX, Inc., a Delaware corporation, and its consolidated subsidiaries as ‘‘we,’’ ‘‘our’’ and ‘‘us,’’ unless otherwise indicated.

Our Company

We are in the business of providing immediate, specific, accurate and convenient answers to questions 24 hours a day, every day. We are the largest provider of branded directory assistance services in Europe and the largest independent provider of outsourced directory assistance services in the United States. We have a track record of creating highly recognizable marketing campaigns that allow our brands to succeed in competitive markets. We answered over one billion requests for information in 2007 on the phone, by text message (SMS) and on the Internet. We are committed to developing products and services that help our users know more.

Our services generate revenues from users and advertisers across multiple platforms. We have created some of the most recognizable brands in Europe. For example, in the U.K., ‘‘The Number 118 118’’ has ranked #1 and frequently ranks among the top 10 in advertising recall among consumers, according to Marketing, a widely-recognized advertising industry publication. Traditional directory assistance services provide phone numbers and addresses to businesses and individuals on the telephone. We have expanded our service offerings to include enhanced information and help services. Pro forma for acquisitions made during 2006, we generated $558.4 million in revenues and had a $24.5 million net loss. For the nine months ended September 30, 2007, we generated $478.2 million in revenues and $29.5 million in net income.

We provide branded retail directory assistance and enhanced information and help services directly to customers in the U.K., France, Ireland, Switzerland, Austria and Italy. In these countries, directory assistance services were historically provided by regulated incumbents under one dial string or number, such as the 192 information service that existed in the U.K. prior to deregulation, or the existing 411 information service in the United States. Many European countries, including the U.K., France, Germany and Spain, have deregulated directory assistance services, allowing new entrants like us to compete with new dial strings and brands.

We handle more directory assistance calls in Europe than any other retail directory assistance service provider. We first launched our services in Europe in 2003, when, upon deregulation in the U.K., we displaced the U.K. market leader and incumbent, British Telecom. In 2006 we launched our service in France and surpassed the regulated market incumbent at that time, France Telecom. We currently have the number one market position in directory assistance in each of these markets, with an average 53% share of call volume in the U.K. and a 49% share of call volume in France. We estimate that we hold the number two market positions in Ireland and Switzerland with a 32% and 40% share of call volume, respectively.

In January 2007, capitalizing on our large customer base, leading market share and brand awareness in Europe, we began offering 118//Media — a suite of advertising-based services — in the U.K. and Ireland to small, medium and large businesses. 118//Media provides advertisers with a measurable means of targeting interested customers at the national and local levels. Businesses purchase a bundled advertising package of enhanced voice, mobile text and online services, with each package targeting a number of geographic areas. Related directory assistance queries made in those areas are then directed to the specific business by a call center operator and by SMS. To date, we have entered into annual contracts with over 7,000 small, medium and large businesses for our 118//Media service. We believe this advertising-based service business represents a growth opportunity for us, and we plan to launch this service elsewhere in Europe in the future.

In the United States, we are the largest independent provider of outsourced directory assistance services to telecommunications carriers and other corporate customers, including wireless telecommunications, cable telephony, voice over Internet protocol (VoIP) and free information operators. Our largest U.S. customers by revenue are Sprint Nextel, Verizon Wireless, Comcast, Cox Communications, U.S. Cellular and Cricket.

Utilizing a VoIP communications network, a continually updated information database and 17 owned and 12 outsourced call centers located in 12 countries, we provide timely and accurate responses to our customers while maintaining low operating costs.

Industry Overview

Europe

According to The Pierz Group, LLC, the voice directory assistance industry in Europe generated $2.6 billion in revenues in 2006. Many European countries, including the U.K., France, Germany and Spain, have deregulated directory assistance services, allowing new entrants to compete on a retail basis with new dial strings and brands. In deregulated markets, customers can choose from a variety of branded providers and are charged a fixed price per call plus a price per minute for each minute of use. A customer’s choice is typically based on brand awareness, quality of service and the range of services offered. The majority of revenues in deregulated markets are retained by the directory assistance provider. According to The Kelsey Group, the European directories market, including yellow pages, online directories and local search, is expected to grow from $9.2 billion in revenues in 2006 to $11.9 billion in 2011. This increase is expected to be driven primarily by an 18% compounded annual growth rate in online directory and local search revenues, from $1.7 billion in 2006 to an expected $4.0 billion in revenues in 2011. Additionally, based on research by Forrester and eMarketer, the online and mobile advertising industries in Europe generated $9.4 billion and $450 million in revenues, respectively, in 2006, and are expected to grow to $18.5 billion and $3.4 billion in revenues, respectively, in 2011.

North America

In contrast to deregulated European countries, where consumers can choose their directory assistance provider, in the United States, directory assistance access is controlled by the telecommunications providers. According to Frost & Sullivan, the directory assistance industry in the United States generated $6.3 billion in retail revenues in 2006. While traditional directory assistance call volume in the United States is expected to remain relatively flat overall, the wireless, cable telephony and VoIP call volumes on which we focus are expected to grow. In our wholesale markets, we typically have long-term relationships with our customers and receive a fixed price for each call we answer on behalf of those customers. Carriers typically retain the majority of the revenues from these calls.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors:

Best-in-class brands and marketing

We have created and manage some of the most recognizable brands in Europe. Following the deregulation of the U.K. market in 2003, we launched ‘‘The Number 118 118’’ brand and our well-recognized ‘‘twins’’ advertising campaigns featuring two similarly distinctive hirsute runners. In the U.K., ‘‘The Number 118 118’’ has ranked #1 and frequently ranks among the top 10 in advertising recall among consumers, according to Marketing. Our advertising campaigns in the U.K. have also won numerous awards.

As European markets deregulated, we replicated our successful branding and marketing strategy in other countries using culturally-relevant adaptations of our ‘‘twins’’ advertising campaign. We entered the French market and launched the branding of our Swiss dial string in 2006, and we re-branded our operations in Ireland in 2007. In these retail markets and in the U.K., the combination of strong brand awareness and high-quality service has created customer loyalty. For example, in 2007 in the U.K., over 50% of our callers were repeat callers.

Leading branded market positions

We maintain leading positions in the markets in which we operate. We achieved the largest market share in the U.K. upon deregulation in 2003, and we achieved the largest market share in France upon deregulation in 2006. We subsequently increased our leading market share in both markets. We estimate that we are the number two provider of branded directory assistance services in Ireland and Switzerland. We are the largest independent provider of outsourced directory assistance services in the U.S.

Differentiated service offerings

We provide enhanced directory assistance services. These services include connecting users directly to businesses, providing phone and address information for businesses and other establishments, offering comprehensive listings for cinemas, restaurants, train schedules and hotels and providing answers to almost any customer question.

We manage over 270 million listings globally, over 190 million of which are in the United States. We change up to three million of these listings daily and believe we provide more accurate information than printed and online directories, as printed directories are provided to callers once or twice a year and Internet directories are typically updated on a monthly basis.

High-quality service

We typically rank as one of the highest quality directory assistance service providers. For example, the Paisley Group has recognized us as the highest quality provider of directory assistance services in the U.K. and the United States. Our network of 17 company-owned call centers in eight countries and 12 outsourced call centers in seven countries allows us to optimize available network capacity and respond rapidly to customer queries.

Long-term relationships with corporate customers

We believe we have distinguished our outsourcing directory assistance services in the U.S. by providing high-quality service at competitive prices. This has resulted in strong long-term relationships with our largest corporate customers, including Verizon Wireless (and its predecessors) since 1996 and Sprint Nextel since 2002.

Large scale, efficient operations

Pro forma for acquisitions made during 2006, we answered over one billion phone calls. Our VoIP communications network, information database and multiple call centers generate economies of scale that allow us to provide timely and accurate responses at low cost.

Strong cash flow generation

Our business generates significant recurring cash flows due to our growing revenues, operating profit margins, low capital expenditures and low working capital requirements. Our ability to generate strong cash flows has allowed us to grow by reinvesting in new brands, markets, products and services and acquisitions.

Strong and experienced management team

Our management team, led since our inception in 1992 by our founder, Chairman and Chief Executive Officer, Robert Pines, has an established track record of successfully creating and launching new brands by entering new markets and promoting new services using popular advertising campaigns. Our management team has demonstrated the ability to grow our business both organically and through acquisitions.

Our Strategy

We intend to continue to build new brands and strengthen our leading market positions by pursuing the following strategies:

Continue to build premium brands

We believe our ability to use creative marketing and provide high-quality service allows us to create strong, leading brands and to extend our current brands. Our strategy focuses on broadening brand recognition and continuing to create new, widely-accepted products, brands and services across multiple markets, platforms and products. Recently we launched several initiatives, including our rebranded voice directory assistance service in Ireland, our branded voice directory assistance service in Switzerland, our advertising-based services 118//Media and 0 800 118 Free, and 118.com. In addition we will consider opportunities that we believe would complement, enhance or expand our current brands, products and services and increase our profitability.

Leverage existing brands to maximize value

We intend to leverage our portfolio of brands by continuing to encourage our customers to increase the breadth of questions that they ask and the ways in which we earn revenues from our responses. The continued development of our existing brands also provides us with the opportunity to target new customers and establish ourselves as a ‘‘total local search solution’’ for users.

Expand usage of ‘‘find’’ on the phone

As opposed to the typical online search that yields large quantities of information, which may not always be relevant or accurate, our live call center operators provide our customers accurate and relevant information in a convenient and timely manner. We believe our new information and help services will expand consumers’ ability to ‘‘find’’ information using their phones, leading to an increase in our call volume from new and existing users and revenue per call.

Migrate ‘‘find’’ services to Internet and mobile searches

We are currently exploring multiple new search initiatives, including two-way SMS and 118.com. In November 2006, we began a two-way fee-based SMS search service in the U.K. that is operator-supported to provide more relevant information than other, freely available SMS search services. In addition, we currently operate the 118.com Internet website that provides consumers with online directory information and provides businesses with targeted, relevant and local advertising opportunities in the U.K. and Ireland.

Pursue advertising-based initiatives through 118//Media

In January 2007, we began offering 118//Media in the U.K. and Ireland. 118//Media offers businesses bundled voice, mobile and online advertising packages that target customers located in specific geographic areas and direct customers’ directory assistance queries made in those areas to their business. For example, a caller requesting a ‘‘florist’’ may be directed to a florist that is a 118//Media advertiser, and the related text message sent to the caller may feature enhanced information, such as discounted rates or special promotions offered by that florist. We plan to launch these services elsewhere in Europe in the future.

Grow through acquisitions

We have a successful history of acquiring complementary businesses, integrating them into our existing operations and realizing significant synergies. Our 2006 acquisition of Conduit provided us entry into the directory services markets in Ireland, Austria and Switzerland and expanded our presence in the U.K. Our 2006 acquisition in North America of Excell Services, which we refer to as Excell, broadened our product offerings, expanded our directory assistance customer base and provided us entry into the customer care market, including food ordering. We intend to pursue acquisitions that improve our competitive position and that leverage our brands, infrastructure and marketing capabilities in order to expand into new geographic regions, services or product areas.

Our History

INFONXX, Inc. was founded in 1992 as an outsourced provider of directory assistance services in the United States. In the mid-to-late 1990s, we signed outsourced directory assistance services contracts with several large U.S. wireless carriers. In 2002, we opened our first offshore call center in the Philippines and further expanded our wholesale customer base.

In 2003, we capitalized on our directory assistance expertise in the United States, technology infrastructure and call center network and combined them with an effective marketing campaign to establish a leading brand and market position in the deregulating U.K. directory assistance market. The U.K. launch was followed by branded directory assistance service launches in Italy in 2005 and in France and Switzerland in 2006. Also in 2006, we expanded our service offerings in the United States and the U.K. and entered the Austrian, Irish and Swiss markets through acquisitions.

Our Reasons for Going Public

We have decided to become a public company:

•	to provide liquidity to our existing stockholders;

•	to enhance our firm’s brand;

•	to provide us with, if and when necessary, access to new sources of capital that we can use to invest in our existing businesses and expand into complementary new businesses;

•	to provide us with a publicly-traded equity currency and to enhance our flexibility in pursuing future strategic acquisitions; and

•	to expand the range of financial and retention incentives that we can provide to our existing and future employees through the issuance of equity-related securities representing an interest in the value and performance of our firm as a whole.

Risks Relating to Our Business and This Offering

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results. An investment in our Class A common stock is also subject to additional risks. See ‘‘Risk Factors’’ beginning on page 13 for a discussion of the factors you should consider before buying shares of our Class A common stock. These risks include:

•	Decreasing Call Volumes and Revenue Per Call. We may face flat or decreasing call volumes and reduced revenue per call in any or all of our markets for a variety of reasons, resulting in a decline in revenues and results of operations. Our call volume could decline if telephone users change their usage habits and rely on alternative media or technology as their primary source for information. Furthermore, in our North American wholesale markets, our revenue per call has declined from $0.34 in 2004 to $0.29 in 2006. A further decline in revenue per call could adversely affect our revenues and results of operations.

•	Brand Dependence. If we fail to successfully maintain or enhance our brands or our brands fall out of favor with customers, our business and operating results will be adversely affected. Adverse messaging directed against, or negative publicity related to, any of our brands may harm the profile of our brands or reduce our market share.

•	Difficulties in Implementing Growth Strategies. Future acquisitions, joint ventures, or other efforts to pursue additional growth strategies may not be successful or may strain our operations. The anticipated benefits of these efforts may never be realized or may be realized only in part and may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

•	Challenges in Launching in New Markets. We face significant challenges in launching new products and services across different markets and geographic areas. The adoption of our products and services in new or unrelated markets and geographic areas may take significant time and expense, or involve a protracted and costly advertising campaign, and ultimately may not be successful.

•	Limited Voting Power. Our Class B common stock, which will entitle holders to 10 votes per share, will be held by our existing stockholders and following this offering will represent % of the combined voting power of our outstanding common stock. As a result, you will have substantially limited ability to influence corporate matters. The market price of our Class A common stock also could be adversely affected.

•	Absence of Trading Market. Prior to this offering, there has not been a public market for our Class A common stock, and we cannot predict the extent to which investor interest in our company will lead to the development of a trading market in our Class A common stock, or how liquid that market might become.

•	Costs Associated with Becoming a Public Company. We expect to incur additional legal, accounting, reporting and other expenses as a result of becoming a public company and having publicly traded common stock. We will not, however, receive any proceeds from the sale of shares by the selling stockholders to offset these costs and will pay for such costs with cash on-hand.

Any of these factors or other factors described in this prospectus under ‘‘Risk Factors’’ may limit our ability to successfully execute our business strategy or otherwise adversely affect our business.

Recapitalization

Immediately prior to the consummation of this offering, we will effect a recapitalization to convert all outstanding shares of our common stock and our preferred stock into newly designated Class B common stock. Simultaneously with the recapitalization, we will convert all of our outstanding stock options into options to acquire shares of our Class B common stock. The conversion ratio used in the recapitalization will be              shares of Class B common stock for each share of existing common stock (including preferred stock convertible into, and options exercisable for, existing common stock).

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. Except with respect to voting and conversion, the rights of the holders of Class A common stock and Class B common stock will be identical. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share and is convertible into one share of Class A common stock at any time at the option of the holder and automatically upon the occurrence of certain events. See ‘‘Description of Capital Stock.’’

All shares to be sold in this offering will be shares of Class A common stock. Immediately prior to the consummation of this offering, the shares to be sold by the selling stockholders will be converted from Class B common stock to Class A common stock on a one-for-one basis.

The Offering

Issuer	INFONXX, Inc.

Class A common stock offered by the selling stockholders	shares(1)

Class A common stock outstanding after the offering	shares

Class B common stock outstanding after the offering	shares(2)

Total common stock outstanding after the offering	shares

Voting rights	Except as described in this prospectus with respect to voting and conversion, the Class A common stock and Class B common stock will be identical and vote together as a single class. In addition, each class of common stock will have the following characteristics.

Class A common stock	One vote per share for all matters on which stockholders are entitled to vote, including the election and removal of directors.

Class B common stock	10 votes per share for all matters on which stockholders are entitled to vote, including the election and removal of directors.

Dividend policy	We do not intend to pay any cash dividends on either class of our common stock following this offering, and instead intend to retain earnings, if any, for future operations and expansion. See ‘‘Dividend Policy.’’

Proposed trading symbol

Use of proceeds	All of the shares of Class A common stock offered by this prospectus are being sold by selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

(1)	All shares of Class A common stock to be sold in this offering will be sold by existing stockholders. Immediately prior to the consummation of this offering, these existing stockholders will convert an aggregate of shares of Class B common stock into an equal number of shares of Class A common stock on a one-for-one basis.
(2)	Following the consummation of this offering, our existing stockholders will collectively hold approximately % of the total voting power in our company and will be able to exercise control over our management and affairs and all matters requiring stockholder approval.

Unless we indicate otherwise, the number of shares of common stock that will be outstanding after this offering:

•	assumes the underwriters do not exercise their option to purchase additional Class A common shares;

•	excludes shares of Class B common stock issuable upon the exercise of options held by our officers and employees outstanding as of September 30, 2007 with a weighted average exercise price of $ per share;

•	excludes shares of Class B common stock that will be authorized and reserved for issuance in relation to potential future awards under our current stock incentive plans; and

•	excludes shares of Class A common stock that will be authorized and reserved for issuance in relation to potential future awards under our 2008 Stock Incentive Plan to be adopted in connection with this offering.

Our Corporate Information

INFONXX, Inc. is a Delaware corporation that was founded in 1992. Our principal executive offices are located at 655 Madison Avenue, 21st Floor, New York, New York 10021 and our telephone number is (212) 909-8282. Our website address is www.infonxx.com. The information and content contained on our website are not part of this prospectus.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

The information set forth below should be read in conjunction with the information under ‘‘Capitalization,’’ ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information,’’ ‘‘Selected Historical Consolidated Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2005 and 2006 and for each of the years ended December 31, 2004, 2005 and 2006 was derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2004 was derived from our audited consolidated financial statements not included in this prospectus. The summary historical consolidated financial data as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 was derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include all adjustments that we consider necessary for a fair presentation of the financial information for such periods.

The summary unaudited pro forma consolidated statement of operations data for the year ended December 31, 2006 gives effect to our acquisitions of Conduit and Excell as if such acquisitions had occurred on January 1, 2006. The summary unaudited pro forma consolidated financial information below is based upon available information and assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had such acquisitions occurred on January 1, 2006. The summary unaudited pro forma consolidated financial information also should not be considered representative of our future financial condition or results of operations.

	Year ended December 31,							Pro Forma Consolidated		Nine Months ended September 30,
	2004		2005		2006			Year ended December 31, 2006		2006		2007
										(unaudited)
	(in thousands, except per share data)
Statement of Operations data:
Operating revenues, net		$283,755		$307,991		$499,113			$558,423		$348,395		$478,234
Operating costs		182,343		197,750		322,219			365,581		229,633		281,597
Gross Profit		101,412		110,241		176,894			192,842		118,762		196,637
Selling, general and administrative		51,902		108,019 (1)		183,111	(1)(2)		198,259		121,448 (1)		119,947
Income (loss) from operations		49,510		2,222		(6,217)			(5,417)		(2,686)		76,690
Interest income		644		2,110		1,345			1,365		952		1,064
Interest expense		(7,037)		(2,498)		(12,629)			(16,820)		(6,291)		(33,700)
Loss on debt extinguishment		(6,945)		—		(4,371)			(4,371)		(1,003)		—
Other income (expense), net		3,860		1,281		3,163			888		(115)		392
Income (loss) before income taxes		40,032		3,115		(18,709)			(24,355)		(9,143)		44,446
Income tax (expense) benefit		90		(1,352)		(2,081)			(149)		(1,017)		(14,992)
Net income (loss)		40,122		1,763		(20,790)			(24,504)		(10,160)		29,454
Dividends on preferred stock		—		—		(179,253)			(179,253)		—		—
Net income (loss) available to common stockholders		$40,122		$1,763		$(200,043)			$(203,757)		$(10,160)		$29,454
Basic earnings (loss) per share of common stock	$		$		$			$		$		$
Weighted average shares
Diluted earnings (loss) per share of common stock	$		$		$			$		$		$
Weighted average shares
Dividends declared per share of common stock	$		$		$			$		$		$

	As of December 31,			As of September 30,
	2004	2005	2006	2007
				(unaudited)
Balance Sheet data:	(in thousands)
Current assets	$102,241	$106,743	$155,483	$181,371
Total assets	155,997	177,505	414,599	427,586
Current liabilities	45,311	80,390	102,089	121,362
Long-term debt, net of current portion	32,679	22,957	495,613	456,424
Total debt	42,831	31,031	499,016	459,636
Stockholders’ equity (deficit)	74,279	73,006	(197,860)	(163,674)

	Year ended December 31,			Nine Months ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
Cash Flow data:	(in thousands)
Depreciation & amortization	$16,990	$17,428	$28,718	$20,177	$24,479
Capital expenditures	9,443	28,147	21,688	17,851	6,118
Cash flows provided by (used in):
Operating activities	45,241	55,875	(5,259)	(38,683)	52,383
Investing activities	(10,495)	(28,688)	(190,953)	(182,631)	(6,199)
Financing activities	(13,737)	(9,921)	165,008	185,253	(48,291)

	Year ended December 31,						Nine Months ended September 30,
	2004		2005		2006		2006		2007
							(unaudited)
	(in thousands)
Operating Revenues by Segment:		(3)		(3)		(3)		(3)		(3)
Europe	$134,481	47%	$158,948	52%	$311,466	62%	$217,311	62%	$323,423	68%
North America	149,274	53%	149,043	48%	187,647	38%	131,084	38%	154,811	32%
Total	$283,755	100%	$307,991	100%	$499,113	100%	$348,395	100%	$478,234	100%
Adjusted EBITDA by Segment: (4)
Europe	$30,277		$(7,335)		$22,682		$(1,839)		$78,899
North America	36,257		27,046		26,652		19,378		22,322
Total(5)	$66,534		$19,711		$49,334		$17,539		$101,221

(1)	As we enter new markets, we incur initial advertising expenses during our brand launch period. In 2005 and 2006, we incurred $50.1 and $52.1 million, respectively, of advertising expense to launch new services in Europe, with all 2006 costs incurred during the first nine months of that year.
(2)	Includes impact of one-time stock bonus referred to in (4) below.
(3)	Percentage of total operating revenues.
(4)	For information on our use of Adjusted EBITDA in our reporting segments, see Note 16 to the consolidated financial statements included elsewhere in this prospectus.
(5)	‘‘Total Adjusted EBITDA’’ is calculated as the sum of our consolidated income (loss) from operations, plus depreciation and amortization and accretion of asset retirement obligations expense, in each case on a consolidated basis determined in accordance with GAAP, adjusted for a one-time stock bonus of $26.8 million granted in December 2006. We find Total Adjusted EBITDA to be useful as a measure for understanding the performance of our operations from period to period. We use Total Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. Adjustments relating to interest expense, income tax expense, depreciation and amortization and other income, net are each customary adjustments in the calculation of supplemental measures of performance. We believe such adjustments are meaningful because they are indicators of our core operating results and our management uses them to evaluate our business. Similarly, we believe that the one-time exclusion of share based compensation expense and the exclusion of accretion expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the debt and equity portions of our capital structure and not our core operating performance.
However, Total Adjusted EBITDA is not a measure of operating performance under GAAP and should not be considered as an alternative or substitute for GAAP profitability measures such as income (loss) from operations and net income (loss). Total Adjusted EBITDA as an operating performance measure has material limitations since it excludes the statement of operations impact of depreciation and amortization expense, accretion expense, other income/(expense), net, interest expense, net, the provision (benefit) for income taxes and share based compensation and therefore does not represent an accurate measure of profitability. We have significant intangible assets and amortization expense is a meaningful element in our financial statements and therefore its exclusion from Total Adjusted EBITDA is a material limitation. We have a significant amount of debt, and interest expense is a necessary element of our costs and therefore its exclusion from Total Adjusted EBITDA is a material limitation. We generally incur significant income taxes each year and the provision (benefit) for income taxes is a necessary element of our costs and therefore its exclusion from Total Adjusted EBITDA is a material limitation. In light of the foregoing limitations, we do not rely solely on Total Adjusted EBITDA as a performance measure and also consider our GAAP results. As a result, Total Adjusted EBITDA should be evaluated in conjunction with net income (loss) for complete analysis of our profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to Total Adjusted EBITDA. As Total Adjusted EBITDA is not defined by GAAP, our definition of Total Adjusted EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure.
Set forth below is a reconciliation for each period presented of Net income (loss) to Total Adjusted EBITDA:

	For the year ended Dec. 31,			For the nine months ended Sept. 30,
	2004	2005	2006	2006	2007
				(unaudited)
			(in thousands)
Net income (loss)	$40,122	$1,763	$(20,790)	$(10,160)	$29,454
Income tax benefit (expense)	90	(1,352)	(2,081)	(1,017)	(14,992)
Income (loss) before income taxes	40,032	3,115	(18,709)	(9,143)	44,446
Loss on debt extinguishment	(6,945)	—	(4,371)	(1,003)	—
Other income, net	3,860	1,281	3,163	(115)	392
Interest income	644	2,110	1,345	952	1,064
Interest expense	(7,037)	(2,498)	(12,629)	(6,291)	(33,700)
Operating income (loss)	49,510	2,222	(6,217)	(2,686)	76,690
Depreciation, amortization, and accretion	17,024	17,489	28,783	20,225	24,531
Non-cash stock compensation	—	—	26,768	—	—
Total Adjusted EBITDA	$66,534	$19,711	$49,334	$17,539	$101,221

 Risk Factors

Risks Related to Our Business

We may face flat or decreasing call volumes and reduced revenue per call in any or all of our markets for a variety of reasons, resulting in a decline in revenues and results of operations.

Our success depends on people using directory assistance services to obtain information and preferring our products and services to those of our competitors. Consumers can obtain information from multiple sources provided by various products, services and media outlets. The information provided by our services is accessible, for instance, through yellow pages print directories, the Internet and mobile devices other than wireless phones and through other technologies and protocols, such as automated directory assistance services, advertiser-supported services, which are free, and wireless application protocol equipped mobile devices. The use of automated directory assistance services or the Internet at work and at home may lead to changes in consumer preferences and habits and decrease or eliminate the demand for telephone-based or voice-based directory or information services. Acceptance of existing and developing technologies and protocols, such as automated directory assistance services, voice recognition and wireless application protocol, could adversely affect our business. Our call volume could decline if telephone users change their usage habits and rely on alternative media or technology as their primary source for information. Furthermore, in our North American wholesale markets, we typically provide our services under long-term contracts with corporate customers pursuant to which we receive a fixed price for each call we answer on behalf of these customers. Carriers typically retain the majority of the revenues from these calls. Revenue per call varies widely, and is determined by type of services provided, whether the call was handled by us onshore or offshore and the price the caller is charged. Our revenue per call in North America has declined from $0.34 in 2004 to $0.29 in 2006, principally as a result of competitive pressures and offshore call-handling procedures. We believe that the decline in revenue per call will continue but is expected to moderate slightly once the impact of offshore and alternative call-handling procedures is fully reflected in the wholesale market. A further decline in revenue per call would adversely affect our revenues and results of operations.

Our business depends on strong brands. If we fail to successfully maintain or enhance our brands or our brands fall out of favor with customers, our business and operating results will be adversely affected.

The brand portfolio that we have developed has significantly contributed to the success of our business. We believe that maintaining and enhancing our brands is critical to our ability to continue to expand our caller base and reach new customers and may require substantial investments by us in advertising and product development. In addition, our brands may fall out of favor with customers at any time. Competitor brands may displace our brands in popularity and awareness and result in reduced use of our products and services. Adverse messaging directed against, or negative publicity related to, any of our brands may harm the profile of our brands or reduce our market share. Any unforeseen or unpreventable uses of the images associated with our brands by persons other than us in a manner that we do not condone may harm our reputation and the public perception of our brands and materially reduce their value. If we fail to maintain or enhance our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected.

Future acquisitions, joint ventures, or other efforts to pursue additional growth strategies may not be successful or may strain our operations.

We have evaluated, and expect to continue to evaluate, a wide array of potential strategic acquisitions or business opportunities. If we fail to adequately address financial and operational risks associated with acquisitions or business opportunities, these activities may adversely affect our business.

These risks may include, among other things:

•	Failure to successfully source or consummate adequate acquisition opportunities;

•	Failure to achieve or realize expected synergies and cost savings;

•	Difficulties in brand-building in new or unrelated markets and geographic areas.

•	Difficulties in assimilating the operations, technology, information systems and personnel of an acquired company, including the inability to maintain uniform standards, controls and policies;

•	Diversion of management time and focus from operating our business to acquisition integration challenges;

•	Difficulties in entering into markets in which we have no direct prior experience and potential marketing expenses related thereto;

•	Use of cash resources, potentially dilutive issuances of equity securities and incurrence of additional debt and contingent liabilities;

•	Significant write-offs related to goodwill and amortization expenses related to other intangible assets;

•	The need to implement or remediate controls, procedures and policies appropriate for a public company at companies that prior to the acquisition lacked these controls, procedures and policies;

•	Cultural challenges associated with integrating employees from the acquired company into our organization; and

•	Retaining employees from the businesses we acquire.

Foreign acquisitions involve unique risks in addition to those described above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. The anticipated benefits of any acquisition may never be realized or may be realized only in part. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

We face significant challenges in launching new products and services across different markets and geographic areas.

An important part of our business strategy is to launch and promote new products and services designed to attract new customers, expand our business into new markets or services, or increase use of existing services. The adoption of our products and services in new or unrelated markets and geographic areas, however, may take significant time and expense, or involve a protracted and costly advertising campaign, and ultimately may not be successful. Potential customers, for instance, may have existing relationships with our competitors and may not want to make the transition to our products and services, or they may not recognize the relative benefit of a product or service and so refrain from using it.

In addition, we face varying challenges in different markets and geographic areas, depending on whether we are entering the market for the first time, the size of the market, the culture of the customers in that market, whether we can adapt our products and services to successfully compete in the market and whether we can successfully launch a new service, including a service unrelated to our current offerings. Entering a new market or geographic area, or launching a new product or service, may require substantial investment. No size investment, however, can ensure that we will succeed in the market or geographic area in the time-frame originally estimated or at all. Moreover, as a U.S. company, our product and services may not be well received in certain new foreign markets. These and other challenges may impact our launch of future brands, products or services in new or existing markets, which could have a material adverse effect on our operating results and financial condition.

Our trademark, brand and other intellectual property rights are valuable, and failure to protect them could reduce the value of our brands, products and services.

Our brand rights are important assets for us. We have registered and will continue to register trademarks as a means of protecting our brands. If we are not successful in protecting our trademark rights, our revenues, results of operations and cash flows may be adversely affected. In addition, effective trademark protection may be unavailable or limited in some countries in which we currently do not conduct business, and it may be more difficult for us to successfully challenge infringement of our brands in some countries due to the political or social environment or because the marks are not made available to us, for instance because they are already registered to another person. We cannot assure you that the efforts we have made to protect our proprietary rights will be sufficient or effective.

Although we seek to obtain patent protection for our innovations, protecting our intellectual property rights is costly and time consuming. Unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. In addition, some of our brands, products, services or innovations may not be protectable. Finally, the costs and resources associated with obtaining patent protection may lead us to choose not to protect certain innovations that later turn out to be important or not to protect certain innovations in certain jurisdictions. As a result, it is possible that, despite our efforts, the scope of any intellectual property protection we enjoy will be insufficient.

Any inability to achieve desired pricing levels could adversely affect our operating results.

We are subject to competitive pressures with respect to pricing that affect our revenues and could adversely affect our ability to maintain profitability. In our wholesale business, our pricing levels have declined and may continue to decline. The prices that we charge these wholesale customers are subject to the terms of our contracts. In the past, we have been able to offset price declines by lowering our costs through greater efficiencies, the use of offshore call centers and other methods. However, we may not be able to continue to reduce our costs in the future to offset competitive pricing pressure. In our branded retail businesses, any future price increases may result in call volume reduction. In addition, in the U.K. and Ireland the overall price charged to the caller on mobile calls in our branded retail business is determined by the wireless carrier. While we may not increase our price, a wireless carrier may increase the overall price for a directory assistance phone call. Wireless carriers may increase prices to the point where a large number of callers use directory assistance services less frequently or use other less expensive alternatives. Furthermore, while in the past we have maintained market leading shares in our branded retail business despite competitors offering lower prices, this may not continue to be the case. Competitors may begin to offer directory assistance services at a low enough price to either force us to reduce our prices or relinquish our market position. In either case, our operating results could be adversely affected.

A small number of companies dominate the telecommunications market and, as a result, our ability to grow in the United States wholesale market is dependent on factors over which we have limited control.

In our wholesale markets, we provide outsourced directory assistance services to telecommunications carriers and other corporate customers. We do not have direct relationships with individual callers in these markets. Rather, our customers maintain the direct relationships with the individual callers seeking directory assistance services, and thus are able to control a number of factors that could impact the volume of our wholesale business. For example, our wholesale customers are able to control the pricing terms, packages and services offered to callers. They may have conflicts of interest with us, and may not always act in the best interests of our company. As a result, they could introduce, amend or terminate or otherwise change any of the pricing terms, packages and services they offer to callers, or otherwise alter the terms of the relationships with individual callers, in such a way that could have an adverse effect on our operating results.

Mergers, acquisitions and alliances among telecommunications companies, which may involve both our customers and our competitors, may result in fewer carriers in the marketplace, lost carrier customers, increased negotiating leverage for newly affiliated carriers and more effective competitors, any of which could have an adverse effect on our business.

We generate a large portion of our revenues in the United States from a limited number of wholesale customers. If our contracts are terminated, if we fail to renew our contracts or if we do not meet our contractual obligations, our business in the United States could be adversely affected.

A limited number of wholesale customers, including Verizon Wireless and Sprint Nextel, account for a large portion of our revenues in the United States. Our contract with Sprint expires in 2010, and our contract with Verizon Wireless may be terminated by either party on six months’ notice. Although we have provided services to Verizon Wireless (and its predecessors) since 1996, during which period this contractual arrangement has been extended several times, we cannot assure you that this relationship will continue. In addition, contracts with some of our other wholesale customers are non-exclusive and/or allow the customer to direct call volume to alternative directory assistance services providers. If the volume of calls directed to us decreases, our revenues will be adversely affected.

We are also subject to contractual obligations that require us to provide specified levels of service to our wholesale customers. A failure to meet these specified service levels may require us to pay contractual monetary penalties. In addition, any of our wholesale customers may choose not to renew their contract or to terminate their contract. If we fail to extend or replace our contracts or our contracts are unilaterally terminated, our business could be adversely affected.

Existing and future regulations could increase our costs of operations, limit our growth in existing markets and our ability to enter into new markets, and may adversely affect our operations, financial results, and ability to execute our business strategy.

The offering of directory assistance and information services is regulated by various regulatory authorities in Europe and the United States. In Europe, while the European Union may set overall policy direction, each country controls its own implementation. As a result, the deregulation of the European directory assistance services market has not been uniform and the ongoing regulation may be unpredictable or inconsistent from country to country. The regulatory framework of each European country in which we operate affects our cost structure, how we provide services, how our services are priced, our access to data and our ability to market to individuals. Regulation may also be open to interpretation. For instance, in 2007, Telecom Italia, Italy’s largest telecommunications company, interpreted newly enacted regulation to effectively deny callers access to our ‘‘892 892’’ dial string. Cooperation from the relevant European regulatory entity is essential to ensure a fair market during the deregulation process and at all times thereafter. Lack of cooperation may result in higher operational, marketing and other costs or may preclude expansion in an existing market or entering into a new market altogether.

In the United States, the Federal Communications Commission, or the FCC, has jurisdiction over all U.S. telecommunications common carriers to the extent they provide interstate or international communications services, including, in our case, the use of our local networks to originate or terminate our services.

The application of the European regulators’ and the FCC’s current and/or future policies could have a material adverse effect on our business, operating results and financial condition. In addition, the adoption of new laws or regulations or changes to the existing regulatory framework, including potential regulations related to pricing, could adversely affect our business plans.

Other aspects of our services may be subject to state or federal regulation in the United States, Europe or elsewhere, such as regulations relating to the confidentiality of data and communications, copyright issues, the taxation of services or our ability to sell advertising or route calls or otherwise conduct our business. We cannot predict the actions that federal, state, and local regulators may take or what impact such actions would have on our business.

We rely heavily on vendors and any significant disruption in their services to us, a decline in the quality of their services or a similar development could result in a disruption of service to our customers and an adverse affect on our operating results.

We purchase outsourced call center services from third-party vendors for our businesses in France, Italy, Switzerland and the United States, including services provided by correctional facilities in the United States. In addition, we purchase network, telecommunications and other technical services from vendors throughout the world. We cannot guarantee that any such services will continue to be available to us on favorable or acceptable terms, or at all. Also, it is not possible for us to control the service quality of call centers to which we outsource. A decline in the quality of service provided by outsourced call centers could adversely affect our reputation and brand. Furthermore, if the markets in which we currently operate grow beyond our internal capacity to service them, we may have to rely more heavily on vendors. Any significant disruption in the operation of, or a decline in the quality of service provided by, one or more of our outsourced call centers or our vendors for network, telecommunications or technical services may cause interruptions in the services we provide to customers and may lead to decreases in call volumes and a decline in revenues. Furthermore, if we are unable to continue purchasing such services, or if the pricing terms at which we purchase them rise significantly, our operating results may be adversely affected.

Systems failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses or other attempts to harm our systems, or similar events. We may experience significant damage to or failure of our network, our connections to third parties, our computer hardware or software or our customers’ or suppliers’ computer hardware or software. Any such significant damage or failure could impair our collection, processing or storage of data, disrupt the provision of our services and result in the loss of current and potential customers. In addition, if call volumes increase, we may need to expand and/or upgrade our technology and network hardware and software. Capacity limits on our technology and network hardware and software may make it difficult for us to expand and upgrade our systems in a timely and economical manner.

We have service level agreements, or SLAs, in several of our contracts with our wholesale customers. SLAs obligate us to provide a specified level of service to these customers. Unforeseen system failures, delays and other unanticipated problems may prevent us from meeting the requirements of our SLAs which may lead to the imposition of financial penalties on us by the customer. While in the past such penalties have not been material, and typically have not exceeded $2.7 million per year, we cannot assure you that we will not experience larger system failures or similar problems in the future so that we suffer greater financial damage. In addition, with our callers, our success also depends on our ability to provide reliable services. Our ability to provide reliable services is dependent in large part on the efficient and uninterrupted operation of our computer and communications systems and those of third parties.

We may not be successful in displacing market incumbents in new markets we enter.

During the course of deregulation of the directory assistance market in Europe, we have entered into markets with established market leaders. In the U.K. and France, we were able to displace the regulated market incumbents by creating strong brand awareness through extensive advertising prior to deregulation. In addition, soon after establishing our market leading position we were able to decrease our advertising spending while maintaining our market share. While this strategy has been successful to date, it may not be as successful as we enter new markets. Regulated market incumbents, as the domestic wireline carrier, may use their direct access to market information in a way that is harmful to our interests. Competitors may learn from our success and seek to replicate our historical strategy thus interfering with our own entry into new markets. Our advertising may not create the brand awareness necessary to create market leading positions in the post-deregulation market. In addition, we may not be able to reduce our advertising spending as quickly in new markets if it becomes necessary to bolster our market position or strengthen our brands.

If we are unable to continue to retain and attract qualified senior management, our operations could be adversely affected.

Our future success depends in a large part upon the continued service of key members of our senior management team. In particular, our founder, Chairman and Chief Executive Officer, Robert Pines, is critical to our overall management, as well as to the development of our culture and strategic direction. We have no employment agreement with Mr. Pines or with certain other members of senior management. The loss of any of our management or key personnel could seriously harm our business. In addition, our success may depend upon our ability to attract qualified management personnel to join our company. Any inability to retain or attract the personnel we need to further develop our company could adversely affect our financial condition or results of operations.

If we are unable to obtain or adequately update our directory or information content at a reasonable cost, we may be unable to provide requisite levels of service.

Ultimately, the satisfaction of callers and our carrier customers, and our ability to renew and extend our current customer contracts and enter into new customer contracts, depends on the quality of services we provide. The quality of our services is directly related to the quality of our listings data and other content, including continued access to the names, telephone numbers and other information that we supply callers or that we use in providing our services. The availability, cost, quality and usefulness of such data varies widely across geographic regions and is often provided by our competitors. We have entered into over 30 agreements with the providers of data in the ordinary course of business, the terms of which vary widely. If we are unable to continue to obtain this data at a reasonable cost or we are unable to adequately update our directory or information content, we may be unable to maintain or improve the quality of our directory assistance services or to provide new products and services and our reputation and brand may be adversely affected.

Our operating results are significantly affected by our ability to accurately estimate the amount and timing of call volume, which is often subject to factors outside of our control.

Our operating results are significantly affected by our ability to accurately anticipate the amount and timing of the call volume we receive, whether pursuant to contractual relationships or otherwise. We incur significant staffing and general and administrative costs in expanding or contracting operations, as necessary, and in anticipation of additional or reduced call volume. If such call volume does not increase or decrease as anticipated, in the amount anticipated, or at all, our operating expenses may increase without a corresponding increase in revenues and our operating results may be adversely affected.

If we are unable to continue to attract and retain call center operators, our operations could be adversely affected.

Our success depends to a significant extent on the efforts and abilities of our call center operators, who we hire from the available labor pool. Our call center work force has a high degree of turnover. Turnover rates vary widely by market. In some of our markets, and as typical for the industry, annual turnover can approximate or even exceed 100%. High turnover results in high training costs and loss of time for such training. If turnover increases, we may have to pay significantly higher wages and other benefits to retain operators and avoid high turnover costs. In addition, currently, our owned call centers are not unionized. While we do not believe any of our call centers will unionize, if unionization were to occur, the collective bargaining process may require us to pay significantly higher wages and other benefits or may result in loss of operational flexibility. Furthermore, an increase in the statutory minimum wage in any jurisdiction in which we are located has the potential to increase our costs. Moreover, we find it more difficult to recruit and retain qualified individuals during periods of low unemployment and, therefore, may be subject to increasing pressure to offer higher wages and other benefits during such periods. Any inability to attract and retain call center operators, or any increase in wages or benefits for these operators, could have a negative effect on our operating results.

Any infringement of the intellectual property rights of others may negatively affect our operating results or financial condition.

Companies in the telecommunications industry own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition and enter into new markets, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination of such a claim could also prevent us from offering our products and services to others and may require that we procure substitute products or services.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may be required to develop alternative, non-infringing technology, which could require significant effort and expense. If we could not license or develop technology for the infringing aspects of our business, we would be forced to limit our product and service offerings and might be unable to compete effectively. Any of these results could harm our brand and operating results.

As a global business, we are subject to risks associated with our non-U.S. operations.

We have significant operations outside the United States, including call centers that we own and operate or to which we outsource in Albania, Austria, Canada, France, Ireland, Mauritius, Morocco, the Philippines, Switzerland, England and Wales. There are inherent risks in international operations, including:

•	changes in laws and regulations;

•	exchange controls and currency restrictions;

•	changes in local economic conditions;

•	exposure to possible expropriation or other government actions;

•	restrictions on our ability to repatriate dividends from our subsidiaries;

•	political instability and terrorist attacks;

•	political embargos or governmental prohibitions on commerce;

•	high inflation; and

•	potential natural disasters.

The impact of any of the preceding factors may increase significantly if they occur in a country in which we have a high concentration of call centers, such as in the Philippines.

Our international operations also expose us to different local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could harm our business, results of operations and financial condition.

If the U.S. dollar strengthens, our reported results of operations from our international businesses may be reduced.

In 2006, approximately 62% of our net operating revenues were denominated in currencies other than the U.S. dollar, and we expect our exposure to foreign currency exchange risk to increase to the extent we are able to expand our branded retail business internationally. For purposes of our consolidated financial statements, we translate our local currency financial statements into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may have a material adverse effect on our financial condition or results of operations. In addition, since approximately 73% of our total indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

Our credit agreements contain restrictions that limit our flexibility in operating our business.

Our credit agreements contain a number of significant financial and operating covenants that, among other things, restrict our ability to:

•	create or incur liens on our property;

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with our affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

In addition, under our credit agreements, we are required to satisfy and maintain specified financial ratios and tests. Compliance with these covenants and these ratios may prevent us from pursuing opportunities that we believe would benefit our business. Furthermore, events beyond our control may affect our ability to comply with those provisions, and we may not be able to comply with those ratios and tests. The breach of any of these covenants will result in defaults under the credit agreements, and the lenders could elect to declare all amounts borrowed under the credit agreements, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness. See ‘‘Description of Indebtedness.’’

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

All of our indebtedness under our credit facilities is at variable rates of interest and exposes us to interest rate risk. At September 30, 2007, we had $337 million and €85 million (approximately $121 million) of total debt outstanding. See ‘‘Description of Indebtedness.’’ If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash available for servicing our indebtedness would decrease.

Our quarterly and annual results of operations may vary due to a number of factors. As a result, you will not be able to rely on our results of operations in any particular period as an indication of our future performance.

In the future, as in the past, our quarterly and annual results of operations may vary significantly as a result of a number of factors, many of which are beyond our control, including:

•	expenses associated with the launch of new products and services;

•	delays or changes in the regulatory environment in any of our current or future markets;

•	changes in the telecommunications market, including the addition or withdrawal of carriers from the market and changes in technology;

•	the timing and expense of our call center network expansion or contraction, including changing staffing and infrastructure expenses related to anticipated call volume changes;

•	the addition or expiration of contracts with carrier customers;

•	changes in our pricing policies or those of our competitors, customers or suppliers;

•	lengthy sales and implementation cycles for new and extended contracts;

•	the timing of the commencement of our services under new or existing contracts with our carrier customers, which depends in part on such customers’ ability to adapt their networks and billing systems to allow them to transfer calls to us;

•	lack of market acceptance or delays or increased development costs related to the introduction of our services;

•	products or holiday demand, including extraordinary entertainment and sporting events;

•	weather and natural disasters;

•	social unrest and similar forms of civil disruption; and

•	general economic conditions.

For these reasons, you will not be able to rely on our results of operations for any particular period as an indication of any future results. Furthermore, if we fail to meet the expectations of securities industry analysts or investors, the market price of our Class A common stock could decline. Fluctuations in our operating results would likely increase the volatility of our Class A common stock price. See also ‘‘— Risks Related to this Offering and Ownership of Our Common Stock.’’

Risks Related to this Offering and Ownership of Our Common Stock

Our Class B Stock, which will entitle holders to 10 votes per share, will be held by our existing stockholders and following this offering will represent    % of the combined voting power of our outstanding common stock. As a result, you will have substantially limited ability to influence corporate matters.

Immediately following the consummation of this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share. Following this offering, all of our Class B common stock will be held by our existing stockholders, who collectively will hold approximately         % of the total voting power in our company and will be able to exercise control over our management and affairs and all matters requiring stockholder approval.

In particular, following this offering, the Tisch family will collectively own          shares of our outstanding Class B common stock and our founder, Chairman and Chief Executive Officer, Robert Pines, will own or control          shares of our outstanding Class B common stock representing, approximately         % and             %, respectively, of the voting power of our outstanding common stock. Together, the Tisch family and Mr. Pines will therefore have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. In addition, because of this dual class structure, our founders, directors, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of the outstanding shares of our common stock. This concentrated voting control means that you will have substantially limited ability to influence corporate matters and, as a result, we may take actions that our other stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

There is no existing market for our Class A common stock and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our Class A common stock. Although we intend to apply to list our Class A common stock on the                         , we cannot predict the extent to which investor interest in our company will lead to the development of a trading market in our Class A common stock, or how liquid that market might become. There can be no assurance that a market for our Class A common stock will ever exist. Accordingly, you may need to bear the economic risk of your investment for an indefinite period of time. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to resell your shares above the initial public offering price and may suffer a loss on your investment.

Our stock price may fluctuate significantly following the offering, and you could lose all or part of your investment as a result.

The trading price of our Class A common stock could be subject to wide price fluctuations in response to various factors, such as those listed in ‘‘— Risks Related to Our Business,’’ and the following, some of which are beyond our control:

•	actual or anticipated fluctuations in quarterly results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	introduction of new services or products by our competitors;

•	additions/departures of key personnel;

•	results of operations that vary from those of our competitors;

•	investors’ expectations as to our future financial and operating performance and that of our industry;

•	issuance of new or changed analysts’ reports, recommendations or projections;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	litigation and governmental investigation;

•	announcements by third parties of significant claims or proceedings against us;

•	future sales of our common stock; and

•	general domestic and international economic conditions.

Furthermore, the stock market may experience extreme volatility unrelated or disproportionate to the operating performance of our company. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance.

Future sales of our Class A common stock may cause our share price to fall.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering by existing stockholders or us, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise equity capital by selling common stock in the future at a time and at a price that we deem appropriate.

We, our directors and executive officers, the selling stockholders and certain of our significant stockholders have agreed not to, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of any shares of our common stock without the prior written consent of the representatives of the underwriters for a period of 180 days from the date of this prospectus, subject to certain exceptions. However, the representatives of the underwriters may in their sole discretion release any of the securities subject to the lock-up, at any time without notice. Sales of a substantial number of shares of our Class A common stock following the expiration of these lock-up periods could cause the market price of our Class A common stock to decline. See ‘‘Shares Eligible for Future Sale.’’ In addition, we have granted registration rights to certain holders of our common stock.

Provisions in our governing documents and Delaware law could discourage a takeover that stockholders may consider favorable.

Following the recapitalization, our amended and restated bylaws will contain provisions that could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Further, provisions of our amended and restated certificate of incorporation and amended and restated bylaws will impose various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. For instance, our governing documents will provide for a staggered board, require advance notice for proposals by stockholders and nominations, place limitations on convening stockholder meetings and authorize the issuance of preferred shares that could be issued by our board of directors to preclude a takeover attempt.

In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. Delaware law prohibits a publicly held corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner or the interested stockholder has acquired a designated percentage of our voting stock at the time it becomes an interested stockholder. These provisions and Delaware law may have the effect of delaying or preventing a change in control even if such transactions or changes would have significant benefits for stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, the disproportionate voting rights of the Class B common stock relative to the Class A common stock may make us a less attractive takeover target.

Because we do not anticipate paying dividends on our Class A common stock for the foreseeable future, you will not receive any return on your investment unless you sell your Class A common stock for more than you paid for it.

We do not anticipate paying any dividends on our Class A common stock for the foreseeable future. Therefore, you will not receive any return on an investment in our Class A common stock unless you sell your Class A common stock for more than you paid for it, which may not be possible. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions in our credit agreements and other agreements and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is currently and may in the future be limited by covenants of any outstanding indebtedness we or our subsidiaries incur. See ‘‘Description of Indebtedness.’’

Becoming a public company may increase our costs and disrupt the regular operations of our business.

Our business historically has operated as a privately-owned company, and we expect to incur additional legal, accounting, reporting and other expenses as a result of having publicly traded common stock. We will also incur costs that we have not previously incurred, including, but not limited to, costs and expenses for directors fees, increased directors and officers insurance, investor relations fees, expenses for compliance with the Sarbanes-Oxley Act of 2002 and rules implemented by the Securities and Exchange Commission and the exchange on which our Class A common stock will be listed, and various other costs as a public company. We will not, however, receive any proceeds from the sale of shares by the selling stockholders to offset these costs and will pay for such costs with cash on-hand.

Furthermore, the additional demands associated with being a public company may disrupt regular operations of our business by diverting attention of some of our most active senior transaction professionals away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities with clients and increasing difficulty in retaining transaction professionals and managing and growing our businesses, the occurrence of any of which could harm our business, financial condition and results of operations.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and Class A common stock price.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act. We are in the process of addressing our internal controls over financial reporting and are establishing formal policies, processes and practices related to financial reporting and the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization. We anticipate having such policies, processes and practices in place by the time we are required to comply with Section 404.

Additionally, we have begun the process of documenting our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Because we do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of deficiencies that could result in the conclusion that we have a material weakness in our internal controls. As a public entity, we will be required to comply with Section 404 by the time that we are required to file our Annual Report on Form 10-K for the year ending December 31, 2009, which is the first time that our management and our external auditors will be required to deliver reports on our internal controls in accordance with the Sarbanes-Oxley Act of 2002. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, and result in a breach of the covenants under our credit agreements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our Class A common stock.

 Forward-Looking Statements

Some of the statements under ‘‘Prospectus Summary,’’ ‘‘Risk Factors,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Business’’ and elsewhere in this prospectus may contain forward-looking statements which reflect our current views with respect to future events and financial performance. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘may,’’ ‘‘intends,’’ ‘‘seeks’’ or similar expressions, we are making forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, a number of important factors, including those factors described in ‘‘Risk Factors,’’ could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

•	reduced call volume in our markets;

•	changes in consumer preferences;

•	our ability to maintain and develop our brands;

•	future acquisitions;

•	the success of new products;

•	our ability to achieve desired pricing levels;

•	our relationship with significant customers;

•	legal and regulatory requirements;

•	the availability and effective operation of our network and other technology;

•	the level of competition in the directory assistance industry;

•	departure of key personnel;

•	our ability to attract and retain call center personnel;

•	encroachments on our intellectual property;

•	our international relations;

•	foreign currency exchange risk;

•	our level of indebtedness;

•	interest rate risks; and

•	other risk factors discussed in this prospectus and, from time to time, in our filings with the SEC.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

 Sources of Market and Industry Data

This prospectus includes market share and industry data and forecasts that we have obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys, as indicated below.

With respect to the following categories of information, except as otherwise indicated, we have derived industry data from the following sources:

•	eMarketer Inc. (independent research firm specializing in Internet, e-business and online marketing): data regarding the projected growth of mobile marketing in Europe and the United States;

•	Forrester Research, Inc.’s European Online Marketing Tops €16 Billion in 2012 report dated July 2007 and published by Forrester Research (independent technology and market research company): data regarding the online advertising markets in Europe; Forrester Research, Inc.’s U.S. Interactive Marketing Forecast, 2007 to 2012, report dated October 2007 and published by Forrester Research, and U.S. Online MarketingForecast: 2005 to 2010 report: data regarding the online advertising market in the United States;

•	Frost & Sullivan (global growth consulting company): data regarding revenues and call volumes for the directory assistance industry in the United States;

•	Gartner, Inc. (independent technology research and advisory company): data regarding SMS and MMS estimated volumes in Europe and the United States in 2006 and 2011;

•	The Kelsey Group, Inc. (independent market research firm focusing on market trends related to the yellow pages, electronic directories and local media): data regarding growth and revenue projections for the European and United States directory markets, including yellow pages, online and local search; and

•	The Pierz Group, LLC (independent consultants and analysts focusing on directory assistance and broader information services market): data regarding revenues and call volumes for the directory assistance industry in Europe.

With respect to the following categories of information, except as otherwise indicated, we have derived information regarding our market share and position from the following sources:

•	The Pierz Group, LLC: data regarding market share of branded directory assistance services in Europe;

•	Millward Brown’s (independent consulting firm) reports from January 2006 through and including August 2007: data regarding U.K. market share based on call volume;

•	ARCEP (French telecom regulator): data regarding call volume for the entire French market; and

•	LH2 (Company-sponsored third party survey) dated October 2007: market awareness of the ‘‘118 218’’ dial string in France.

Except as otherwise indicated, information regarding our market share and position in Ireland and Switzerland is based upon company estimates.

 Use of Proceeds

All of the shares of Class A common stock offered by this prospectus are being sold by selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

 Dividend Policy

Except as noted below, we do not anticipate paying any cash dividends on either class of our common stock, and instead intend to retain earnings, if any, for future operation and expansion of our business and for debt repayment. In addition, our ability to pay dividends and the amounts available to us to pay cash dividends are restricted by our debt agreements. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

During the fourth quarter of 2006, we amended and restated our credit agreement with our lenders and increased our borrowing capacity to $600 million. On December 1, 2006, we used a portion of this capacity to declare and pay a special, non-recurring dividend of approximately $297 million to our preferred and common stockholders.

DILUTION

We are not selling any shares of Class A common stock in this offering. There is no dilution resulting from the Class A common stock to be sold by the selling stockholders in this offering.

 Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2007 on an (i) actual basis, (ii) as adjusted to give effect to the recapitalization, which will occur immediately prior to the consummation of this offering, and (iii) as further adjusted for this offering.

This capitalization table should be read together with ‘‘Selected Consolidated Financial Data’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	September 30, 2007
	Historical	As adjusted for the recapitalization		As further adjusted for this offering
		(Unaudited)
	(in millions, except share amounts)
Cash, cash equivalents and restricted cash	$31,372	$		$
Long term debt, including current portion	$459,636	$		$
Stockholders’ equity (deficit):
Convertible preferred stock; $.01 par value; liquidation preference of $61,149 at September 30, 2007	327		—		—
Preferred stock; $.01 par value; none authorized or issued at September 30, 2007; shares authorized; none issued or outstanding as adjusted for the recapitalization or as further adjusted for this offering	—		—		—
Common stock; $.01 par value; 62,320,516 shares authorized; 24,303,860 shares issued and outstanding at September 30, 2007	243		—		—
Class A common stock; $.01 par value; none authorized or issued at September 30, 2007; shares authorized; shares issued and outstanding as adjusted for the recapitalization; shares issued and outstanding as further adjusted for this offering	—
Class B common stock; $.01 par value; none authorized or issued at September 30, 2007; shares authorized; shares issued and outstanding as adjusted for the recapitalization; shares issued and outstanding as further adjusted for this offering	—
Retained deficit	(169,122)
Additional paid in capital	1,889
Accumulated other comprehensive income	2,989
Total stockholders’ equity (deficit)	(163,674)
Total capitalization	$295,962	$		$

 Unaudited Pro Forma Condensed Consolidated Financial Information

On April 12, 2006, we acquired all of the outstanding stock of Kandel Limited (d/b/a Conduit), which we refer to as Conduit, of Dublin, Ireland for approximately $115.7 million, including $1.7 million in acquisition costs. The acquisition was financed through a $1 million payment from our wholly owned Luxembourg subsidiary, a $10 million payment from an independent venture capital firm and a draw down of €84 million (approximately $103 million) under our amended and restated credit facility. Immediately after the acquisition of Conduit, we exercised our right to purchase the independent venture capital firm’s ownership interest in Conduit by issuing to them 833,334 shares of our Series G preferred stock valued at $12 per share.

On September 13, 2006, we acquired Operator Service Company, LLC (d/b/a Excell) of Lubbock, Texas, for approximately $50.7 million, including $0.9 million in acquisition costs. We borrowed $47 million under our amended and restated credit facility to finance the acquisition.

The following table summarizes the allocation of the purchase prices and the estimated lives associated with the acquired intangible assets:

		Conduit	Excell
Assets Acquired (in thousands):
Property and equipment		$16,500	$6,300
Other net tangible assets		5,000	2,000
Deferred tax liability		(10,800)
Intangible assets:
Trademarks and trade names	Ten years	2,000	2,000
Patents	Five to twelve years	4,000	3,000
Customer relationships	Seven to fourteen years	15,000	21,000
Registration rights	Indefinite	22,000
Goodwill		62,000	16,400
		$115,700	$50,700

The following unaudited pro forma condensed consolidated financial information has been developed by application of pro forma adjustments to our historical consolidated financial statements appearing elsewhere in the prospectus, giving effect to our acquisitions of Conduit and Excell as if the acquisitions had occurred on January 1, 2006.

The pro forma adjustments do not reflect any adjustments associated with potential operating efficiencies and cost savings associated with combining the companies. A change in ownership bonus of $2.7 million paid to selling stockholders and certain employees of Excell is included in the 2006 pro forma net loss. The pro forma adjustments do not include any adjustments to selling, general and administrative expenses for any future operating changes. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the acquisitions actually occurred on January 1, 2006. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed financial information should be read in conjunction with the information contained in ‘‘Selected Historical Consolidated Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2006
(in thousands, except per share data)

	INFONXX Historical	Conduit Historical(a)	Excell Historical			Pro Forma Consolidated
	Year Ended December 31, 2006	Period from January 1, 2006 to April 11, 2006	Period from January 1, 2006 to September 12, 2006	Pro Forma Adjustments		Year Ended December 31, 2006
Operating revenues, net	$499,113	$20,434	$38,876	$—		$558,423
Operating expenses:
Operating costs	322,219	12,627	26,669	4,066	(b)	365,581
Selling, general and administrative	183,111	6,978	7,154	1,016	(b)	198,259
Total operating expenses	505,330	19,605	33,823	5,082		563,840
Income (loss) from operations	(6,217)	829	5,053	(5,082)		(5,417)
Other income (expense):
Interest income	1,345	20	—	—		1,365
Interest expense	(12,629)	(385)	—	(3,806	)(c)	(16,820)
Loss on debt extinguishment	(4,371)	—	—	—		(4,371)
Other income (loss), net	3,163	657	(2,932)	—		888
Total other income (expense), net	(12,492)	292	(2,932)	(3,806)		(18,938)
Income (loss) before income taxes	(18,709)	1,121	2,121	(8,888)		(24,355)
Income tax (expense) benefit	(2,081)	182	(721)	2,471	(d)	(149)
Net income (loss)	$(20,790)	$1,303	$1,400	$(6,417)		$(24,504)
Dividends paid on preferred shares	(179,253)	—	—	—		(179,253)
Net income (loss) available to common stockholders	$(200,043)	$1,303	$1,400	$(6,417)		$(203,757)
Basic net (loss) per share
Diluted net (loss) per share

(a)	Represents the historical profit and loss statement of Conduit after reclassifying certain amounts to conform with the presentation of INFONXX’s financial statements. The results in this column were prepared in conformity with generally accepted accounting principles in Ireland; however, they would not have been materially different had they been prepared in accordance with U.S. GAAP (see reconciliation on page F-48). Conduit’s consolidated profit and loss statement has been converted from Euros to U.S. dollars based on the March 31, 2006 exchange rate of €0.8268 to $1.00.
(b)	Operating costs and selling, general and administrative expenses. Gives effect to the addition of amortization expense of $2.4 million based on the estimated fair value of the amortizable intangible assets which are being amortized on a straight line basis over their estimated useful lives. Also, gives effect to the addition of increased depreciation expense of $2.7 million based on the estimated fair value of property and equipment which is being depreciated on a straight line basis over the estimated useful lives.
(c)	Interest expense. Gives effect to the addition of interest expense on additional borrowings of $147.6 million at an interest rate of 5.7% per annum under the Company’s amended and restated credit facility assuming the acquisitions of Conduit and Excell had occurred on January 1, 2006.
(d)	Income taxes. Adjusts the income tax expense for the adjustments (a) through (c) utilizing a 25.1% effective tax rate.

 Selected Historical Consolidated Financial Data

The information set forth below should be read in conjunction with the information under ‘‘Capitalization,’’ ‘‘Selected Historical and Unaudited Pro Forma Consolidated Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated financial statements and related notes included elsewhere in this prospectus.

The following table sets forth historical selected consolidated financial data. The selected financial data set forth below as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data set forth below as of December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and 2003 has been derived from our audited consolidated financial statements not included in this prospectus. The selected financial data set forth below as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 was derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include all adjustments that we consider necessary for a fair presentation of the financial information for such periods.

	Year ended December 31,											Nine Months ended September 30,
	2002		2003		2004		2005		2006			2006		2007
												(unaudited)
	(in thousands, except per share data)
Statement of Operations data:
Operating revenues, net		$74,134		$178,924		$283,755		$307,991		$499,113			$348,395		$478,234
Operating costs		63,051		144,871		182,343		197,750		322,219			229,633		281,597
Selling, general and administrative		19,472		64,955 (1)		51,902		108,019 (1)		183,111	(1)(2)		121,448 (1)		119,947
Income (loss) from operations		(8,389)		(30,902)		49,510		2,222		(6,217)			(2,686)		76,690
Interest income		184		347		644		2,110		1,345			952		1,064
Interest expense		(449)		(6,303)		(7,037)		(2,498)		(12,629)			(6,291)		(33,700)
Loss on debt extinguishment		—		—		(6,945)		—		(4,371)			(1,003)		—
Other income (expense), net		(682)		(905)		3,860		1,281		3,163			(115)		392
Income (loss) before income taxes		(9,336)		(37,763)		40,032		3,115		(18,709)			(9,143)		44,446
Income tax (expense) benefit		1,712		9,243		90		(1,352)		(2,081)			(1,017)		(14,992)
Income (loss) before cumulative effect of change in accounting principle		(7,624)		(28,520)		40,122		1,763		(20,790)			(10,160)		29,454
Cumulative effect of change in accounting principle, net of tax		—		(172)		—		—		—			—		—
Net income (loss)		(7,624)		(28,692)		40,122		1,763		(20,790)			(10,160)		29,454
Dividends on preferred stock		—		—		—		—		(179,253)			—		—
Net income (loss) available to common stockholders		$(7,624)		$(28,692)		$40,122		$1,763		$(200,043)			$(10,160)		$29,454
Basic earnings (loss) per share of common stock	$		$		$		$		$			$		$
Weighted average shares
Diluted earnings (loss) per share of common stock	$		$		$		$		$			$		$
Weighted average shares
Dividends declared per share of common stock	$		$		$		$		$			$		$

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2007
						(unaudited)
	(in thousands)
Balance Sheet data:
Current assets	$33,424	$62,827	$102,241	$106,743	$155,483	$181,371
Total assets	70,872	124,121	155,997	177,505	414,599	427,586
Current liabilities	25,402	56,250	45,311	80,390	102,089	121,362
Long-term debt, net of current portion	3,979	41,586	32,679	22,957	495,613	456,424
Total debt	9,477	48,195	42,831	31,031	499,016	459,636
Stockholders’ equity (deficit)	39,179	21,941	74,279	73,006	(197,860)	(163,674)

	Year ended December 31,					Nine Months ended September 30,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(in thousands)
Cash Flow data:
Depreciation & amortization	$6,663	$13,176	$16,990	$17,428	$28,718	$20,177	$24,479
Capital expenditures	13,655	27,496	9,443	28,147	21,688	17,851	6,118
Cash flows provided by (used in):
Operating activities	6,684	(19,124)	45,241	55,875	(5,259)	(38,683)	52,383
Investing activities	(15,191)	(29,094)	(10,495)	(28,688)	(190,953)	(182,631)	(6,199)
Financing activities	26,882	47,565	(13,737)	(9,921)	165,008	185,253	(48,291)

	Year ended December 31,										Nine Months ended September 30,
	2002		2003		2004		2005		2006		2006		2007
											(unaudited)
							(in thousands)
Operating Revenues by Segment:		(3)		(3)		(3)		(3)		(3)		(3)		(3)
Europe	$20	0%	$61,079	34%	$134,481	47%	$158,948	52%	$311,466	62%	$217,311	62%	$323,423	68%
North America	74,114	100%	117,845	66%	149,274	53%	149,043	48%	187,647	38%	131,084	38%	154,811	32%
Total	$74,134	100%	$178,924	100%	$283,755	100%	$307,991	100%	$499,113	100%	$348,395	100%	$478,234	100%
Adjusted EBITDA by Segment:(4)
Europe	$(5,843)		$(27,592)		$30,277		$(7,335)		$22,682		$(1,839)		$78,899
North America	4,117		9,927		36,257		27,046		26,652		19,378		22,322
Total(5)	$(1,726)		$(17,665)		$66,534		$19,711		$49,334		$17,539		$101,221

(1)	As we enter new markets, we incur initial advertising expenses during our brand launch period. In 2005 and 2006, we incurred $50.1 and $52.1 million, respectively, of advertising expense to launch new services in Europe, with all 2006 costs incurred during the first nine months of that year.
(2)	Includes impact of one-time stock bonus referred to in (4) below.
(3)	Percentage of total operating revenues.
(4)	For information on our use of Adjusted EBITDA in our reporting segments, see Note 16 to the consolidated financial statements included elsewhere in this prospectus.
(5)	‘‘Total Adjusted EBITDA’’ is calculated as the sum of our consolidated income (loss) from operations, plus depreciation and amortization and accretion of asset retirement obligations expense, in each case on a consolidated basis determined in accordance with GAAP, adjusted for a one-time stock bonus of $26.8 million granted in December 2006. We find Total Adjusted

EBITDA to be useful as a measure for understanding the performance of our operations from period to period. We use Total Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. Adjustments relating to interest expense, income tax expense, depreciation and amortization and other income, net are each customary adjustments in the calculation of supplemental measures of performance. We believe such adjustments are meaningful because they are indicators of our core operating results and our management uses them to evaluate our business. Similarly, we believe that the one-time exclusion of share based compensation expense and the exclusion of accretion expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the debt and equity portions of our capital structure and not our core operating performance.

However, Total Adjusted EBITDA is not a measure of operating performance under GAAP and should not be considered as an alternative or substitute for GAAP profitability measures such as income (loss) from operations and net income (loss). Total Adjusted EBITDA as an operating performance measure has material limitations since it excludes the statement of operations impact of depreciation and amortization expense, accretion expense, other income/(expense), net, interest expense, net, the provision (benefit) for income taxes and share based compensation and therefore does not represent an accurate measure of profitability. We have significant intangible assets and amortization expense is a meaningful element in our financial statements and therefore its exclusion from Total Adjusted EBITDA is a material limitation. We have a significant amount of debt, and interest expense is a necessary element of our costs and therefore its exclusion from Total Adjusted EBITDA is a material limitation. We generally incur significant income taxes each year and the provision (benefit) for income taxes is a necessary element of our costs and therefore its exclusion from Total Adjusted EBITDA is a material limitation. In light of the foregoing limitations, we do not rely solely on Total Adjusted EBITDA as a performance measure and also consider our GAAP results. As a result, Total Adjusted EBITDA should be evaluated in conjunction with net income (loss) for complete analysis of our profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to Total Adjusted EBITDA. As Total Adjusted EBITDA is not defined by GAAP, our definition of Total Adjusted EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure.

Set forth below is a reconciliation for each period presented of Net income (loss) to Total Adjusted EBITDA:

	For the year ended Dec. 31,			For the nine months ended Sept. 30,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Net income (loss)	$40,122	$1,763	$(20,790)	$(10,160)	$29,454
Income tax benefit (expense)	90	(1,352)	(2,081)	(1,017)	(14,992)
Income (loss) before income taxes	40,032	3,115	(18,709)	(9,143)	44,446
Loss on debt extinguishment	(6,945)	—	(4,371)	(1,003)	—
Other income, net	3,860	1,281	3,163	(115)	392
Interest income	644	2,110	1,345	952	1,064
Interest expense	(7,037)	(2,498)	(12,629)	(6,291)	(33,700)
Operating income (loss)	49,510	2,222	(6,217)	(2,686)	76,690
Depreciation, amortization, and accretion	17,024	17,489	28,783	20,225	24,531
Non-cash stock compensation	—	—	26,768	—	—
Total Adjusted EBITDA	$66,534	$19,711	$49,334	$17,539	$101,221

Management’s Discussion And Analysis Of Financial Condition
 And Results Of Operations

You should read the following discussion of our results of operations and financial condition with the sections entitled ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information’’ and ‘‘Selected Historical Consolidated Financial Data’’ and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the ‘‘Risk Factors’’ section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Business Overview

In evaluating our financial condition and operating performance, our management considers many factors, including revenue growth, profitability, the cost of launching new brands, the value our brands provide to consumers, the reliability and efficiency of our network and our systems, and the activities of our competitors.

We have a history of growing our revenues and increasing profitability. Our revenues have grown from $283.8 million in 2004 to $499.1 million in 2006. We have grown revenues by launching new services, entering new markets and increasing revenue per call in existing markets. In 2003, we invested heavily in launching our branded directory assistance services in the U.K. The U.K. launch was followed by branded directory assistance service launches in Italy in 2005 and in France and Switzerland in 2006. Also in 2006, we expanded our service offerings in the United States and the U.K. and entered the Austrian, Irish and Swiss markets through acquisitions. We have increased our profitability by investing in offshore, low cost call centers and reducing interconnect, data, transmission and other related costs.

In reviewing the financial performance of our branded businesses in Europe, our management distinguishes between the cost of launching a branded service and the ongoing cost of maintaining that branded service. A significant portion of the costs of launching branded services in a new market include advertising expenses incurred at and around the time of deregulation to promote and establish awareness of our brand and, to a lesser extent, the cost of setting up call center operations, which may include capital expenditures for facilities and equipment, increased labor costs and other operational support costs. While these activities compose a large percentage of our selling, general and administrative expenses in the launch year, our entry into a new market does not immediately result in increased revenues. As a result, our operating results in 2005 and 2006 were significantly affected by the costs associated with launching our brands and services in France, Italy and in Switzerland. The costs associated with maintaining a branded service are considerably lower than the costs associated with launching new brands and services, and typically include ongoing advertising and sponsorships, and data, interconnection and other operating expenses. We consider our branded directory assistance services in the U.K., France, Ireland, Italy, Austria and Switzerland as fully launched.

For financial reporting purposes, we operate in two segments: Europe and North America. We handle more calls in Europe than any other retail directory assistance service provider. We provide branded retail directory assistance and enhanced information and help services directly to customers in Austria, France, Ireland, Italy, Switzerland and the U.K. In January 2007, we also began offering 118//Media — a suite of advertising-based services — in the U.K. and Ireland to small, medium and large businesses. In the United States we provide outsourced directory assistance services to telecommunications carriers and other customers.

We acquired Conduit in April 2006, which provided us entry into the directory services markets in Ireland, Austria and Switzerland and expanded our presence in the U.K. We acquired Excell in September 2006, which broadened our product offerings, expanded our directory assistance customer base and provided us entry into the customer care market, including food ordering, in North America. The results of these businesses are included in our consolidated financial statements since the respective dates of acquisition. For the nine months ended September 30, 2007, Conduit and Excell constituted $72.8 million and $41.5 million of our operating revenues, respectively.

Operating Revenues

We earn revenues primarily on a per call basis by providing directory assistance services to callers in Europe and North America.

Europe

In most of our European branded retail markets, customers using directory assistance services are charged a fixed price per call plus a price per minute for each minute of use. We retain the majority of revenues from these calls in these markets. In Europe, our average revenue per call was $1.32 in 2006, which is up from $1.13 in 2005. Revenue per call varies widely and is determined by length of call, type of services provided and the price the customer is charged. We answered approximately 236 million calls in Europe in 2006, which is up from 140 million in 2005, as a result of our entry into France in early 2006 and our 2006 acquisition of Conduit. We believe that the long-term trend of retail price increases in the European market will continue for the foreseeable future, and we believe that overall revenues will increase as new services are introduced and adopted by consumers.

North America

In our North American wholesale markets, we typically provide our services under long-term relationships and receive a fixed price for each call we answer on behalf of our customers. Carriers typically retain the majority of the revenues from these calls. In this market, average revenue per call was $0.29 in 2006, $0.32 in 2005 and $0.34 in 2004. The decline was primarily due to the addition of low cost services from the Excell acquisition as well as the competitive market environment. Revenue per call varies widely, and is determined by type of services provided, whether the call was handled onshore or offshore and the price the customer is charged. We responded to over 770 million calls in North America in 2006, on a pro forma basis, up from 470 million calls in 2005, as a result of new customer growth and the acquisition of Excell. We believe that the decline in revenue per call will continue but moderate slightly as the impact of offshore and alternative call-handling procedures is fully reflected in the wholesale market.

Operating Costs

Operating costs include the salaries and benefits of our customer service representatives and call center management, call center facilities rent, utilities and maintenance, costs of our global telecommunications network and related maintenance costs, the depreciation related to call center facilities and telecommunications equipment and, in Europe, the costs of billing and interconnection. We process our call volume in company-owned call centers in Austria, Canada, Ireland, the Philippines, Switzerland, England, the United States and Wales, and through outsourced call centers in Albania, France, Mauritius, Morocco, the Philippines, Switzerland and the United States.

Our operating costs are affected by our ability to accurately estimate the amount of call volume we will receive in any given period. For example, overestimating call volume results in our overstaffing customer service representatives so that our operating costs increase without providing a corresponding increase in revenue. Underestimating call volumes results in decreased staffing of customer service representatives, which impacts quality and could result in service level agreement penalties. To mitigate this uncertainty, we monitor call volumes and work to adjust our customer service representative staffing to meet current and anticipated needs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include advertising expenses and the costs of operational support functions such as sales, marketing, finance, information technology, administration and management and executive management, as well as depreciation and intangibles amortization related to support activities.

We incur advertising expenses promoting our branded retail services in Europe. When a country is ready to deregulate and we decide to compete in that market, we may incur substantial losses in that market, including launch-related advertising expenses and other costs, which historically have been very high relative to the costs of maintaining the brands. These losses are typically incurred for several months prior to and after the start of deregulation of a market. Losses related to our launches in France and Italy had a significant impact on our operating results in 2005 and 2006.

Impact of Foreign Currency Translation

Approximately 62% of our operating revenues are earned in Euros and British Pounds. We expect that our exposure to foreign currency exchange risk will increase to the extent we are able to expand our branded retail business internationally. For purposes of our consolidated financial statements, we translate our local currency financial statements into U.S. dollars. Our foreign currency translation gain/loss is recognized in other comprehensive income.

Our 2006 and 2007 results have been favorably impacted by the weakening of the U.S. dollar relative to the Euro and the British Pound.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. U.S. GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within U.S. GAAP that our management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Our management regularly assesses these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

We believe our accounting policies related to stock-based compensation, income taxes, goodwill and intangible assets and related impairment assessments are our critical accounting policies because they are important to the portrayal of our financial condition or results of operations and they require critical management estimates and judgments about matters that are uncertain.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for employee stock options using the intrinsic-value method in accordance with the provisions of Accounting Principles Board, or APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock options generally was measured as the excess, if any, of the estimated fair value of our common stock over the amount an employee must pay to acquire the common stock on the date that both the exercise price and the number of shares to be acquired pursuant to the option are fixed. We had adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, and used the minimum value method of valuing stock options as allowed for non-public companies.

In December 2004, the Financial Accounting Standards Board issued SFAS 123(R), Share-Based Payment, which revised SFAS No. 123 and superseded APB No. 25. SFAS 123(R) focuses primarily on transactions in which an entity obtains employee services in exchange for share-based payments. Under SFAS 123(R), an entity is generally required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award, with such cost recognized over the applicable requisite service period. In addition, SFAS 123(R) requires an entity to provide certain disclosures in order to assist in understanding the nature of share-based payment transactions and the effects of those transactions on the financial statements. The provisions of SFAS 123(R) are required to be applied as of the beginning of the first interim or annual reporting period of an entity’s first fiscal year that begins after December 15, 2005.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R) using the prospective transition method, which required us to apply the provisions of SFAS 123(R) only to awards newly granted, modified, repurchased or cancelled after the adoption date. Under this transition method, our stock-based compensation expense recognized beginning January 1, 2006 was based on the grant date fair value of stock option awards we granted or modified after January 1, 2006. We recognized this expense on a straight-line basis over the expected vesting terms of such awards.

We estimated the grant date fair value of stock option awards in 2006 under the provisions of SFAS 123(R) using the Black-Scholes option valuation model with the following assumptions:

Expected life in years	5
Expected forfeiture rate	15%
Volatility	50%
Risk free rate of return	4.59% to 5.1%
Dividend Rate	0%

During the year ended December 31, 2006, we recorded non-cash stock-based compensation expense of approximately $0.4 million under SFAS 123(R). In future periods, stock-based compensation expense is expected to increase as we issue additional equity-based awards to continue to attract and retain key employees. As of December 31, 2006, total unrecognized compensation cost related to stock-based awards granted to employees was approximately $1.5 million, which is expected to be recognized through 2010.

We did not grant any options or other equity awards during the nine months ended September 30, 2007. However, under SFAS 123(R), we were required to re-measure certain instruments that are being accounted for as liability awards (185,000 SARS) and stock options issued to a non-employee for which the services required under the arrangement have been completed, which required a determination of fair market value at September 30, 2007. As of September 30, 2007, total unrecognized compensation cost related to stock-based awards granted to employees was approximately $2.4 million, which is expected to be recognized through 2011.

Additionally, SFAS 123(R) requires that we recognize compensation expense only for the portion of stock options that are expected to vest, assuming an expected forfeiture rate in determining stock-based compensation expense, which could affect the stock-based compensation expense recorded if there is a significant difference between actual and estimated forfeiture rates. Our estimated forfeiture rate for the year ended December 31, 2006 and the nine months ended September 30, 2007 was 15%.

As noted above, we use the Black-Scholes option pricing model to estimate the calculated value of granted stock options. The use of option valuation models requires the input of highly subjective assumptions including the expected life and the expected stock price volatility. Additionally, the recognition of expense requires the estimation of the number of options that will ultimately vest and the number of options that will ultimately be forfeited. Accordingly, the use of different estimates and assumptions can have a significant impact on the amount of stock-based compensation that is measured and recognized.

At September 30, 2007, we had 185,000 Stock Appreciation Right awards (SARs) outstanding that are accounted for as liability instruments in accordance with SFAS 123(R). During the period we were a nonpublic entity, we chose to account for our liability awards using the intrinsic value method as permitted under SFAS 123(R). As such, we re-measured our liability at each reporting date through September 30, 2007.

Effective upon our initial filing of our registration statement with the Securities and Exchange Commission on December 14, 2007, we were required to account for liability awards using the fair value method. For the three months ended December 31, 2007, we will compute the fair value of these awards and recognize the incremental amount of measured cost for the difference between the fair value and the intrinsic value recorded at September 30, 2007. Our preliminary estimates indicate the impact of this change to be approximately $1 million, which will be recognized as a cumulative effect of a change in accounting principle as reduction in net income. We plan to re-measure the fair value at each balance sheet date until settlement.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, ‘‘Accounting for Income Taxes,’’ referred to as SFAS 109, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries because such amounts are expected to be reinvested indefinitely.

At December 31, 2006, our balance sheet included a deferred tax asset of $7.8 million for the assumed utilization of foreign net operating loss carryforwards that expire in 2025. The Company has not recorded a deferred tax asset of $8.1 million relating to the exercise of employee stock options under SFAS 123(R). We have provided a $35.2 million valuation allowance, of which we have a $31.6 million valuation allowance against the $39.4 million deferred tax asset for state, federal, certain foreign net operating loss carryforwards and federal tax credits due to the uncertainty that they can be realized. The utilization of net operating loss carryforwards is an estimate based on a number of factors beyond our control, including the level of taxable income available from successful operations in the future. If we are unable to utilize the federal net operating loss carryforwards, it may result in incremental tax expense in future periods.

Our annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of judgment and are based on the latest information available at the time. We are subject to audit within the federal, state and international taxing jurisdictions, and these audits can involve complex issues that may require an extended period of time to resolve. We maintain reserves for estimated tax exposures, which are ultimately settled primarily through the settlement of audits within these tax jurisdictions, changes in applicable tax law, or other factors. We believe that an appropriate liability has been established for financial statement purposes; however, actual results may differ from these estimates.

Furthermore, we have obtained certain tax benefits through our operations of call centers in the Philippines. We expect these tax benefits to expire in 2009. While it is not currently possible to quantify the resulting increase in tax liability, the expiration of the tax benefit will likely raise the cost of our overseas call center operations.

Goodwill and Other Intangible Assets and Related Impairments

Goodwill and intangible assets result from the acquisitions during 2006 of Conduit, Excell and 1818 Auskunft AG, Zurich, which held the rights to the dial string 1818 in Switzerland. Our indefinite-lived intangible assets consist of registration rights for the exclusive use of dial strings in European markets. These assets have been determined to be indefinite lived as the assets are expected to generate cash flows indefinitely, there is a nominal annual renewal fee and there are no legal or regulatory constraints on the use of these assets, and there are no known uncertainties that would limit the lives. We periodically assess each of our dial string assets as to whether there has been any change in such factors in the markets in which these dial strings are used. Our finite lived intangible assets consist of customer relationships, trademarks and tradenames and patents which are amortized over their estimated useful lives.

We account for these amounts in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, or SFAS 141, which requires that we identify specific intangibles in acquisitions, and that these intangibles are recorded at their fair values based upon estimates of the future economic benefits expected to result from ownership, which represents the amount at which the assets could be bought or sold in a current transaction between willing parties; that is, other than in a forced or liquidation sale.

In addition, we account for goodwill and indefinite-lived intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142. We test our goodwill for impairment annually on October 1st or more frequently if events or circumstances, such as a business climate change or loss of significant customers, indicate impairment may exist. We perform the evaluation of impairment in two steps. In the first step, we determine the fair value of the reporting unit utilizing an income-based approach, specifically a discounted cash flow methodology. Under this methodology, projected cash flows are discounted using a weighted average cost of capital. If the net book value of the reporting unit were to exceed the fair value, we then perform the second step of the impairment test, which requires allocation of the reporting unit’s fair value to all of our assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. An impairment charge would be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying value.

Indefinite-lived intangible assets are tested for impairment annually on October 1st and on an interim basis if events or changes in circumstances between annual tests indicate that such assets might be impaired. The impairment test requires the determination of the fair value of the intangible asset. We determine the fair value using an income-based approach, specifically a relief from royalty methodology. The premise of this valuation methodology is the assumption that an operator of a company would be compelled to pay the rightful owner of the intangible asset if the operator did not have the legal right to utilize the subject intellectual property. Since ownership of the asset relieves a company from making such payments (royalties), the financial performance of the company is enhanced to the extent such royalty payments are avoided. The royalty is expressed as a percentage of pre-tax revenues. If the fair value of the intangible asset is less than its carrying value, an impairment loss would be recognized in an amount equal to the difference. The asset will then be carried at its new fair value.

We evaluate the net realizable value of amortizable intangible assets whenever events or changes in business circumstances indicate the carrying amount of the assets may not be recoverable. Estimated undiscounted future cash flows are used to measure whether the assets are recoverable. Impairment, if any, is then recorded based on the excess of the asset’s carrying value over its fair value. The asset would then be carried at its new fair value.

For the year ended December 31, 2006, we completed our goodwill impairment test on October 1st by carrying forward the detailed determination of the fair value of our reporting units resulting from the Conduit acquisition in April 2006 and the Excell acquisition in September 2006, as we concluded the results of the reporting units for the period from acquisition to our testing date were consistent with the projections used to value the acquired companies and our testing date of October 1st was in close proximity to the purchase accounting dates.

Our management makes certain estimates and assumptions in order to determine the fair value of net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows and cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Estimating future cash flows requires significant judgment, and our projections may vary from cash flows eventually realized. Our valuations employ a combination of present value techniques to measure fair value which are corroborated by comparisons to estimated market multiples. We base our valuations on a discount rate determined by our management to be consistent with industry discount rates and the risks inherent in our current business model. Changes in assumptions can have significant impact on the valuations of reporting units or on the fair value of the indefinite lived intangible assets.

We cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill and other intangible assets, which totaled approximately $163 million at December 31, 2006. Such events may include strategic decisions made in response to economic and competitive conditions, changes in the regulatory environment in Europe or the United States or material negative changes in our relationships with material customers.

Results of Operations

The following table sets forth selected statement of operations information for each of the periods indicated and as a percentage of total operating revenues:

	Year ended December 31,								Nine Months ended September 30,
	2004		2005			2006			2006		2007
									(unaudited)
	(in thousands)
Statement of Operations Data:		(1)			(1)			(1)		(1)		(1)
Operating revenues	$283,755	100%	$307,991		100%	$499,113		100%	$348,395	100%	$478,234	100%
Operating costs	182,343	64%	197,750		64%	322,219		65%	229,633	66%	281,597	59%
Gross profit	101,412	36%	110,241		36%	176,894		35%	118,762	34%	196,637	41%
Selling, general and administrative	51,902	18%	108,019	(2)	35%	183,111	(2)(3)	36%	121,448 (2)	35%	119,947	25%
Income (loss) from operations	49,510	18%	2,222		1%	(6,217)		−1%	(2,686)	(1)%	76,690	16%
Operating Revenues by Segment:(4)
Europe	134,481	47%	158,948		52%	311,466		63%	217,311	62%	323,423	68%
North America	149,274	53%	149,043		48%	187,647		37%	131,084	38%	154,811	32%
Total	283,755		307,991			499,113			348,395		478,234
Adjusted EBITDA by Segment:(5)
Europe	30,277		(7,335)			22,682			(1,839)		78,899
North America	36,257		27,046			26,652			19,378		22,322
Total(6)	$66,534		$19,711			$49,334			$17,539		$101,221

(1)	Percentage of total operating revenues.
(2)	As we enter new markets, we incur initial advertising expenses during our brand launch period. In 2005 and 2006, we incurred $50.1 and $52.1 million, respectively, of advertising expense to launch new services in Europe, with all 2006 costs incurred during the first nine months of that year.
(3)	Includes impact of one-time stock bonus referred to in (4) below.
(4)	This also represents our operating revenue by geographic region.
(5)	For information on our use of Adjusted EBITDA in our reporting segments, see Note 16 to the consolidated financial statements included elsewhere in this prospectus.
(6)	‘‘Total Adjusted EBITDA’’ is calculated as the sum of our consolidated income (loss) from operations, plus depreciation and amortization and accretion of asset retirement obligations expense, in each case on a consolidated basis determined in accordance with GAAP, adjusted for a one-time stock bonus of $26.8 million granted in December 2006. We find Total Adjusted EBITDA to be useful as a measure for understanding the performance of our operations from period to period. We use Total Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. Adjustments relating to interest expense, income tax expense, depreciation and amortization and other income, net are each customary adjustments in the calculation of supplemental measures of performance. We believe such adjustments are meaningful because they are indicators of our core operating results and our management uses them to evaluate our business. Similarly, we believe that the one-time exclusion of share based compensation expense and the exclusion of accretion expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the debt and equity portions of our capital structure and not our core operating performance.
However, Total Adjusted EBITDA is not a measure of operating performance under GAAP and should not be considered as an alternative or substitute for GAAP profitability measures such as income (loss) from operations and net income (loss). Total Adjusted EBITDA as an operating performance measure has material limitations since it excludes the statement of operations impact of depreciation and amortization expense, accretion expense, other income/(expense), net, interest expense, net, the provision (benefit) for income taxes and share based compensation and therefore does not represent an accurate measure of profitability. We have significant intangible assets and amortization expense is a meaningful element in our financial statements and therefore its exclusion from Total Adjusted EBITDA is a material limitation. We have a significant amount of debt, and interest expense is a necessary element of our costs and therefore its exclusion from Total Adjusted EBITDA is a material limitation. We generally incur significant income taxes each year and the provision (benefit) for income taxes is a necessary element of our costs and therefore its exclusion from Total Adjusted EBITDA is a material limitation. In light of the foregoing limitations, we do not rely solely on Total Adjusted EBITDA as a performance measure and also consider our GAAP results. As a result, Total Adjusted EBITDA should be evaluated in conjunction with net income (loss) for complete analysis of our profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to Total Adjusted EBITDA. As Total Adjusted EBITDA is not defined by GAAP, our definition of Total Adjusted EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure.
Set forth below is a reconciliation for each period presented of Net income (loss) to Total Adjusted EBITDA:

	For the year ended Dec. 31,			For the nine months ended Sept. 30,
	2004	2005	2006	2006	2007
				(unaudited)
			(in thousands)
Net income (loss)	$40,122	$1,763	$(20,790)	$(10,160)	$29,454
Income tax benefit (expense)	90	(1,352)	(2,081)	(1,017)	(14,992)
Income (loss) before income taxes	40,032	3,115	(18,709)	(9,143)	44,446
Loss on debt extinguishment	(6,945)	—	(4,371)	(1,003)	—
Other income, net	3,860	1,281	3,163	(115)	392
Interest income	644	2,110	1,345	952	1,064
Interest expense	(7,037)	(2,498)	(12,629)	(6,291)	(33,700)
Operating income (loss)	49,510	2,222	(6,217)	(2,686)	76,690
Depreciation, amortization, and accretion	17,024	17,489	28,783	20,225	24,531
Non-cash stock compensation	—	—	26,768	—	—
Total Adjusted EBITDA	$66,534	$19,711	$49,334	$17,539	$101,221

At December 31, 2005 and 2006, the net book value of our property, plant and equipment in the following geographic regions was:

	December 31,
	2005	2006
North America	$25,752	$30,391
Europe	18,811	38,379
Asia	14,195	11,370
Total	$58,758	$80,140

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Operating Revenues.    Operating revenues were $478.2 million for the nine months ended September 30, 2007, an increase of $129.8 million, or 37.3%, from $348.4 million for the nine months ended September 30, 2006. Conduit and Excell contributed $73.9 million to the increase, with the respective results included in our consolidated financial statements for the full nine month period in 2007 compared to approximately six months for Conduit and one month for Excell in the same period in 2006. Excluding the impact of Conduit, operating revenues in our Europe segment were $250.6 million for the nine months ended September 30, 2007, an increase of $70.9 million, or 39.5%, from $179.7 million for the nine months ended September 30, 2006. Revenue growth in our Europe segment was driven by a price increase in the United Kingdom, post-deregulation volume growth in France, the launch of 118//Media. Excluding the impact of Excell, operating revenues in the North America segment were $113.3 million for the nine months ended September 30, 2007, a decrease of $15.0 million, or 11.7%, from $128.3 million for the nine months ended September 30, 2006, largely due to one of our major customers experiencing a decline in volume. Management expects this trend with this customer to continue in the short term.
Operating Costs.    Operating costs were $281.6 million for the nine months ended September 30, 2007, an increase of $52.0 million, or 22.6%, from $229.6 million for the nine months ended September 30, 2006. Operating costs for Conduit and Excell contributed $59.3 million to the increase. Excluding the impact of the acquisition of Conduit, operating costs in our Europe segment were $108.2 million for the nine months ended September 30, 2007, an increase of $6.6 million, or 6.5%, from $101.6 million for the nine months ended September 30, 2006. This increase was largely driven by the launch of 118//Media. Excluding the impact of the acquisition of Excell, operating costs in our North America segment were $82.3 million for the nine months ended September 30, 2007, a decrease of $14.0 million, or 14.5%, from $96.3 million for the nine months ended September 30, 2006. This decrease is due to general expense management and lower call center costs as we were able to adjust our agent labor to match changes in volume.

Gross Profit.    Gross profit for the nine months ended September 30, 2007 was $196.6 million, an increase of $77.8 million, or 65.5%, from $118.8 million for the nine months ended September 30, 2006. The acquisitions of Conduit and Excell contributed $14.6 million to this increase. Excluding the impact of the Conduit acquisition, gross profit in our Europe segment was $142.4 million for the nine months ended September 30, 2007, an increase of $64.3 million, or 82%, from $78.1 million for the nine months ended September 30, 2006. The increase in our Europe segment was driven by continued revenue growth in the U.K., declining investment spending in France as we completed our launch period and volume growth in France, partly offset by costs associated with our launch of 118//Media. Excluding the impact of the Excell acquisition, gross profit for our North America segment was $31.0 million for the nine months ended September 30, 2007, a decrease of $1.0 million, or 3.0%, from $32.0 million for the nine months ended September 30, 2006. Operating margin for the Europe segment, excluding the impact of the Conduit acquisition, was 56.8% for the nine months ended September 30, 2007 compared with 43.5% for the nine months ended September 30, 2006. Operating margin in the North American segment, excluding the impact of the Excell acquisition, was 27.4% for the nine months ended September 30, 2007 compared with 24.9% for the nine months ended September 30, 2006. Overall our consolidated gross profit margin was 41.1% for the nine months ended September 30, 2007 compared to 34.1% for the nine months ended September 30, 2006.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $119.9 million for the nine months ended September 30, 2007, a decrease of $1.5 million, or 1.2%, from $121.4 million for the nine months ended September 30, 2006. Selling, general and administrative expenses for Conduit and Excell increased by $14.3 million. Excluding the impact of the acquisition of Conduit and Excell, selling, general and administrative expenses were $98.1 million for the nine months ended September 30, 2007, a decrease of $15.8 million, or 13.9%, from $113.9 million for the nine months ended September 30, 2006. The decrease was driven by lower advertising expense in 2007 as we completed our initial launch period in France and Italy, which was partially offset by costs incurred in relation to this offering and exploring a potential acquisition.

Net Interest Expense.    Net interest expense was $32.6 million for the nine months ended September 30, 2007, an increase of $27.3 million from $5.3 million for the nine months ended September 30, 2006, as a result of increased borrowings related to the acquisitions of Conduit and Excell, and the payment of approximately $297 million as a special dividend in December 2006.

Other Income (Expense).    In the nine months ended September 30, 2007, other income of $0.4 million was comprised mostly of gains on foreign currency transactions. In the nine months ended September 30, 2006, other expense was $1.1 million, primarily related to a loss on debt extinguishment.

Income Tax.    For the nine months ended September 30, 2007, we had tax expense of $15.0 million on pretax income of $44.4 million, resulting in a 33.8% effective tax rate as increases to the valuation allowance were offset by benefits from the tax holiday in the Philippines. The tax expense represents an increase of $14.0 million from $1.0 million for the nine months ended September 30, 2006.

Adjusted EBITDA.    Excluding the impact of the Conduit acquisition, Adjusted EBITDA in our Europe segment was $70.7 million for the nine months ended September 30, 2007, an increase of $77.3 million from a loss of $6.6 million for the nine months ended September 30, 2006. This increase was principally a result of segment operating revenue growth noted above. Excluding the impact of the Excell acquisition, Adjusted EBITDA in our North America segment was $20.6 million for the nine months ended September 30, 2007, an increase of $1.4 million, or 7.3%, from

$19.2 million for the nine months ended September 30, 2006. This increase was driven by the lower segment operating costs and selling, general and administrative expenses noted above.

Net Income (Loss).    Net Income was $29.4 million for the nine months ended September 30, 2007, an increase of $39.6 million from a loss of $10.1 million for the nine months ended September 30, 2006. The increase was principally driven by improvement in gross profits noted above.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Operating Revenues.    Operating revenues were $499.1 million in 2006, an increase of $191.1 million, or 62.0%, from $308.0 million in 2005. The acquisitions of Conduit and Excell contributed $59.1 million and $19.0 million, respectively, to the operating revenues we generated in 2006. Conduit and Excell have been included in our consolidated results of operations since April 2006 and September 2006, respectively. Excluding the impact of the Conduit acquisition, operating revenues in our Europe segment were $252.4 million in 2006, an increase of $93.5 million, or 58.8%, from $158.9 million in 2005. Organic revenue growth in our Europe segment was driven by increased operating revenues in the U.K. and operating revenues in France. We entered the French market in late 2005 and generated minimal revenues in that year. Excluding the impact of the acquisition of Excell, operating revenues in the North America segment were $168.6 million in 2006, an increase of $19.6 million, or 13.1%, from $149.0 million in 2005, largely due to the addition of Nextel as a new customer in 2005.

Operating Costs.    Operating costs were $322.2 million in 2006, an increase of $124.5 million, or 62.9%, from $197.7 million in 2005. Operating costs associated with Conduit and Excell amounted to $47.8 million and $15.0 million, respectively, representing $62.8 million of the total increase. Excluding the impact of the acquisition of Conduit, operating costs in our Europe segment were $134.7 million in 2006, an increase of $47.6 million, or 54.6%, from $87.1 million in 2005. This increase was driven by operating costs incurred in connection with our launch into the French market, which was partly offset by lower expenses in the U.K. as a portion of the call center volume was moved offshore to the Philippines. Excluding the impact of the acquisition of Excell, operating costs in our North America segment were $124.7 million in 2006, an increase of $14.1 million, or 12.7%, from $110.6 million in 2005. This increase was primarily due to an $11.4 million increase in call center labor and an increase in facilities expense of $2.9 million required to service the higher volume of calls. This increase was partially offset by the movement of customer call volume to lower cost offshore facilities in the Philippines.

Gross Profit.    Gross profit for 2006 was $176.9 million, an increase of $66.7 million, or 60.5%, from $110.2 million in 2005. The acquisitions of Conduit and Excell contributed $11.3 million and $4.0 million, respectively, to this increase. Excluding the impact of the Conduit acquisition, gross profit in our Europe segment was $117.6 million in 2006, an increase of $45.8 million, or 63.8%, from $71.8 million in 2005. Excluding the impact of the Excell acquisition, gross profit for our North America segment was $43.9 million in 2006, an increase of $5.5 million, or 14.3%, from $38.4 million in 2005, due to growth in call volumes from new customers. Operating margin for the Europe segment, excluding the impact of the Conduit acquisition, was 46.6% in 2006 compared with 45.2% in 2005. The improvement in operating margins was the result of increased revenues and lower costs in the U.K. Our operations in France have a lower operating margin than our U.K. operations, and, therefore, had a negative impact on our European operating margins. Operating margin in the North American segment, excluding the impact of the Excell acquisition, was 26.0% and 25.8% for 2006 and 2005, respectively. Overall our consolidated gross profit margin was 35.4% and 35.8% for 2006 and 2005, respectively.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $183.1 million in 2006, an increase of $75.1 million, or 69.5%, from $108.0 million in 2005. The four major drivers of this increase were advertising expenses that were $20.4 million greater in 2006 than they were in 2005, primarily due to the launch of our services in France, a significant one-time non-cash stock compensation charge of $26.8 million in 2006, $21.0 million in expenses for the acquisitions of Conduit and Excell in 2006, and increases in operational support costs as a result of expansion into new countries in Europe.

Advertising expense was $86.9 million in 2006, an increase of $21.3 million compared to 2005, primarily driven by the launch of our services in France, which commenced in late 2005, and, to a lesser extent, continued advertising expenses to support the business. This increased spending was offset in part by lower advertising spending in Italy, where we had completed our launch in early 2006, with our heaviest spending on this market in 2005.

Non-cash stock compensation charges in 2006 consisted of approximately $26.8 million related to the award of 2.8 million shares of common stock to our founder and Chief Executive Officer. In addition to the one-time non-cash expense, we recorded non-cash stock compensation expense of approximately $0.4 million associated with the award of stock options in 2006. This was also recorded in selling, general and administrative expenses.

Net Interest Expense.    Net interest expense was $11.3 million in 2006, an increase of $10.9 million from $0.4 million in 2005, as a result of borrowings of approximately $150.0 million for the acquisitions of Conduit and Excell, and the payment of approximately $297.0 million as a special dividend in December 2006. Interest on amounts borrowed during 2006 ranged from 6.14% per annum for foreign-based borrowings to 8.62% per annum on the second lien term debt and 11.62% per annum on the domestic term loan.

Other Income (Expense).    During 2006, other expense was $1.2 million due to loss on extinguishment of debt partially offset by gains on foreign currency transactions. In 2005, other income was $1.3 million, mostly related to gains on foreign currency transactions and grant income partially offset by a loss on disposal of property and equipment.

Income Tax.    In 2006, tax expense was $2.1 million on a pretax loss of $18.7 million, resulting in a (11.1%) effective tax rate.  The tax expense represents an increase of $0.7 million from $1.4 million in 2005. We incurred tax expense on a pretax loss in 2006 due to the recording of an additional valuation allowance. The pretax loss was primarily the result of an award of common stock and significant increase in interest expense.

Adjusted EBITDA.    Excluding the impact of the Conduit acquisition, Adjusted EBITDA in our Europe segment was $19.6 million for the year ended December 31, 2006, an increase of $26.9 million from a loss of $7.3 million for the year ended December 31, 2005. This increase was principally a result of the improvement in gross profit offset in part by the increase in selling, general and administrative expenses. Excluding the impact of the Excell acquisition, Adjusted EBITDA in our North America segment was $25.3 million for the year ended December 31, 2006, a decrease of $1.7 million, or 6.3%, from $27.0 million for the year ended December 31, 2005. This decrease was driven by higher selling, general and administrative expenses during such period.

Net Income (Loss).    Net loss was $20.8 million for the year ended December 31, 2006, a decrease of $22.6 million from a profit of $1.8 million for the year ended December 31, 2005. The decrease was largely due to a one-time stock compensation bonus of $26.8 million.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Operating Revenues.    Net operating revenues were $308.0 million in 2005, an increase of $24.2 million, or 8.5%, from $283.8 million in 2004. This increase was primarily the result of growth and expansion in Europe. Operating revenues reflected continued growth of the U.K. and our entry into the French and Italian markets in late 2005. In our North America segment, operating revenues were $149.0 million in 2005, a decrease of $0.3 million, or 0.2%, from $149.3 million in 2004.

Operating Costs.    Operating costs were $197.7 million in 2005, an increase of $15.4 million, or 8.4%, from $182.3 million in 2004. The largest component of this increase was the growth of operating expenses in our Europe segment, which were $87.1 million in 2005, an increase of $11.0 million, or 14.5%, from 2004, associated with the launch of our services in Italy and France in 2005. These gains were partially offset by declining operating costs in the U.K. due to the transfer of a portion of call volume to our Philippines call centers. The remaining increase was in the North America segment where operating costs were $110.6 million, an increase of $4.4 million, or 4.1%, from $106.2 million in 2004.

Gross Profit.    Gross profit was $110.2 million in 2005, an increase of $8.8 million, or 8.7%, from $101.4 million in 2004. This increase was attributable to increased gross profit in our Europe segment, which was $71.8 million in 2005, an increase of $13.4 million, or 23.0%, from $58.4 million in 2004. This increase was driven primarily by increased operating revenues and operating efficiencies in the U.K., but partially offset by launch period losses in France and a decline in gross profit in the North America segment, which was $38.4 million in 2005, a decrease of $4.6 million, or 10.7%, from $43.0 million in 2004.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $108.0 million in 2005, an increase of $56.1 million, or 108.1%, from $51.9 million in 2004. This increase was largely driven by a $43.3 million increase in advertising expenses from 2004 to 2005 and increases in operational support costs as a result of expansion into new countries in Europe.

Advertising expense in the Europe segment was $65.6 million in 2005, an increase of $43.3 million, or 194% from $22.3 million in 2004. This increase was driven by our launches in Italy and France in late 2005, partially offset by a reduction in advertising expenses in the U.K. as we completed our launch in this country in early 2004.

Net Interest Expense.    Net Interest expense was $0.4 million in 2005, a decrease of $6.0 million from $6.4 million in 2004. Interest expense decreased due to lower levels of outstanding long-term debt. Our long-term debt balances were reduced throughout 2004 from a January 2004 balance of $48.2 million to $ 42.9 million at December 31, 2004 and continued to be reduced to a December 31, 2005 balance of $31.1 million. The weighted average interest rates on borrowings outstanding at December 31, 2005 and 2004 were 5.6% and 5.5%, respectively.

Other Income (Expense).    Other income was $1.3 million in 2005 mostly related to gains on foreign currency transactions and grant income partially offset by a loss on disposal of property. This is a decrease of $2.6 million from income of $3.9 million in 2004. This decrease was comprised mostly of gains on foreign exchange contracts.

Income Tax.    In 2005, tax expense was $1.4 million on pre tax income of $3.1 million, resulting in a 43.4% effective tax rate. The effective tax rate approximated 0% in 2004 due to the tax benefit in the North America segment offsetting tax expense in the Europe segment. In 2005, we incurred tax expense in the North America segment due to an increase in the valuation allowance. In our Europe segment, tax expense was nominal in 2005 due to pretax income in the United Kingdom being offset by expenses related to our launches in France and Italy.

Adjusted EBITDA.    Adjusted EBITDA in our Europe segment was a loss of $7.3 million for the year ended December 31, 2005, a decrease of $37.6 million from $30.3 million for the year ended December 31, 2004. The decrease in Europe was driven by increases in advertising expenses and operational costs to expand into new countries. Adjusted EBITDA for the North America segment was $27.0 million for the year ended December 31, 2005, a decrease of $9.3 million, or 25.6%, from $36.3 million for the year ended December 31, 2004. The decrease in North America was due to higher operating costs and selling, general and administrative expenses.

Net Income.    For the year ended December 31, 2005, Net Income was $1.8 million, a decrease of $38.4 million, or 96%, from $40.1 million for the year ended December 31, 2004. The decrease was mostly driven by the $56.1 million increase in selling, general and administrative expenses noted above.

Liquidity and Capital Resources

The following table summarizes the sources and uses of our cash balances in each of the three years ended December 31, 2004, 2005, and 2006 and for the nine months ended September 30, 2006 and 2007.

	Year ended December			Nine Months ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Statement of Cash Flow data:
Cash flows provided by (used in):
Operating activities	$45,241	$55,875	$(5,259)	$(38,683)	$52,383
Investing activities	(10,495)	(28,688)	(190,953)	(182,631)	(6,199)
Financing activities	(13,737)	(9,921)	165,008	185,253	(48,291)
Effect of exchange rate changes on cash	1,691	(2,761)	6,211	3,790	899
Change in cash and cash equivalents	22,700	14,505	(24,993)	(32,271)	(1,208)
Cash and cash equivalents:
Beginning of period	19,438	42,138	56,643	56,643	31,650
End of period	42,138	56,643	31,650	24,372	30,442

An important part of our business strategy is to launch new brands and to promote new products and services designed to attract new customers, expand our business into new markets or services, and increase use of existing services. Entering a new market or geographic area, or launching a new product or service, may require substantial investment, including investment in advertising, product development, facilities, technological infrastucture and legal costs. Additional capital may also be required for the consummation of any acquisition of businesses, products or technologies that we may undertake.

Our sources of funds primarily consists of revenues earned on a per call basis by providing directory assistance services to callers in Europe and North America, net of operating costs including salaries and benefits, call center facilities’ rent, utilities and maintenance, costs of our global telecommunications network and related maintenance costs, the depreciation related to call center facilities and telecommunications equipment and, in Europe, the costs of billing and interconnection.

We use a combination of cash flow from operations, available credit facilities and cash on-hand to meet our cash needs for working capital and capital expenditures. As of and for the nine months ended September 30, 2007, we generated $76.7 million in income from operations and had $31.4 million available in cash, cash equivalents and restricted cash. We and certain of our subsidiaries are also parties to a first lien senior secured credit agreement providing for a $50.0 million senior secured domestic revolving credit facility, a $150.0 million senior secured foreign revolving credit facility, a $160.0 million senior secured domestic term loan facility and a €90.0 million senior secured foreign term loan facility. On December 1, 2006, we entered into an additional $125.0 million senior secured term loan credit facility pursuant to a second lien credit agreement. Our obligations under both agreements are guaranteed by our current and future domestic subsidiaries (other than certain non-significant subsidiaries). See ‘‘Description of Indebtedness.’’ As of September 30, 2007, we had $32.2 million available under our domestic term loan facility and €80.8 million available under our foreign term loan facility. We may seek to increase our existing facilities or obtain an additional credit facility.

We will also incur costs that we have not previously incurred, including, but not limited to, costs and expenses for directors fees, increased directors and officers insurance, investor relations fees, expenses for compliance with the Sarbanes-Oxley Act of 2002 and rules implemented by the Securities and Exchange Commission and the exchange on which our Class A common stock will be listed, and various other costs as a public company. We will not, however, receive any proceeds from the sale of shares by the selling stockholders to offset these costs and will pay for such costs with cash on-hand.

We believe that our existing balances of cash and cash equivalents, our available credit facilities and cash flow expected to be generated from our future operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We cannot assure you that additional equity or debt financing, if required, will be available at all or on terms that are acceptable to us.

Our ability to make scheduled payments of principal, or to pay the interest or liquidated damages, if any, on, or to refinance, our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. There can be no assurance that we will generate sufficient cash flow from operations or that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under our credit facilities in an amount sufficient to enable us to service our indebtedness or to fund other liquidity needs. In addition, there can be no assurance that we will be able to affect any future refinancing of our debt on commercially reasonable terms or at all. See ‘‘Risk Factors.’’

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Cash and cash equivalents were $30.4 million on September 30, 2007, an increase of $6.0 million, or 24.6%, from $24.4 million on September 30, 2006. Cash flow provided by operating activities was $52.4 million for the nine months ended September 30, 2007, compared to cash used by operating activities of $38.7 million for the nine months ended September 30, 2006. Cash flow used in investing activities was $6.2 million, a decrease of $176.4 million from $182.6 million for the 2006 period. Financing activities used cash of $48.3 million, compared with cash provided by financing activities of $185.3 million in 2006. Changes in the exchange rates of the British Pound to the United States Dollar and the Euro to the United States Dollar had a positive impact of $1.1 million during the nine months ended September 30, 2007.

Net cash provided by operating activities during the nine months ended September 30, 2007 was $52.4 million. Our net income for the nine months ended September 30, 2007 was $29.4 million, which included depreciation and amortization and accretion expenses of $24.5 million for the period. Depreciation and amortization increased $4.3 million over the comparable 2006 period. Our revenue resulted in an increase in accounts receivable of $23.2 million, driven primarily from our operations in France and Ireland.

For the nine months ended September 30, 2007 we used $6.2 million in investing activities. We invested approximately $6.1 million in property and equipment, primarily in computer, telecommunications equipment and software to support our growing revenue streams.

Cash flow used in financing activities for the nine months ended September 30, 2007 was approximately $48.3 million. This was driven primarily by $40.8 million used to pay down our borrowings under our credit facilities.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Cash and cash equivalents were $31.7 million at the end of 2006, a decrease of $24.9 million, or 44%, from $56.6 million at the end of 2005. Cash flow used in operating activities was $5.3 million in 2006, compared to cash provided by operating activities of $55.9 million in 2005. Cash flow used in investing activities increased by $162.3 million during 2006 from $28.7 million for the 2005 period. Financing activities generated cash of $165.0 million, compared with cash used in financing activities of $9.9 million in 2005. Changes in the exchange rates of the British Pound to the United States Dollar and the Euro to the United States Dollar had a positive impact of $6.2 million in 2006.

Net cash used in operating activities during 2006 was $5.3 million. Our net loss for 2006 was $20.8 million and included non-cash charges of $27.2 million for share based compensation expenses and depreciation and amortization expenses of $28.7 million for the year. Depreciation and amortization increased $11.3 million over the comparable 2005 amount primarily due to depreciation and amortization on the tangible and intangible assets associated with Conduit and Excell. Our revenue growth and entry into new markets resulted in an increase in accounts receivable of $41.3 million, primarily in France where accounts receivable increased by $23.4 million. Accounts receivable also increased in the UK as a result of the timing in the receipt of an interconnect provider payment.

During 2006 we used $191.0 million in investing activities, including the purchase of Conduit for approximately $115.7 million, Excell for approximately $50.7 million and 1818 Auskunft AG for a cash payment of approximately $5.9 million. In addition we invested approximately $21.7 million in property and equipment, primarily in computer, telecommunications equipment and software to support our growing revenue streams.

Cash flow provided by financing activities for the year was approximately $165.0 million. During 2006, we twice amended and restated our line of credit and long-term debt, raising proceeds of approximately $501.0 million. Prior to the amendments and refinancing, we had borrowed an additional $87.5 million under the existing line of credit. Proceeds from the amendments and refinancing were used to repay existing debt of $134.7 million and to declare and pay a special dividend to all preferred and common stockholders of $296.7 million. In addition, we raised approximately $10.0 million and $9.0 million through the issuance of preferred stock and the exercise of stock options, respectively. In connection with the amended and restated line of credit and long-term debt, we incurred and paid $11.1 million in deferred financing costs.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Cash and Cash equivalents were $56.6 million at the end of 2005, an increase of $14.5 million, or 34.4%, from $42.1 million at December 31, 2004. Cash flow from operating activities of $55.9 million in 2005 was partially offset by $28.7 million of cash used in investing activities and $9.9 million of cash used in financing activities, while changes in the exchange rates of the British Pound to the United States Dollar and the Euro to the United States Dollar had a negative impact of $2.8 million in 2005.

Net cash provided from operations was $55.9 million in 2005, an increase of $10.7 million, or 23.7%, from $45.2 million in 2004, even though net income in 2005 declined to $1.8 million, a decrease of $38.3 million from $40.1 million in 2004. We were able to finance much of the growth in revenues and investment during the launch period in France and Italy by extending payment terms with our vendors and other creditors, resulting in an increase in accounts payable and accrued expenses of $37.4 million at the end of 2005, compared with the end of 2004. In addition, our improved collection of revenue billings improved during 2005, which enabled us to decrease our cash investments in accounts receivable and to free an additional $4.2 million of cash.

We invested $28.1 million in capital improvements in 2005 primarily in new call centers in the Philippines and Kansas, computer equipment, leasehold improvements and software acquisitions and development. A large part of this investment was the result of the acquisition of new customers in North America (primarily Nextel) and growth in the amount of U.K. call volume moved offshore to the Philippines.

During 2005, we made $9.9 million of scheduled long-term debt payments and capital lease obligations. During 2004, we refinanced the existing debt obligations with new term loans and the issuance of preferred stock, which together with other financing activities resulted in a net cash used in financing activities of $13.7 million.

Debt

In 2006, we twice amended and restated our credit facilities to increase our borrowing capacity to $600 million. Our senior secured credit facilities consist of an $85.0 million senior secured domestic revolving credit facility and a $115.0 million senior secured foreign revolving credit facility, in each case maturing on April 11, 2011, a $160.0 million senior secured domestic term loan facility and €90.0 million (approximately $128.5 million) senior secured foreign term loan facility, in each case maturing on December 1, 2012, and a $125.0 million senior secured term facility maturing on December 1, 2013. At September 30, 2007, we had borrowings outstanding under our credit facilities in the amount of approximately $336.6 million and €85.0 million (approximately $121.5 million), respectively.

Borrowings under our credit facilities bear interest (i) in the case of our revolving credit facilities, initially (a) in the case of loans with an interest rate based on the base rate identified in our credit facilities, the base rate plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate identified in our credit facilities, the eurodollar rate plus an applicable margin, and such applicable margins will be subject to reduction if we attain certain leverage ratios identified in our credit facilities, and (ii) in the case of our term loan facilities, (a) in the case of loans with an interest rate based on the base rate identified in our credit facilities, the base rate plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate identified in our credit facilities, the eurodollar rate plus an applicable margin.

Our credit agreements contain certain financial and other covenants such as leverage and fixed charge coverage ratios and include restrictions on our engaging in acquisitions, the incurrence of additional debt, certain investments and the disposition of assets, among other things. If an event of default, such as a failure to comply with covenants, or a change of control were to occur under either of our credit facilities, the lenders would be entitled to declare all amounts outstanding under both credit facilities immediately due and payable. For a more detailed description of our credit facilities, see ‘‘Description of Indebtedness.’’ As of each of December 31, 2006 and September 30, 2007, we were in compliance with all of the required financial covenants under each credit facility. We were not aware of any default or event of default under either facility.

Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements

Contractual Obligations and Commercial Commitments

Our contractual obligations and other commercial commitments as of December 31, 2006 is summarized below (in thousands):

	As of December 31, 2006
	Payments due by Period
	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long-term debt	$496,957	$2,788	$5,576	$98,774	$389,819
Projected interest on long-term debt	247,272	43,767	86,986	83,566	32,953
Capital Lease Obligations	2,059	674	539	508	338
Operating Lease Obligations	67,850	10,136	18,536	13,173	26,005
Contracted telecommunication usage and service charges	15,080	6,794	8,286
Total	$829,218	$64,159	$119,923	$196,021	$449,115

Only agreements to purchase goods or services with fixed or minimum obligations are included in the above table. Agreements for normal purchases made in the ordinary course of business are not presented.

Off-Balance Sheet Transactions

The Company has no off-balance sheet transactions.

Impact of Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for our financial statements beginning January 1, 2008. We are currently evaluating the impact of adopting SFAS 157 on our consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. SFAS 159 is effective for our financial statements beginning January 1, 2008. We are currently reviewing the requirements of this statement and, at this point in time, we can not determine the impact, if any, that this statement may have on results of operations, financial position or cash flows.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN 48’’). FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, disclosures, and transition. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. We adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Fluctuations in interest and foreign currency exchange rates affect our financial position and results of operations. We hedge certain foreign currency exposures and seek to minimize the effect of such fluctuations on reported earnings and cash flow. In 2004 and 2005, we hedged our interest rate exposure to effectively convert floating-rate debt to a fixed-rate basis. We have not hedged interest rates in 2006 or for the nine months ending September 30, 2007. See ‘‘Foreign Currency Translation’’ and ‘‘Derivative Instruments’’ in the Summary of Significant Accounting Policies in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Foreign Currency Risk

Foreign currency risk exposures arise from transactions denominated in a currency other than the functional currency and from foreign denominated revenue and profit translated into U.S. dollars. Approximately 68% of our revenues are denominated in currencies other than the U.S. dollar for the nine months ended September 30, 2007. The principal foreign currencies in which we conduct business are the British pound and the Euro. Changes in exchange rates, and in particular a strengthening of the U.S. dollar, may adversely affect consolidated revenues and operating margins as expressed in U.S. dollar. To minimize currency transaction gains and losses, we enter into forward exchange contracts and natural hedges through the incurrence of expenses in local currencies.

We currently use foreign currency forward contracts to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. Our objective is to maintain economically balanced currency risk management strategies that provide adequate downside protection. Our financial instruments subject to foreign currency exchange risk consist of foreign currency forwards and represent a net liability position of $0.05 million at September 30, 2007. The nominal amount of the contracts outstanding at September 30, 2007 was $0.9 million at an average exchange rate of 1.947 GBP/USD. The following sensitivity analysis assumes an instantaneous 10% change in foreign currency exchange rates from period end levels, with all other variables held constant. A 10% strengthening of the foreign currency (GBP) versus the U.S. dollar at September 30, 2007 would result in a $0.1 million increase in the net position, while a 10% weakening of the foreign currency (GBP) versus the U.S. dollar would result in $0.1 million decrease in the net position.

At September 30, 2007, we had $337 million and €85 million of total debt outstanding and we currently do not hedge currency risk.

Interest Rate Risk

At September 30, 2007, we had $337 million and €85 million of total debt outstanding. Interest due on our outstanding debt is paid quarterly using the interest rate prevailing at the time of payment. See Note 7 to our consolidated financial statements included elsewhere in this prospectus. For the nine months ended September 30, 2007, we incurred interest expense of $33.7 million. The impact on our interest expense from an immediate 100 basis point decrease in the market interest rate would have reduced our interest expense by $3.3 million to $30.4 million. An immediate 100 basis point increase in the market interest rate would have increased our interest expense by $3.3 million to $37.0 million.

 Industry Overview

The search industry is comprised of voice directory assistance services, yellow page books and Internet searches. Traditionally, voice directory assistance has been a fee-based service while yellow page books and Internet searches have been and continue to be advertising-based services. Our service offerings bridge these business models and have expanded beyond traditional directory assistance services to include enhanced information and help services such as call completion, comprehensive listings for cinemas, restaurants, train schedules and hotels, and providing answers to almost any customer question. In addition, our provision of these services has been expanded beyond voice to Internet, SMS and other mobile applications.

European Directory Assistance

Many European countries, including the U.K., France, Germany and Spain, have deregulated directory assistance services historically provided by regulated incumbents under one number such as the 192 information service that existed in the U.K. prior to deregulation. This has allowed new entrants like us to compete with new dial strings and brands. In the deregulated European markets, consumers have the ability to choose a directory assistance provider on a call-by-call basis regardless of their telecommunication services provider. A customer’s choice is typically based on brand awareness, number recognition, pricing, quality of service and range of services provided. European countries that have deregulated include Germany in 1998, Ireland in 1999, the U.K. and Spain in 2003, Italy in 2005, France in 2006 and Switzerland and Turkey in 2007. In a deregulated market, the cost of advertising and marketing is borne by the directory assistance provider, who in turn keeps the majority of the revenue received per call. Since a large number of directory assistance providers compete for consumers during the initial stages of deregulation, the start-up marketing costs can be significant, making it more difficult to enter the market. As part of the deregulation process in the markets in which we operate, telecommunications regulators distribute new directory assistance numbers via lottery. These lotteries tend to attract twenty or more new entrants per country. Early marketing and branding success has proved critical in establishing a brand and number so that when the historical directory assistance number is shut off, customers transition to new numbers. Prior to shutting off the historical number, there is usually a transition period of several months, sometimes extending beyond a year, during which time new directory assistance numbers become active and operate in parallel with the old number. During this transition period, call volumes typically drop due to the changing habits of callers, general market confusion and the migration of callers to new services.

According to The Pierz Group, LLC, in 2006, directory assistance services in Europe generated an estimated 1.8 billion calls and $2.6 billion in revenues and the voice directory assistance industry in Europe is expected to grow to $2.9 billion by 2011.

European Advertising Market

Our 118//Media service was introduced to capitalize on new markets including directories, online and mobile advertising.

European Directories Advertising Market

According to The Kelsey Group, European advertising revenues from the broadly defined directories category, including, print yellow pages, Internet yellow pages and local search was $9.2 billion in 2006, and is expected to grow to $11.9 billion in 2011. The online and local search segment was estimated at $1.7 billion in 2006, and is expected to grow to $4.0 billion in 2011, an 18% compounded annual growth rate over that period. We participate in these markets through our recently launched 118//Media business, which provides businesses an additional alternative advertising medium to traditional yellow pages advertising by providing a bundled offering of voice, online and mobile-text advertising services. 118//Media allows us to capitalize on the significant growth projected in online and mobile advertising in Europe.

European Online Advertising Market

According to Forrester Research, online advertising spending in Western Europe is expected to grow significantly from approximately $9.4 billion in 2006 to $18.5 billion in 2011, a compounded annual growth rate of 14% over that period. As a result of growing Internet use and penetration, media fragmentation, and the ability to target and measure advertising more efficiently, the Internet has become more significant in the marketing mix and this trend is expected to continue. Forrester Research has projected that the U.K. will comprise over 40% of all online advertising in Europe in 2007. This is attributed to the size of its online population and the sophistication of its advertiser base and marketing service providers. We believe that our brand names in the U.K. and France, as well as our pan-European 118.com portal, have positioned us well to take advantage of these trends.

European Mobile Advertising Market

The European mobile advertising market is expected to grow significantly due to what we believe is an improved customer experience, unique targeting ability, mobile subscriber growth and the continued wide-scale use of SMS and MMS (multi-media) messaging. According to eMarketer, mobile marketing spending in Europe is expected to grow from approximately $450 million in 2006 to approximately $780 million in 2007, and to approximately $3.5 billion in 2011, a 50% compounded annual growth rate over that period. The majority of that is related to SMS and MMS messaging, the medium utilized by our 118//Media business. SMS offers a unique way to reach targeted consumers and the fact that messages can be stored and forwarded allows the possibility of viral marketing. According to Gartner, approximately 186 billion SMS and MMS messages were sent in Europe in 2006, which is expected to grow to 229 billion in 2011.

United States’ Directory Assistance

In the United States, directory assistance services are provided by regulated incumbents under common numbers such as 411.

According to Frost & Sullivan, the directory assistance industry in the United States generated $6.3 billion in retail revenues in 2006. Directory assistance revenues can be divided between wireline, wireless and online information. This is a relatively mature market, and growth for the entire market is expected to be approximately 2% annually. However, there has been a migration of users from wireline to wireless. While total directory assistance call volume in the United States is expected to remain relatively flat, the wireless, cable telephony and VoIP call volumes, on which we focus are expected to grow. The wireless segment of the directory assistance market is expected to grow by 15% between 2006 and 2007, and 11% per annum between 2006 and 2011. In the United States, and to a lesser extent in Europe, certain of our customers offer free directory assistance services where callers must listen to advertising in order to use the service. These services are new and their business models are untested.

United States’ Directories Advertising Market

According to The Kelsey Group, United States advertising revenues from the broadly defined directories category, including print yellow pages, Internet yellow pages and local search was $15.9 billion in 2006, and is expected to grow to $18.8 billion in 2011. The online and local search segment was estimated at $1.5 billion in 2006, and is expected to grow to $4.9 billion in 2011, a 26% compounded annual growth rate over that period.

United States’ Online Advertising Market

According to Forrester Research, online advertising spending in the United States is expected to grow significantly, from approximately $17.4 billion in 2006 to $48.1 billion in 2011, a compounded annual growth rate of 23% over that period.

United States’ Mobile Advertising Market

The United States mobile advertising market is expected to grow significantly due to what we believe is an improved customer experience, unique targeting ability, mobile subscriber growth and the continued wide-scale use of SMS and MMS messaging. According to eMarketer, mobile marketing spending in the United States is expected to grow from approximately $421 million in 2006 to approximately $4.8 billion in 2011, a 62% compounded annual growth rate over that period. The majority of this growth is expected to come from an increase in SMS and MMS messaging. According to Gartner, approximately 80 billion SMS and MMS messages were sent in the United States in 2006, which is expected to grow to 572 billion on 2011.

In the United States, we currently do not participate in the directories advertising market, the online advertising market or the mobile advertising market, although we may consider future opportunities should they arise.

 Business

Our Company

We are in the business of providing immediate, specific, accurate and convenient answers to questions 24 hours a day, every day. We are the largest provider of branded directory assistance services in Europe and the largest independent provider of outsourced directory assistance services in the United States. We have a track record of creating highly recognizable marketing campaigns that allow our brands to succeed in competitive markets. We answered over one billion requests for information in 2007 on the phone, by text message (SMS) and on the Internet. We are committed to developing products and services that help our users know more.

Our services generate revenues from users and advertisers across multiple platforms. We have created some of the most recognizable brands in Europe. For example, in the U.K., ‘‘The Number 118 118’’ has ranked #1 and frequently ranks among the top 10 in advertising recall among consumers, according to Marketing, a widely-recognized advertising industry publication. Traditional directory assistance services provide phone numbers and addresses to businesses and individuals on the telephone. We have expanded our service offerings to include enhanced information and help services. Pro forma for acquisitions made during 2006, we generated $558.4 million in revenues and had a $24.5 million net loss. For the nine months ended September 30, 2007, we generated $478.2 million in revenues and $29.5 million in net income.

We provide branded retail directory assistance and enhanced information and help services directly to customers in the U.K., France, Ireland, Switzerland, Austria and Italy. In these countries, directory assistance services were historically provided by regulated incumbents under one dial string or number, such as the 192 information service that existed in the U.K. prior to deregulation, or the existing 411 information service in the United States. Many European countries, including the U.K., France, Germany and Spain, have deregulated directory assistance services, allowing new entrants like us to compete with new dial strings and brands.

We handle more calls in Europe than any other retail directory assistance service provider. We first launched our services in Europe in 2003, when, upon deregulation in the U.K., we displaced the U.K. market leader and incumbent, British Telecom. In 2006 we launched our service in France and surpassed the regulated market incumbent at that time, France Telecom. We currently have the number one market position in directory assistance in each of these markets, with an average 53% share of call volume in the U.K. and a 49% share of call volume in France. We estimate that we hold the number two market positions in Ireland and Switzerland with a 32% and 40% share of call volume, respectively.

In January 2007, capitalizing on our large customer base, leading market share and brand awareness in Europe, we began offering 118//Media — a suite of advertising-based services — in the U.K. and Ireland to small, medium and large businesses. 118//Media provides advertisers with a measurable means of targeting interested customers at the national and local levels. Businesses purchase a bundled advertising package of enhanced voice, mobile text and online services, with each package targeting a number of geographic areas. Related directory assistance queries made in those areas are then directed to the specific business by a call center operator and by SMS. To date, we have entered into annual contracts with over 7,000 small, medium and large businesses for our 118//Media service. We believe this advertising-based service business represents a growth opportunity for us, and we plan to launch this service elsewhere in Europe in the future.

In the United States, we are the largest independent provider of outsourced directory assistance services to telecommunications carriers and other customers, including wireless telecommunications, cable telephony, voice over Internet protocol (VoIP) and free information operators. Our largest U.S. customers by revenue are Sprint Nextel, Verizon Wireless, Comcast, Cox Communications, U.S. Cellular and Cricket.

Utilizing a VoIP communications network, a continually updated information database and 17 owned and 12 outsourced call centers located in 12 countries, we provide timely and accurate responses to our customers while maintaining low operating costs.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors:

Best-in-Class Brands and Marketing

We have created and manage some of the most recognizable brands in Europe. Following the deregulation of the U.K. market in 2003, we launched ‘‘The Number 118 118’’ brand and our well-recognized ‘‘twins’’ advertising campaigns featuring two similarly distinctive hirsute runners. In the U.K., ‘‘The Number 118 118’’ has ranked #1 and frequently ranks among the top 10 in advertising recall among consumers, according to Marketing. As featured in a program broadcast by ITV, a major broadcast television network in the U.K., our television advertising spots have ranked among the top 20 advertising spots in the U.K. Our advertising campaigns in the U.K. have also won numerous awards, including Campaign Magazine’s Campaign of the Year in 2003, Media Week’s Best-Use-of-a-Creative-Idea in 2003, IPA Effectiveness’ Gold Award in 2004, Marketing Week’s Campaign of the Year in 2004, several Creative Circle Awards in 2004, including Gold Honours for Best Campaign or Series, and the Campaign Digital Award for Best Telecommunications Campaign in 2006 for our viral advertising, among others.

As European markets deregulated, we replicated our successful branding and marketing strategy in other countries using culturally-relevant adaptations of our ‘‘twins’’ advertising campaign. We entered the French market in 2006 with our launch of ‘‘118 218 Le Numero,’’ and our market research consistently indicates that this dial string is the most recognized directory assistance brand in France. In late 2006, we launched the branding of our Swiss dial string with the ‘‘twins’’ theme and, in 2007, we re-branded our operations in Ireland also using a ‘‘twins’’ advertising campaign. In these retail markets and in the U.K., the combination of strong brand awareness and high-quality service has created customer loyalty. For example, in 2007 in the U.K., over 50% of our callers were repeat callers.

Leading Branded Market Positions

We maintain leading positions in the markets in which we operate. We achieved the largest market share in the U.K. upon deregulation in 2003, and we achieved the largest market share in France upon deregulation in 2006. We subsequently increased our leading market share in both markets. We estimate that we are the number two provider of branded directory assistance services in Ireland and Switzerland. We are the largest independent provider of outsourced directory assistance services in the U.S.

Differentiated Service Offerings

We provide enhanced directory assistance services. These services include connecting users directly to businesses, providing phone and address information for businesses and other establishments, offering comprehensive listings for cinemas, restaurants, train schedules and hotels and providing answers to almost any customer question. These services provide incremental value and satisfaction to our customers while generating additional revenues for us.

We manage over 270 million listings globally, over 190 million of which are in the United States. We have a large and experienced data department that continually monitors and updates our listings database to ensure accurate and complete information. We change up to three million of these listings daily and believe we provide more accurate information than printed and online directories, as printed directories are provided to callers once or twice a year and Internet directories are typically updated on a monthly basis.

High-Quality Service

We typically rank as one of the highest quality directory assistance service providers. For example, the Paisley Group has recognized us as the highest quality provider of directory assistance services in the U.K. and the United States. We have made significant investments in our technology and call centers to provide timely and accurate responses to customers. Our network of 17 owned and 12 outsourced call centers in 12 countries allows us to optimize available network capacity and respond rapidly to customer queries.

Our major branded numbers provide customers with direct access to trained phone operators with access to our continually updated information database, thereby avoiding the frustration of inaccurate and slow automated response systems.

Long-Term Relationships with Corporate Customers

We believe we have distinguished our outsourcing directory assistance services in the U.S. by providing high-quality service at competitive prices. This has resulted in strong long-term relationships with our largest corporate customers, including Verizon Wireless (and its predecessors) since 1996 and Sprint Nextel since 2002.

Large Scale, Efficient Operations

Pro forma for acquisitions made during 2006, we answered over one billion phone calls in 2006. Our VoIP communications network, information database and multiple call centers generate economies of scale that allow us to provide timely and accurate responses at low cost. We have a total of 17 company-owned call centers in Austria, Canada, Ireland, the Philippines, Switzerland, England, the United States and Wales. We also outsource calls to a total of 12 call centers in Albania (Italian speaking), France, Mauritius (French speaking), Morocco (French speaking), the Philippines (English speaking), Switzerland (French, German and Italian speaking) and the United States.

Strong Cash Flow Generation

Our business generates significant recurring cash flows due to our growing revenues, operating profit margins, low capital expenditures and low working capital requirements. Our ability to generate strong cash flows has allowed us to grow by reinvesting in new brands, markets, products and services and acquisitions.

Strong and Experienced Management Team

Our management team, led since our inception in 1992 by our founder, Chairman and Chief Executive Officer, Robert Pines, has an established track record of successfully creating and launching new brands by entering new markets and promoting new services using popular advertising campaigns. Our management team has demonstrated the ability to grow our business both organically and through acquisitions.

Our Strategy

We intend to continue to build new brands and strengthen our leading market positions by pursuing the following strategies:

Continue to Build Premium Brands

We believe our ability to use creative marketing and provide high-quality service allows us to create strong, leading brands and to extend our current brands. Our strategy focuses on broadening brand recognition and continuing to create new, widely-accepted products, brands and services across multiple markets, platforms and products. Recently we launched several initiatives, including our rebranded voice directory assistance service in Ireland, our branded voice directory assistance service in Switzerland, our advertising-based services 118//Media and 0 800 118 Free, and 118.com. In addition we will consider opportunities that we believe would complement, enhance or expand our current brands, products and services and increase our profitability. We will also consider opportunities to build brands in new markets, to expand into new geographic areas and to launch new products or services in both new and existing markets, leveraging our brand expertise.

Leverage Existing Brands to Maximize Value

We intend to leverage our portfolio of brands by continuing to encourage our customers to increase the breadth of questions that they ask and the ways in which we earn revenues from our responses. The continued development of our existing brands also provides us with the opportunity to target new customers and establish ourselves as a ‘‘total local search solution’’ for users.

Expand Usage of ‘‘Find’’ on the Phone

As opposed to the typical online search that yields large quantities of information which may not always be relevant or accurate, our live call center operators provide our customers accurate and relevant information in a convenient and timely manner. We believe our new information and help services will expand consumers’ ability to ‘‘find’’ information using their phones, leading to an increase in our call volume from new and existing users and revenue per call.

Migrate ‘‘Find’’ Services to Internet and Mobile Searches

We are currently exploring multiple new search initiatives, including two-way SMS and 118.com. In November 2006, we began a two-way fee-based SMS search service in the U.K. that is operator-supported to provide more relevant information than other, freely available SMS search services.

In addition, we currently operate the 118.com Internet website that provides consumers with online directory information and provides businesses with targeted, relevant and local advertising opportunities in the U.K. and Ireland. We are leveraging this online platform to create mobile search capabilities using downloadable applications for mobile phones and PDA devices. These mobile applications will enable users to search our database and create further opportunities for our advertising-based initiatives.

Pursue Advertising-Based Initiatives through 118//Media

Our leading brands in Europe provide us with the ability to reach a large user base across multiple platforms. In January 2007, capitalizing on our large caller base, leading market share and brand awareness in Europe, we began offering 118//Media in the U.K. and Ireland to small, medium and large businesses. 118//Media offers businesses bundled voice, mobile and online advertising packages that target customers located in specific geographic areas and direct customers’ directory assistance queries made in those areas to their business. For example, a caller requesting a ‘‘florist’’ may be directed to a florist that is a 118//Media advertiser, and the related text message sent to the caller may feature enhanced information, such as discounted rates or special promotions offered by that florist. We plan to launch these services elsewhere in Europe in the future.

Grow through Acquisitions

We have a successful history of acquiring complementary businesses, integrating them into our existing operations and realizing significant synergies. Our 2006 acquisition of Conduit provided us entry into the directory services markets in Ireland, Austria and Switzerland and expanded our presence in the U.K. Our 2006 acquisition in North America of Excell broadened our product offerings, expanded our directory assistance customer base and provided us entry into the customer care market, including food ordering. We intend to pursue acquisitions that improve our competitive position and that leverage our brands, infrastructure and marketing capabilities in order to expand into new geographic regions, services or product areas.

Branding and Marketing

During the deregulation process or upon launch of a service in a new market, we advertise heavily to create a strong brand and dial string awareness among our target consumers. We rely on the implementation of distinctive, original and high impact advertising campaigns to drive high consumer dial string recall. Following launch, we use a variety of advertising media and methods to market our brands, including television advertising and sponsorships, outdoor advertising, sporting event sponsorships, public appearances, and ambient and web interactivity media. We use local variations of a common theme in our advertisements across all of our markets, tailoring the campaign for local popular culture and newsworthy or current events. Our efforts following launch are directed at maintaining a high awareness and responding to competitors’ advertising activities.

We also own the 118.com URL and other 118 Internet domains across Europe and the 118 trademark in the European Union. We believe that our branding and marketing expertise, the success of our existing brands and the high awareness of our advertising campaigns will lead to high usage of our services across Europe.

Services and Products

Directory Assistance

We sell both branded retail directory assistance services for consumer and business users in Europe and outsourced directory assistance services to corporate customers in the United States. In our branded retail markets, customers are charged a fixed rate plus a per minute charge for each call made to our service. In our wholesale market, we provide directory assistance and customer care outsourcing services for corporations including wireless, wireline, cable and VoIP providers, typically under long-term contracts, and we receive a price per call for our services.

Enhanced Information Services

In addition to traditional directory assistance, we provide a broad range of information and help services across multiple technology platforms, aiming to satisfy customers’ local search needs anywhere on any device. Our enhanced information services provide value to our customers and incremental usage and revenues to us. Our enhanced information services include:

Service	Description
Call completion	Connect user to vendor queried
‘‘TXT-Direct’’	SMS responses to directory assistance queries
118-118 TXT Service	Two-way SMS in the U.K.
Cinema	Movie listing and times or specific screening time for a movie
Train schedules	Station information with arrival and departure times and platforms
Web ad/Text ad/Voice ad	Referral of customers to businesses advertising with INFONXX
‘‘Ask me anything’’	Provides answers to almost any customer query
Price finder	Price comparison service
International directory query (IDQ)	International directory assistance queries
Restaurant listings and reviews	Restaurants by cuisine type and quality rating
Directions	Directions to requested directory listing from caller’s location
Multi-lingual capabilities	English, French, German, Italian and Spanish

Advertising-Based Products

In January 2007, we began offering a suite of advertising services to small, medium and large businesses through our 118//Media service offering. Businesses purchase a bundled advertising package targeting a number of postcode areas, and have related directory assistance queries made in those areas directed to their business by a call center operator and by SMS. 118//Media provides advertisers with a measurable means of targeting interested customers at the national and local levels by offering a multi-modal, bundled advertising solution of enhanced voice, mobile text and online services:

•	Enhanced voice: Provides businesses with a priority listing for queries made to our retail directory assistance service. As an example, customers seeking a florist will receive listings for florists that have paid for a priority listing either nationally or within a local calling area.

•	Mobile text: In addition to providing the requested telephone listing, in a text message (SMS) to a mobile user, we include the listing of the advertised business which includes its advertising message.

•	Online: We own the 118.com website and the 118 trademark. Business customers purchasing the bundle from 118//Media receive advertising from searches initiated on the 118.com web site.

118//Media has a growing sales force of 150 persons that targets both national and local businesses. To date, we have entered into annual contracts with over 7,000 small, medium and large businesses for our 118//Media service. We believe this advertising-based service business represents a growth opportunity for us, and we plan to launch this service elsewhere in Europe in the future.

Operating Regions

We operate in two geographic segments, Europe and North America. We have provided outsourced directory assistance services in North America to corporate customers since 1992, wireless carriers since 1995 and VoIP, including cable customers, since 2005. We first entered Europe upon the deregulation of the directory assistance services market in the U.K. in 2003, and have since expanded into other European markets.

Europe

U.K.

The U.K. market was our initial entry into the branded retail directory assistance business in Europe in 2003. We acquired the dial string ‘‘118 118’’ upon deregulation in the U.K. and launched an extensive marketing campaign to raise public awareness of the number. Currently, we provide domestic and international voice directory assistance and a range of other enhanced information, and local search services. For example, we offer 118-118 TXT Service, a two-way SMS service, and ‘‘Ask Me Anything,’’ a service providing answers to almost any customer query. We also offer free advertising-supported directory assistance and operate an Internet site dedicated to U.K. local listings. We launched 118//Media in the U.K. market in 2007 using the strength of our brands and customer reach to provide a suite of advertising products to businesses.

The launch advertising campaign featured the ‘‘118 Twin Runners,’’ a quirky throwback to the 1970s. Soon thereafter, the ‘‘118 Twin Runners’’ became part of popular culture and made ‘‘The Number 118 118’’ one of the most recognized brands in the U.K. We continue to advertise our brands primarily through television and to a lesser extent through radio, online and outdoor promotions.

Our ‘‘118 118’’ directory assistance service in the U.K. is priced based on a flat rate per call plus a per minute fee. Wireless carriers typically mark-up our prices and charge the end-consumer based on their own pricing structures. Wireline carriers charge consumers based on our pricing and charge a fee for their service. In both cases, we receive payment directly from the carrier and are not exposed to any end customer collection risk.

In January 2007, capitalizing on our large caller base, leading market share and brand awareness in Europe, we began offering 118//Media — a suite of advertising-based services — in the U.K. and Ireland to small, medium and large businesses. 118//Media provides advertisers with a measurable means of targeting interested customers at the national and local levels. Businesses purchase a bundled advertising package of enhanced voice, mobile text and online services, with each package targeting a number of geographic areas. Related directory assistance queries made in those areas are then directed to the specific business by a call center operator and by SMS. To date, we have entered into annual contracts with over 7,000 small, medium and large businesses for our 118//Media service. We believe this advertising-based service business represents a growth opportunity for us, and we plan to launch this service elsewhere in Europe in the future.

We currently have the number one market position in directory assistance in the U.K., with an average 53% share of call volume. Our U.K. calls and information requests are handled by our call centers in the U.K. located in Cardiff and Plymouth, and in the Philippines.

France

We replicated our success in the U.K. in France by launching an advertising campaign in late 2005 using a culturally relevant variation of the ‘‘twins’’ theme. We were awarded the ‘‘118 218’’ dial string and provide domestic and international voice directory assistance and our enhanced information services.

Similar to the U.K., we achieved our leading market position in France through our popular marketing campaign and high-quality service. Our brand has the highest awareness among consumers with 65% of respondents in a third party survey citing ‘‘118 218’’ as the first directory assistance number they recall. We advertise our brand primarily through television and to a lesser extent through radio, online and outdoor promotions. Over the course of launching our brand, our theme song sold over 250,000 copies and the related advertising spots sold over 20,000 DVDs. In addition, over 300,000 people downloaded the theme’s ringtone and wallpaper to their wireless phones.

Our ‘‘118 218’’ directory assistance service in France is priced based on a flat rate per call plus a per minute fee. Both wireline and wireless carriers charge consumers based on our pricing and charge a fee for their service. In both cases we receive payment directly from the carrier and are not exposed to end customer collection risk.

We currently have the number one market position in directory assistance in France with a 49% share of call volume. We operate an Internet site dedicated to French local listings, and we plan to offer our 118//Media services in France in the future.

Our calls and information requests in France are handled by call centers in France, Mauritius and Morocco. Our directory assistance service in France was recognized as having the highest quality of service, in respect of speed and accuracy, by the French telecom regulator ARCEP during the most recent period this data is available. We update our listings database daily from a variety of data sources and continually measure our call center operator performance to ensure high-quality customer service.

Ireland

We entered the Irish market in April 2006 through our acquisition of Conduit. Our retail branded services are offered under the ‘‘118 50’’ dial string. In 2007, we re-branded our operations in Ireland employing ‘‘twins’’ in our marketing strategy. We offer voice directory assistance and online directory assistance. We also offer specialized customer care solutions to blue chip corporations in Ireland, mainly in the telecommunications and utility sectors. In January 2007, we also launched our 118//Media service in Ireland.

Our ‘‘118 50’’ directory assistance service is priced based on a flat rate per call plus a per minute fee. Wireless carriers typically mark-up our prices and charge the end-consumer based on their own pricing structures. Wireline carriers charge consumers based on our pricing and charge a fee for their service. In both cases, we receive payment directly from the carrier and are not exposed to any end customer collection risk.

We estimate that we hold the number two market position in Ireland with a 32% share of call volume. Information requests originating in Ireland are handled by our call centers located in Dublin.

Other European Markets

We entered the Swiss market following the deregulation of that market on January 1, 2007. We already had a strategic foothold in Switzerland as an outsourced provider to leading wireless carriers through the Conduit acquisition. Our retail branded services employing the ‘‘twins’’ theme is branded as ‘‘Die Nummer 18 18’’ and is offered under the ‘‘18 18’’ dial string.

Our directory assistance service in Switzerland is priced based on a flat rate per call plus a per minute fee. Both wireline and wireless carriers charge consumers based on our pricing and charge a fee for their service. In both cases we receive payment directly from the carrier and are not exposed to any end customer collection risk.

We estimate that we hold the number two market position in Switzerland with a 40% share of call volume. Our calls and information requests in Switzerland are handled through two call centers, one owned and one outsourced.

In Italy, we launched our advertising campaign in 2005 using the ‘‘twins’’ strategy. We acquired the ‘‘892 892’’ dial string and branded our operations under ‘‘Il Numero 892 892’’. Our ‘‘892 892’’ directory assistance service is priced based on a flat rate per call plus a per minute fee. Both wireline and wireless carriers charge consumers based on our pricing and charge a fee for their service. In both cases we receive payment directly from the carrier and are not exposed to any end customer collection risk. Our Italian calls and information requests are handled by a call center in Albania.

We entered the Austrian market in April 2006 through our acquisition of Conduit. We offer retail directory assistance, outsourced directory assistance and customer care services in the Austrian market. We provide our services in Austria through one call center located in Vienna. Our retail branded services are offered under the ‘‘118 811’’ dial string.

North America

In the North American market, we answer directory assistance calls on behalf of telecom providers. Our customer relationships are typically long-term in nature, contain fixed price provisions which may vary based on volume, may stipulate the amount of call volume to be routed offshore, and may contain service level agreements. Our largest U.S. customers by revenue are Sprint Nextel, Verizon Wireless, Comcast, Cox Communications, U.S. Cellular and Cricket. These corporate customers, not the end-users, are responsible for making payments to us, and therefore we experience low payment collection risk.

Our high-quality service and competitive prices have allowed us to establish long-term relationships with our customers. We have experienced teams for the largest of these customers and maintain a continuous dialogue with them, which allows us to offer them new products and quickly accommodate their needs. We offer to our customers the speed and flexibility that make using us more efficient than handling directory assistance services in-house. As a result, we have been able to consistently renew our contracts with our largest corporate customers, including our contract with Verizon Wireless (and its predecessors) three times since 1996 and our contract with Sprint Nextel twice since 2002.

Our commitment to high-quality service and competitive prices has been recognized by the Paisley Group, which has consistently ranked us as a top directory assistance provider.

In September 2006, we acquired Excell, which broadened our product offerings, expanded our directory assistance customer base and provided us entry into the customer care market, including food ordering.

Network Telecommunications and Call Centers

We utilize an advanced VoIP communications network, continually updated information database, non-unionized employees and 17 owned and 12 outsourced call centers located in 12 countries to provide timely and accurate responses to our customers while maintaining low operating costs. We maximize cost efficiency by routing calls through our company-owned call center locations in Austria, Canada, Ireland, the Philippines, Switzerland, England, the United States and Wales, and through outsourced call centers in Albania, France, Mauritius, Morocco, the Philippines, Switzerland and the United States. In the case of company-owned call centers, we lease the call center facilities, provide the equipment and technology and directly employ, train and manage the employees. In the case of outsourced call centers, we pay a third-party provider on a per call basis to answer calls routed to the facility. Persons employeed at the outsourced call centers, including the call center operators, are not our employees. Further, we do not lease, maintain or manage outsourced call centers or train the persons working there. We do, however, in some cases, provide technology to outsourced call centers, such as search engine software, telecommunications support and quality control management support. Our agreements with our outsourced call centers generally include provisions under which the call center must meet certain quality control standards, which allows us to control the quality of and response time to calls. The number of locations of call centers we maintain provides redundancy in the network, ensures reliability, enables us to operate in multiple time zones reducing overlap of peak periods and results in more efficient use of facilities and staff. We had more than sufficient network and call center capacity to handle our 2007 call volume of over 1.0 billion calls.

The following table sets forth as of September 30, 2007 the number of call centers we own or to which we outsource and the number of operator seats at each location:

Call center location	No. of call centers	No. of seats
Europe	8	2,267
North America	7	1,988
Philippines	2	1,056
Outsourced	12	1,944
Total	29	7,255

We believe we operate one of the most reliable networks in the industry and provide innovative, industry-leading products and services. We purchase network, telecommunications and other technical services from vendors throughout the world. Our corporate directory assistance solutions enable telecommunications customers to increase revenue, improve customer satisfaction, extend their brand, provide personalized content, and reduce churn. We have become the leading independent directory assistance provider, in part, because of our network, data quality and innovation.

Listings Database

The quality of our directory listing database is a key competitive differentiator. We purchase data from over 30 data providers. We generally obtain our listings from the one or two main data providers in each country in which we provide directory assistance services and then supplement this data from other providers where necessary. Data providers in each country are typically regulated by that country’s telecommunications regulator and the cost of the data, which is also typically regulated, is usually based on a ‘‘per dip,’’ or per search, basis. In some cases, our data provider is also affiliated with or owned by a competitor of ours. For instance, in Switzerland, we obtain all of our data exclusively from Swisscom Directories which is majority owned by Swisscom, our main Swiss competitor. In such cases where our data provider is affiliated with or owned by a competitor, pricing is regulated and usually publicly available so that the data provider may not disadvantage us in its pricing policy. We manage over 270 million listings globally, over 190 million of which are in the United States. We have a large and experienced data department that continually monitors and updates our listings database to ensure accurate and complete information. We change up to three million of these listings daily. We also geographically code each number in our database to provide geographically precise answers to callers’ queries. As a result, we believe we are able to provide more reliable information than paper directories and online services which may lag months behind.

Customers

We provide branded retail directory assistance services to businesses and consumers in our European markets. In the U.K. and Ireland, we provide bundled voice, text and Internet advertising products to a broad range of businesses through our 118//Media business. We plan to introduce this service elsewhere in Europe in the future.

We provide outsourced directory assistance in the United States, and to a lesser extent in Europe, to telecommunications, cable telephony, VoIP providers and other corporate customers. Our largest U.S. customers by revenue are Sprint Nextel, Verizon Wireless, Comcast, Cox Communications, U.S. Cellular and Cricket, and our Europe customers include Vodafone, Orange and T-Mobile. Our two largest customers in our North American wholesale business are Verizon Wireless and Sprint Nextel. While Verizon Wireless and Sprint Nextel are among our largest U.S. corporate customers and a loss of either or both would likely reduce the operating revenues of our North American segment, we do not believe that the loss of either or both would materially harm our ability to conduct our business, pay interest on our credit facilities or maintain sufficient working capital and liquidity to implement our business strategy.

Competition

In Europe, our major competitors in traditional directory assistance include incumbent wireline telephone companies and directory assistance providers that entered the market subsequent to deregulation. These competitors include British Telecom in the U.K.; France Telecom and Telegate in France; Eircom in Ireland; and Swisscom in Switzerland. We also compete with traditional local yellow-page providers such as Yell Group, Pages Jaunes and Seat. The primary bases on which we compete with these other providers include advertising, customer awareness, service quality and the range and breadth of our service offerings.

Our services also compete with Internet search portals such as Yahoo!, Google and MSN.com, online directory offerings of yellow pages providers, mobile search applications and two-way SMS services and other technologies and protocols, such as automated directory assistance services, advertiser-supported services and wireless application protocol equipped mobile devices.

Our 118//Media business competes more broadly in the European advertising industry with many forms of marketing media, including yellow pages, print media, Internet, mobile advertising, radio and television. We believe that as digital technology proliferates and improves data collection and return on investment measurement for advertisers, 118//Media will be well positioned to provide a compelling alternative to our competitors.

Our major competitors in the United States outsourced directory assistance market are telecommunication incumbents Verizon LiveSource, AT&T and Qwest and independent provider Metro One. However, in the United States, we are the largest independent provider of directory assistance to wireless and VoIP telephony providers, while our competitors have a much greater concentration in landline calls, and, with the exception of Verizon’s Live Source business, primarily service their own subscribers. We principally compete in the United States on price and service quality.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws in the European Union, United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our brands and our proprietary technology. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we rigorously control access to proprietary technology. Critical elements of our brands are registered trademarks in the European Union and in the United States.

Circumstances outside our control could pose a threat to our brand and intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our brands or intellectual property could make it more expensive to do business and harm our operating results.

Companies in the branding, directory assistance, Internet, technology and media industries own large numbers of patents, copyrights and trademarks and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property claims against us grows. Our brands, technologies, products and services may not be able to withstand any third-party claims or rights against their use.

As of September 30, 2007, we and our subsidiaries owned over 150 trademarks worldwide and had over 60 pending trademark applications worldwide for marks used in our business, including, ‘‘THE NUMBER 118118’’, ‘‘118218 LE NUMERO’’, ‘‘11850’’, ‘‘DIE NUMMER 1818’’, ‘‘118.com’’ and ‘‘INFONXX’’. Generally, U.S. trademark registrations have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. Our registrations in the European Union and other non-EU countries in which we sell services are also typically for an unlimited duration, provided we file timely renewals and continue to use the marks in commerce. We intend to maintain our material trademark registrations so long as they remain valuable to our business.

Facilities

We lease over 550,000 square feet of office space worldwide for our call centers and our engineering, marketing, sales and support offices. All of our call centers are leased facilities. We lease our corporate headquarters in New York, New York, under a lease that expires in June 2008. Our major call center facilities are as follows:

Location	Square Footage
Wichita, KS	40,500
McLeansville, NC	24,205
San Antonio, TX	17,480
San Antonio, TX	50,243
Lubbock, TX	42,000
Penticton, British Columbia	24,188
Makati City, Philippines	55,466
Santa Rosa, Philippines	60,407
Cardiff, U.K.	48,630
Cardiff, U.K.	46,021
Swansea, U.K.	19,000
Plymouth, U.K.	20,598
Dublin, Ireland	42,700
Dublin, Ireland	16,710

Regulation

The European branded consumer directory assistance markets in which we compete were created by deregulation. The markets are administered by independent regulatory authorities in each country, including the Office of Communications in the U.K. (OFCOM) and l’Autorité de Régulation des Communication Électroniques et des Postes in France (ARCEP).

In each of our branded directory assistance markets, the local regulator has administered a deregulation process which typically includes: (i) the creation of a new numbering scheme which is typically four, five or six digits beginning with 18 or 118, (ii) the granting of directory assistance numbers by lottery, (iii) the creation of a transitional period where incumbent numbers and new 18 or 118 numbers are all available, which typically lasts for several months to more than one year, and (iv) the shut off of the incumbent numbers following the transitional period.

The local regulator will also administer regulations designed to ensure a competitive directory assistance market, a high level of consumer awareness of available services and pricing, and an appropriate quality of service and compliance. Such regulations may require neutral messaging by the incumbent during the transitional period and beyond, the incumbent to carry and connect competitors’ directory assistance calls and to provide data and billing and collection services, and the prominent display of pricing in all advertisements. Regulators may also control or set ceilings on pricing and data and interconnection fees.

In the United States, telecommunications services are highly regulated. However, the burden of compliance with U.S. regulation typically falls on our wholesale customers and not on our company. For our wholesale customers in the United States, the federal government has exclusive authority to regulate rates for wireless services (including mobile telephone directory assistance), although it has never done so, and the various state authorities regulate rates for wireline services. It is unclear at this time whether rates for VoIP services will be regulated.

Employees

We currently have over 9,000 employees. None of our employees are covered by collective bargaining agreements.

Legal Proceedings

Through our Italian subsidiaries, we are parties to three pending lawsuits which allege violations of neutral messaging obligations, unfair competition and abuse of dominant position by Telecom S.p.a. and Vodafone Omnitel N.V. Our subsidiaries initiated these suits in 2005 in connection with the launch of our branded services in Italy. We claim certain damages and missing profits in these lawsuits in excess of €200 million in the aggregate. Counterclaims or related claims have been asserted against us in the excess of €90 million in the aggregate. These actions are currently before the lower courts of Milan and Rome and no provisions or reserves have been made by us with respect to these actions.

We are also subject to other legal proceedings, claims and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

 Management

Directors and Executive Officers

The following table provides information regarding our directors and executive officers:

Name	Age	Position
Robert Pines	43	Chief Executive Officer and Chairman of the Board
Charlie Anderson	41	Chief Executive Officer and President, North America
Christine Baumeister	40	Global Chief Technology Officer
David Freedman	58	Global Chief Financial Officer
Kevin Gaugush	39	Chief People Officer
Zachary Green	47	Global General Counsel
Mark Horgan	41	Chief Executive Officer, Europe
Chris Moss	54	Chief Executive Officer of Internet
Hazem Ben-Gacem	37	Director
Richard Kimball	51	Director
Thomas M. Steinberg	51	Director
Thomas J. Tisch	53	Director
Michael H. White	58	Director

The positions and recent employment history of each of our executive officers and directors are set forth below:

Robert A. Pines.    Mr. Pines has been a director and our Chief Executive Officer and Chairman of the Board since our founding in 1992. Prior to our founding, Mr. Pines worked at Lehman Brothers in the Investment Banking department and at the management consulting firm of Corporate Decisions Inc., now part of Mercer Consulting. He holds an AB in Economics, cum laude, from Harvard College and an MBA with honors from the Wharton School of the University of Pennsylvania.

Charlie Anderson.    Mr. Anderson has been Chief Executive Officer and President, North America, since 2006. Mr. Anderson rejoined us through our acquisition of Excell, where he served as President since 2004. Prior to that, he had been Vice President with us since 2000. In that capacity, his responsibilities included strategy, marketing and sales, product management and business development. From 1988 to 2000, he held executive positions at AT&T. Mr. Anderson holds a BS in Business Management from Messiah College and completed an Executive Education Program at the University of Michigan.

Christine A. Baumeister.    Ms. Baumeister has been Global Chief Technology Officer since May 2007. Ms. Baumeister has held diverse leadership positions since joining us in November 1996, including Director of European Affairs, France, Switzerland and Austria from 2006 to 2007, Corporate Vice President from 2001 to 2006, Vice President, Product Development from 2000 to 2001, and Director of Telecommunications from 1997 to 2000. She holds an MBA from Villanova University.

David Freedman.    Mr. Freedman has served as our Global Chief Financial Officer from 2000 until the present, except during the period from August 2006 until September 4, 2007 when Mr. Freedman headed our business development group where he was responsible for growth initiatives including acquisitions and new ventures. Mr. Freedman continues to head our business development group. Prior to joining us, Mr. Freedman served as Vice President & Chief Financial Officer at Wireless Services LP since 1998. Before joining Wireless Services, Mr. Freedman served as Vice President and Chief Financial Officer for Jotan, Inc. from 1994. Previously, Mr. Freedman spent 14 years with CSX Corp. in various senior financial management positions. Mr. Freedman holds a BA from City College of New York and an MBA from Nova University.

Kevin Gaugush.    Mr. Gaugush has been the Chief People Officer since joining us in July 2007. Prior to that, he spent eight years at ARAMARK. During his time at ARAMARK, Mr. Gaugush served in various human resources capacities, including as Vice President Human Resources for the Sports

& Entertainment Division from 2004 to 2007, Vice President Human Resources for Facility Services, Education Division from 2002 to 2004 and as a director and then senior director of human resources for the Uniform Services Division from 1999 to 2002. Prior to ARAMARK, Mr. Gaugush spent five years at Honeywell (formerly AlliedSignal). Mr. Gaugush holds a BA in Economics from Yale University and an MBA from the University of Michigan.

Zachary Green.    Mr. Green has been our Global General Counsel since March 2006. Prior to that, Mr. Green was Associate General Counsel, Corporate and Securities, and Corporate Compliance Officer for PanAmSat Corporation from 2000, where he was responsible for all aspects of capital markets transactions, including PanAmSat’s $900 million IPO in 2005, international corporate legal affairs, including merger and acquisitions, and Sarbanes-Oxley compliance. Before joining PanAmSat, Mr. Green was a corporate attorney in private practice from 1995. For 11 years prior to becoming an attorney, Mr. Green was an electrical engineer with the Hewlett Packard Company. Mr. Green holds a BS in Electrical Engineering from Polytechnic University and a JD from Columbia University.

Mark Horgan.    Mr. Horgan has been Chief Executive Officer, Europe, since August 2007, prior to which he was Chief Executive of U.K. Operations, starting in September 2005. Mr. Horgan was an Executive Director at MFI Group from 1999 to 2005 and held a wide range of U.K. and European marketing positions at Mars Confectionery, United Biscuits and Nestle U.K. from 1987 to 1999. He holds a first class honors degree in Applied Physics from University of Strathclyde.

Chris Moss.    Mr. Moss has been the Chief Executive Officer for our Internet initiatives since November 2007. Prior to that, Mr. Moss was our creative chairman for Europe, overseeing the launch of our French subsidiary. From 2002 to 2005, Mr. Moss served as Chief Executive Officer of The Number U.K. Mr. Moss was Marketing Director for Virgin Atlantic from 1987 to 1993 and Marketing Director at Orange, a leading U.K. wireless provider, from 1993 to 1995. During the period of 1995 to 2002, Mr. Moss headed his own brand consultancy firm, Red Zebra, during which time he was responsible for creating several brands and merging the UK bank brands of Lloyds Bank and TSB.

Hazem Ben-Gacem.    Mr. Ben-Gacem, who has been a director since 2006, is a Managing Director at Investcorp and a founding partner of its venture capital activities since its formation in 2001. Between 1994 and 2001, Mr. Ben-Gacem was a member of Investcorp’s European leveraged buyout team, where he was responsible for the origination and execution of new leveraged buyout investments in Europe, as well as post-acquisition management of portfolio companies. Prior to joining Investcorp in 1994, Mr. Ben-Gacem was a member of Credit Suisse First Boston’s Mergers & Acquisitions team in New York. Mr. Ben-Gacem currently serves on the board of directors of Wireless Telecommunication Group, Moneybookers Limited and Mania Technologie AG. Mr. Ben-Gacem is a graduate of Harvard University where he received a BA in Economics with honors.

Richard Kimball.    Mr. Kimball, who has been a director since 2004, is a founding general partner of Technology Crossover Ventures (TCV), a venture capital and private equity firm. Mr. Kimball currently serves on the board of directors of Techwell (TWLL) and two privately held companies. Mr. Kimball also serves as a Trustee and is the Chair of the Business and Finance Committee for School of the Sacred Heart in San Francisco. Mr. Kimball graduated cum laude from Dartmouth College with an AB degree in History and received an MBA with an emphasis in finance from the University of Chicago.

Thomas M. Steinberg.    Mr. Steinberg, who has been a director since 1998, is currently President of Tisch Family Interest, with responsibility for management of public equity, private equity, debt, real estate and alternative investments portfolios for the families of Laurence A. Tisch and Preston Robert Tisch. Mr. Steinberg joined the Tisch Family Interest in 1991. Previously, Mr. Steinberg had been a Vice President with Goldman, Sachs & Co., where he worked from 1982 to 1986. Mr. Steinberg also serves as a member of the board of directors of Gunther International and Cellegy. Mr. Steinberg graduated summa cum laude and Phi Beta Kappa from Yale University in 1978 and received an MBA from Stanford University in 1982.

Thomas J. Tisch.    Mr. Tisch, who has been a director since our inception in 1992, is the Managing Partner of Four Partners, an investment fund based in New York. Mr. Tisch serves as a director of Sears Holdings Corporation, Brown University and New York University Medical Center. Mr. Tisch is a graduate of Brown University, where he received his AB, and he received his JD at New York University School of Law.

Michael H. White.    Mr. White, who has been a director since our inception in 1992, is Chairman of Rite-Hite Holding Corporation, a privately-held international manufacturer and distributor of industrial equipment. Mr. White also serves on the boards of directors for Junior Achievement of Wisconsin, YMCA of Metropolitan Milwaukee, Concordia University of Wisconsin Foundation, Blood Center of Southeastern Wisconsin, Milwaukee Institute of Art and Design, Froedtert and Community Health System, Park Bank Milwaukee, Milwaukee World Festivals, Facilitator Capital Fund and BoltzUSA.com. Mr. White attended Duke University and the Harvard Business School President’s Program.

Board of Directors

Composition of the Board of Directors

Our board of directors currently consists of six members: Messrs. Pines, Ben-Gacem, Kimball, Steinberg, Tisch and White, all of whom will continue to serve on our board following the consummation of this offering. Following the recapitalization, our amended and restated bylaws will provide for a staggered board so that our board of directors will be divided into three classes that will be, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, with the term of each class staggered so that the term of only one class of directors expires at each annual general meeting. The proposed terms of the Class I, Class II and Class III directors will expire in 2009, 2010 and 2011, respectively. The Class I directors will include     , the Class II directors will include      and the Class III directors will include     . Any vacancy on the board of directors may be filled by a majority of the directors then in office. Our amended and restated bylaws will provide that the number of directors on our board may be increased by the board.

Under the rules and regulations of the SEC and the listing standards that will apply to us, we will be required to have a majority of independent directors on our board of directors commencing one year after the date of effectiveness of this registration statement. Prior to the consummation of this offering, we intend to appoint at least one new member to our board of directors that will satisfy the requirements for independence under current rules and regulations of the SEC and the exchange on which our Class A common stock will be listed.

Committees of the Board of Directors

Prior to the consummation of this offering, we will establish an audit committee, a compensation committee and a nominating and corporate governance committee of our board of directors and at such time our board of directors will adopt charters for these committees. Each charter will comply with the applicable federal and stock exchange rules relating to corporate governance matters and will be available on our corporate website.

Audit Committee.    Prior to the consummation of this offering, our board of directors will establish an audit committee consisting of three members, at least one of whom will meet the requirements for independence under current rules and regulations of the SEC. Under the rules and regulations of the SEC and the listing standards that will apply to us, we will be required to have a majority of independent directors on our audit committee commencing 90 days after the date of effectiveness of this registration statement and only independent directors on our audit committee commencing one year after that date. The board of directors will also determine which member of our audit committee qualifies as an ‘‘audit committee financial expert’’ under SEC rules and regulations. The audit committee will, among other things, oversee the engagement of our independent public accountants, review our financial statements and the scope of annual external and internal audits and consider matters relating to accounting policies and internal controls. The audit committee will be governed by a charter that complies with the rules of the SEC and the exchange on which our Class A common stock will be listed.

Compensation Committee.    Prior to the consummation of this offering, our board of directors will establish a compensation committee consisting of         members. Under the rules and regulations of

the SEC and the listing standards that will apply to us, we will be required to have a majority of independent directors on our compensation committee commencing 90 days after the date of effectiveness of this registration statement and only independent directors on our compensation committee commencing one year after that date. The compensation committee will, among other things, review, approve and make recommendations to our board of directors concerning our compensation practices, policies and procedures for our directors, executive officers and other key employees, and will review and make recommendations to the board of directors with respect to our equity compensation and other benefit plans.

Nominating and Corporate Governance Committee.    Prior to the consummation of this offering, our board of directors will establish a nominating and corporate governance committee consisting of          members. Under the rules and regulations of the SEC and the listing standards that will apply to us, we will be required to have a majority of independent directors on our nominating and corporate governance committee commencing 90 days after the date of effectiveness of this registration statement and only independent directors on our nominating and corporate governance committee commencing one year after that date. The nominating and corporate governance committee will be responsible for, among other things, (1) selecting potential candidates to be nominated for election to the board of directors; (2) recommending potential candidates for election to the board of directors; (3) reviewing corporate governance matters; and (4) making recommendations to the board of directors concerning the structure and membership of other board committees.

Compensation Committee Interlocks and Insider Participation

We do not anticipate any interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under federal securities laws.

Director Compensation

In 2007, none of our directors received any compensation for service as a member of our board of directors.

Following the consummation of this offering, each non-employee director will be paid a base annual retainer of $          . The chair of the audit committee will receive an additional annual retainer of $          and the chair of the compensation committee will receive an additional annual retainer of $          . Directors who are also our employees will not receive additional compensation for serving as directors.

We intend to reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or committees but do not intend to pay directors meeting attendance fees. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

Executive Compensation

Compensation Discussion and Analysis

Our Named Executive Officers for 2007 are Robert Pines, our founder, Chairman and Chief Executive Officer; David Freedman, Global Chief Financial Officer from September 5 to December 31; Christine Baumeister, Global Chief Technology Officer; Mark Horgan, Chief Executive Officer, Europe; Chris Moss, Chief Executive Officer of Internet; and John Maxwell, Global Chief Financial Officer from January 1 to September 4.

Executive Compensation Objectives and Philosophy

Historically, our compensation approach has reflected our status as a private, closely-held company and, accordingly, the discussion and analysis set forth below is indicative of the approach taken to compensation to date. Our senior management is carefully examining our executive compensation programs and is considering possible revisions to the programs in light of our transition to being a publicly-held company. Any such revisions would be subject to review and approval by our board of directors, and, depending on the proposal, could also be subject to the approval of our stockholders.

The primary objective of our overall executive compensation program is to provide balanced, comprehensive, competitive and cost-effective rewards in both the short and long-term. In the past, our board of directors reviewed and determined the compensation of our Chief Executive Officer, who in turn reviewed and determined the compensation of our other executive officers. No other executive officer has played a significant role in determining executive officer compensation. Upon the consummation of this offering, our compensation committee will review and determine the compensation of each of our executive officers, taking into account the recommendations of the Chief Executive Officer with respect to executive officers other than himself. In addition, our Chief People Officer will have a role in determining compensation. Our executive compensation program is designed to reward performance that promotes the interests of our stockholders, our business strategy and the hiring and retention of key executive officers by operating in accordance with the following policies:

•	Compensation is aligned with stockholder interests: The program should align the interests of executives with the long-term interests of our stockholders by encouraging ownership of our stock and providing other incentives to maximize value for our stockholders.

•	Compensation supports the business strategy: Our compensation program should reinforce our underlying business strategy and objectives by rewarding successful achievement of our business goals.

•	Compensation opportunities are competitive and promote the retention of key executive officers: Our compensation program should attract experienced executives who are proven managers and who consistently deliver operational and financial results, as well as retain our executive talent in a highly competitive market while managing costs. Accordingly, we attempt to be competitive in our compensation with those in similar industries and with similar levels of responsibility.

Elements of Executive Compensation

We have no formal process for determining compensation, and our compensation determinations are highly individualized. We generally use cash compensation to attract and retain talent and a combination of variable cash and long-term equity incentives to ensure a performance-based delivery of pay that aligns, as much as possible, our executive officers’ rewards with our stockholders’ interests and that also takes into account competitive factors and the need to attract and retain talented individuals.

In general, we set salary based on various factors, including information acquired from recruiters and employment candidates about market practice. We also take into consideration the potential accumulation by the individual of deferred compensation in the form of equity awards (usually stock options), employee benefits, perquisites and the potential for cash incentive compensation. In determining cash incentive compensation (bonus awards), we typically focus on company performance and individual performance at a ratio that approximates 40% for company performance and 60% for individual performance. For company performance, we look at both the performance of the company overall (including Total Adjusted EBITDA) and the performance of individual business units. Individual performance targets, on the other hand, are determined on a case-by-case basis and are typically business or project related. For instance, the completion by individuals of large initiatives, such as a new country launch, the consummation of an acquisition or the development of a successful product may serve as the basis for assessing an individual’s performance. Objectives for both company and individual performance are set quarterly. Typically, both company and individual performance targets are individually set on an ‘‘all-or-nothing’’ basis, so that if the company or individual falls short of an objective for that quarter, no bonus is achieved for that objective in that quarter. Our board of directors recognizes the importance of flexibility and may make compensation decisions that are above or below market ranges for any individual or for any specific element of compensation. We have no formal policy for allocating between annual and long-term compensation or between cash and non-cash compensation.

Salary.    Base salary for each executive officer, including each of the Named Executive Officers, reflects that executive’s level of experience, responsibilities and expected future contributions to our business, as well as market competitiveness for retaining talent and the cost of living in the executive’s geographical area. Base salary is an important element of executive compensation because it provides executives with a stable base level of monthly income. These base salaries are also an integral component of our total compensation program because we determine the size of the executive’s annual or quarterly bonus award relative to his or her base salary. We also consider the recommendation of our Chief Executive Officer in reviewing and approving the base salaries of all executive officers, including the other Named Executive Officers.

Bonuses.    Bonuses are distributed on a quarterly basis except for the bonus of our Chief Executive Officer, whose bonus is determined annually by the board of directors on a discretionary basis. The target bonuses for our executive officers range between 40% and 60% of base salary.

While an executive officer’s target bonus percentage is used as a guide, our Chief Executive Officer has the latitude to recommend, and our board of directors has the authority to increase, an executive officer’s bonus payment based on that individual’s achievement of goals, both strategic and financial, and other general performance metrics. For instance, in the past we have paid special bonuses to executives who have played significant roles in the successful launch of services in a new market or the acquisition of a new and significant customer opportunity. All quarterly, annual or other bonuses are paid in cash.

During 2006, in addition to our standard cash bonus program, we paid to certain of our Named Executive Officers a special, one-time bonus in connection with our incurrence of incremental indebtedness, the proceeds of which were used to pay a dividend to our stockholders.

Long-Term Incentive Compensation.    Our annual long term incentive program typically consists of grants of stock options, both statutory and non-qualified. All outstanding grants of equity are under our 1996 Stock Plan, our 2004 U.K. Approved Subplan, or the U.K. Subplan, or our 2006 Stock Incentive Plan, each of which is described below. We provide long-term equity awards in part because we believe executive ownership of our common stock aligns executive interests with those of stockholders and is therefore a priority. We also believe that these awards are particularly valuable as a recruiting and retention tool, particularly in light of the extensive use of these types of awards in the market in which we compete for executive talent.

Our executive officers generally are awarded stock option grants at the time of hiring and, thereafter, only upon the occurrence of significant and unusual corporate events. The total amount set aside for stock option grants is currently    % of our fully-diluted share base, after giving effect to shares issued and stock option grants.

Outstanding stock options vest equally over five years, with 20% vesting each year. Our board of directors has made an exception to this standard vesting schedule with respect to one grant to Mr. Moss in February 2006, which vests in equal parts over two years, and two grants in November and December 2006, respectively, to Mr. Pines, which have since fully vested and have been exercised.

In December 2006, we awarded Mr. Pines a special, one-time grant, not made under an equity incentive plan, of 2,838,662 shares of our common stock in recognition of the substantial value he created since our founding, including the successful launch of our branded retail directory assistance services in Europe and to further align his interests with those of other stockholders. As stated in the preceding paragraph, this was one of two grants to Mr. Pines in 2006. This grant was a one-time special award and we currently do not anticipate making similar equity grants to executive officers in the future except under our 1996 Stock Plan, our U.K. Subplan, our 2006 Stock Incentive Plan or other equity incentive plans that we may adopt in the future.

In November 2007, we awarded certain of our executives under our 1996 Stock Plan options to purchase an aggregate of 435,000 shares of our common stock and under our 2006 Stock Incentive

Plan options to purchase an aggregate of 410,000 shares of our common stock, in each case at an exercise price of $27.25 per share, which our board of directors determined was at or above the fair market value of our common stock at the time of the grant. With the exception of 300,000 shares of our common stock granted to Mr. Moss under the 1996 Stock Plan, which will vest at the rate of 33 1/3% per year over three years, these options will vest at the rate of 20% per year over five years.

Prior to the consummation of the offering, our board of directors is expected to adopt, and our stockholders are expected to approve, a new stock incentive plan that will serve as a source for new equity incentive awards in respect of our Class A common stock following the offering. This new plan, the 2008 Stock Incentive Plan, will be substantially similar to our 2006 Stock Incentive Plan, but will provide for grants in respect of our shares of Class A common stock. The share reserve under the 1996 Stock Plan, the U.K. Subplan and the 2006 Stock Incentive Plan will continue to be available with respect to Class B common stock.

Other Compensation.    We have a limited program granting perquisites and other benefits to our executive officers. These may include, for executives who are on foreign assignments, housing allowances, cost of living adjustments, tax preparation services and the reimbursement of certain foreign tax obligations.

Summary Compensation Table

The table below sets forth information concerning compensation earned by our Named Executive Officers during the fiscal year ended December 31, 2007:

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)
Robert Pines, Chief Executive Officer(2)	732,923	—	—	—		—
David Freedman, Global Chief Financial Officer(3)	359,932	—	—		113,352	—	12,720
Christine Baumeister, Global Chief Technology Officer(4)	246,295	—	—		65,985	—	477,841
Mark Horgan, Chief Executive Officer, Europe(5)	622,838	—	—		228,459	—	146,473
Chris Moss, Chief Executive Officer of Internet(6)	721,402	—	—	—	—	—	172,631	894,033
John Maxwell, former Chief Financial Officer (through and including September 4, 2007)(7)	253,751	—	—	—	74,344	—	96,390	424,485
(1)	Option awards are calculated in accordance with SFAS 123(R) without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in 2007 in connection with the vesting of outstanding options to purchase shares of common stock. This information is not yet available.

(2)	Mr. Pines’ Salary excludes $10,925 of deferred compensation paid in 2007 but earned in prior years and includes $20,000 of deferred compensation earned in 2007. Mr. Pines’ Non-Equity Incentive Plan Compensation earned for 2007, as well as All Other Compensation information, is not yet available.
(3)	Mr. Freedman’s Salary excludes $42,144 of deferred compensation paid in 2007 but earned in prior years and includes $44,209 of deferred compensation earned in 2007. Mr. Freedman’s All Other Compensation consists of leased company vehicle usage and a 401(k) match.
(4)	Ms. Baumeister’s All Other Compensation includes reimbursements totaling $384,324 for incremental costs incurred as a result of foreign relocation, consisting of $187,738 of foreign taxes, $37,004 of foreign housing costs, $1,950 in tax preparation costs, $1,968 in moving costs and a U.S. tax gross-up of $155,664. While residing in France, Ms. Baumeister also earned a cost of living adjustment of $60,908.
(5)	Mr. Horgan’s All Other Compensation consists of auto allowance, medical benefits and $115,560 in company contributions to a supplementary U.K. pension plan. This plan is based on national insurance contributions and provides individuals under the plan an additional pension to their basic U.K. pension. All figures for Mr. Horgan have been converted to U.S. dollars using the average exchange rate of GBP to USD of 1.99914.
(6)	Mr. Moss served as the Chief Marketing Officer, supporting our U.K. business until November of 2007 for which he earned $633,776. Mr. Moss served as our CEO of the Internet beginning December 2007 for which he earned $87,626. Mr. Moss’ All Other Compensation includes travel and living expenses he earned while in the U.K. of $102,631 and relocation expenses of $70,000. All figures for Mr. Moss have been converted to USD using the average exchange rate of GBP to USD of 1.99914 in accordance with the terms of his employment agreement.
(7)	Mr. Maxwell served as our Global CFO through September 4, 2007. Mr. Maxwell’s Salary includes $5,000 of deferred compensation earned in 2007. Mr. Maxwell’s All Other Compensation consists of his severance pay of $96,390.

Grants of Plan-Based Awards Table

The following table sets forth information about awards granted to the Named Executive Officers under our non-equity incentive plan, our 1996 Stock Plan and our 2006 Stock Incentive Plan in the 2007 fiscal year:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Target ($)	Maximum ($)
Robert Pines	—	—	—	—	—
David Freedman	11/26/2007	—	—	100,000	27.25
	—	162,500	162,500	—	—
Christine Baumeister	11/26/2007	—	—	100,000	27.25
	—	130,000	130,000	—	—
Mark Horgan	11/26/2007	—	—	100,000	27.25
	—	311,000	311,000	—	—
Chris Moss	11/26/2007	—	—	300,000	27.25
	—	—	—	—	—
John Maxwell	—	—	—	—	—

(1)	Calculated in accordance with SFAS 123(R) without consideration of forfeitures. This information is not yet available.

Our Equity Incentive Plans

Simultaneously with the recapitalization, we will convert all of our outstanding stock options into options to acquire shares of our Class B common stock. All of our incentive plan share reserves will also be adjusted so that all subsequent equity incentive grants under our 1996 Stock Plan, the U.K.

Subplan and the 2006 Stock Incentive Plan will be comprised of Class B common stock. All shares of Class B common stock are convertible into shares of Class A common stock on a one for one basis under certain circumstances.

Prior to the consummation of the offering, our board of directors is expected to adopt, and our stockholders are expected to approve, a new stock incentive plan, the 2008 Stock Incentive Plan, that will serve as the source for new equity incentive awards in respect of our Class A common stock following the offering.

1996 and 2006 Plans

Our 1996 Stock Plan provides for the grant to our employees, consultants, officers and directors of non-statutory options and grants to our employees of incentive stock options. Subject to anti-dilution adjustments in the event of certain changes in our capital structure, the number of shares of Class B common stock that have been reserved for issuance under our 1996 Stock Plan is equal to         immediately after the consummation of this offering.

Our 2006 Stock Incentive Plan provides for the grant to our employees, consultants, officers and directors of stock options, share appreciation rights, or SARs, restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other share-based awards. Subject to anti-dilution adjustments in the event of certain changes in our capital structure, the number of shares of Class B common stock that have been reserved for issuance under our 2006 Stock Incentive Plan is equal to         , immediately after the consummation of this offering. Of the shares reserved for issuance, all or any may be issued as incentive stock options. To date, only incentive and non-statutory stock options have been issued under our 2006 Stock Incentive Plan.

Our 1996 Stock Plan and 2006 Stock Incentive Plan are administered by the compensation committee of the board of directors, or the Committee, or, in the absence of a compensation committee, the full board of directors. The Committee determines which employees, consultants, officers and directors receive awards, the types of awards to be received and the terms and conditions thereof, including the vesting and exercisability provisions of the awards. However, the exercise price of incentive stock options may not be less than the fair market value of the shares subject thereto on the date of grant, and an option’s term may not be longer than ten years from the date of grant. Under our 2006 Stock Incentive Plan, payment with respect to SARs may be made in cash or common stock (Class B common stock after the recapitalization), as determined by the Committee.

Awards of restricted shares and shares granted on exercise of options will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Except as otherwise determined by the Committee, participants granted restricted shares and acquiring shares on exercise of options will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon. A restricted share unit will entitle the holder thereof to receive common stock (Class B common stock after the recapitalization) or cash at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the Committee may impose. Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the participant upon the attainment of performance goals established by the Committee over specified performance periods. Except as otherwise provided in an applicable agreement, all unvested awards under our 1996 Stock Plan will terminate upon termination of service. With respect to awards under our 2006 Stock Incentive Plan, except as otherwise determined by the Committee or otherwise provided in an applicable agreement, all unvested awards may be cancelled, accelerated, paid or continued upon termination of service.

These stock incentive plans may be amended, suspended or terminated by the board of directors at any time. In connection with this offering, we intend to make certain amendments to our stock incentive plans appropriate for a publicly held company. Any such amendments would be subject to review and approval by our board of directors and, depending on the change, could be subject to stockholder approval. Furthermore, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the common stock (Class B common stock after the recapitalization) may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the plan may materially and adversely affect the rights of a participant under any outstanding award without the consent of the affected participant.

Determination of Fair Market Value

Under our 1996 Stock Plan, ‘‘fair market value’’ is defined under the plan as the closing sales price of our common stock (Class B common stock after the recapitalization) as quoted on any established stock exchange or national market system on the last market trading prior to the grant date. If the common stock (Class B common stock after the recapitalization) is quoted on a national exchange or is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value will be the average of the high and low prices of our common stock (Class B common stock after the recapitalization) on the last market trading day prior to the grant date. In the absence of an established securities market for the common stock (Class B common stock after the recapitalization), fair market value will be determined by the Committee in good faith. We expect that the Committee may consider the sales prices quoted for our Class A common stock as an indication of fair market value of our Class B common stock for these purposes.

For purposes of the U.K. Subplan, ‘‘fair market value’’ means, on any given day, the market value of a share of common stock (Class B common stock after the recapitalization) determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed to by the division of Inland Revenue Share Valuation on such date or the day immediately preceding such date.

Under our 2006 Stock Incentive Plan, if shares of common stock (Class B common stock after the recapitalization) actively trade on any established stock exchange or any nationally recognized quotation or market system, ‘‘fair market value’’ will be defined as the price at which such shares were sold, as quoted on the respective system or exchange on which such shares are traded, on the grant date or on the last market trading day prior to the grant date. If the common stock (Class B common stock after the recapitalization) is reported but not actively traded on any such exchange or system, the ‘‘fair market value’’ will be the price for the common stock (Class B common stock after the recapitalization) on the grant date or on the trading day immediately preceding the grant date as reported on any such exchange or system. If shares of common stock (Class B common stock after the recapitalization) are neither actively traded nor reported, ‘‘fair market value’’ will be determined by the Committee taking into account all material facts and circumstances. For the purpose of determining fair market value under our 2006 Stock Incentive Plan, the Committee may use the closing sales price, the average price, the price determined at the time of the transaction, the tender offer price or any other method the Committee deems reasonably indicative of the fair market value of the shares. We expect that the Committee may consider the sales prices quoted for our Class A common stock as an indication of fair market value of our Class B common stock for these purposes.

Stock Awards

The number of shares subject to a stock award under our 2006 Stock Incentive Plan is determined by the Committee. In addition, any restrictions or conditions on such shares, if any, are also determined by the Committee. Subsequent to the date of the grant of the stock award, the Committee has the power to permit an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a participant. The Committee may require a cash payment from the participant in an amount no greater than the aggregate fair market value of the shares of our common stock (Class B common stock after the recapitalization) awarded determined at the date of grant in exchange for the grant of a stock award or may grant a stock award without the requirement of a cash payment.

Option Awards

Under our 1996 Stock Plan, we grant stock options with an exercise price that is determined by the Committee. However, in the case of an incentive stock option, the price cannot be less than

100% of the fair market value of our common stock (Class B common stock after the recapitalization) on the date the option is granted. The exercise price will be payable in cash, check, by surrender of shares of our common stock, by cashless exercise or by net settlement, in such form and manner as may be authorized by the Committee. At the time the stock options are granted, the Committee can determine the terms and conditions that need to be satisfied before the options will be considered vested, as well as the dates on which the options become exercisable. In addition, the Committee, in its sole discretion, can specify the service period required or another triggering event that is needed for the options to vest. Stock options granted under our 1996 Stock Plan generally vest according to the following schedule: (i) no portion of the stock options can vest prior to the first anniversary of the vesting commencement date, which is determined by the Committee; and (ii) 20% of the stock options will vest on each anniversary of the vesting commencement date, assuming the participant has been continuously employed, so that the options will have vested in full on the fifth anniversary of the vesting commencement date.

The U.K. Subplan serves as an addendum to our 1996 Stock Plan. The U.K. Subplan incorporates all the rules of our 1996 Stock Plan, but has been modified in order to obtain approval by the HM Revenue & Customs in the U.K. Where the rules of the U.K. Subplan conflict with those of our 1996 Stock Plan, the rules of the U.K. Subplan take precedence over our 1996 Stock Plan. Under the U.K. Subplan, the option price is payable in cash or check. Stock options awarded under the U.K. Subplan vest according to the following schedule: (i) no portion of the stock options can vest prior to the first anniversary of the vesting commencement date, which is determined by the Committee; and (ii) 20% of the stock options will vest on each anniversary of the vesting commencement date, assuming the participant has been continuously employed, so that the options will have vested in full on the fifth anniversary of the vesting commencement date. In addition to the vesting schedule in the preceding sentence, options granted under the U.K. Subplan do not become exercisable until the earlier of a change in control, an initial public offering, or nine years and six months from the grant date of the option.

Under our 2006 Stock Incentive Plan, we grant stock options with an exercise price that is set forth in the respective stock incentive plan agreement as determined by the Committee. In addition, the Committee will determine whether the option is an incentive stock option described in Code Section 422 or a non-qualified stock option. In the case of an incentive stock option, which is an option within the meaning of Section 422 of the Internal Revenue Code, the exercise price can be no less than the fair market value of our common stock (Class B common stock after the recapitalization) on the date the option is granted. With respect to each grant of an incentive stock option to a participant who at the time the option is granted owns over 10% of the combined voting power of all our classes of stock, the exercise price cannot be less than 110% of the fair market value of our common stock (Class B common stock after the recapitalization) on the grant date. Any incentive stock option granted to a participant who at the time the option is granted owns more than 10% of the combined voting power of all our classes of stock is not exercisable after the expiration of five years after the grant date. For individuals who own 10% or less of the combined voting power of all our classes of stock at the time the option is granted, the option is not exercisable after the expiration of ten years after the grant date. The term of any non-qualified stock option must be as specified in the applicable stock incentive agreement.

The option price will be payable in cash, by surrender of shares of our common stock, by cashless exercise or by net settlement, in such form and manner as may be authorized by the Committee. Stock options vest at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the relevant stock incentive agreement; provided, however, that subsequent to the grant of an option, the Committee, at any time before complete termination of such option, may modify the terms of an option to the extent not prohibited by the terms of our 2006 Stock Incentive Plan, including, without limitation, accelerating the time or times at which such option may be exercised, including upon a change in control, and may permit the participant or any other designated person to exercise the option for all or part of the remaining option term, notwithstanding any provision of the relevant stock incentive agreement to the contrary. The Committee, however, shall not have the power to accelerate vesting of any option to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under IRS Code Section 409A.

Awards under our 2006 Stock Incentive Plan can be conditioned upon the achievement of performance goals that are determined by the Committee. Performance goals may be described in terms of company-wide objectives, in terms of objectives related to the performance of a division, affiliate, department or function within us or an affiliate in which the participant is employed or on which the participant’s efforts have the most influence, or in terms of our performance relative to the performance of one or more companies selected by the Committee. The performance goals established by the Committee will consist of one or more of the following:

•	earnings per share, and/or growth in earnings per share, in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	earnings per share, and/or growth in earnings per share, before share-based payments;

•	operating cash flow, and/or growth in operating cash flow, in relation to target objectives;

•	cash available in relation to target objectives;

•	net income, and/or growth in net income, in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	net income, and/or growth in net income, before share-based payments;

•	revenues, and/or growth in revenue, in relation to target objectives;

•	total stockholder return (measured as the total of the appreciation of and dividends declared on the stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on stockholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	market share in relation to target objectives;

•	economic value added;

•	stock price;

•	operating income;

•	EBIT, or EBITDA; and

•	cost reduction goals.

Stock Appreciation Rights

Under our 2006 Stock Incentive Plan, we may grant stock appreciation rights. A stock appreciation right entitles the participant to receive the excess of (1) the fair market value of a specified or determinable number of shares of our common stock (Class B common stock after the recapitalization) at the time of payment or exercise over (2) a specified or determinable price which, in the case of a stock appreciation right granted in connection with an option, may not be less than the exercise price for the number of shares subject to that option; provided, that the Committee shall consider any adverse tax consequences that may affect the participant under Code Section 409A. A stock appreciation right granted in connection with a stock incentive may only be exercised to the extent that the related stock incentive has not been exercised, paid or otherwise settled. Upon settlement, we must pay to the participant the appreciation in cash or shares as provided in the relevant stock incentive agreement or, in the absence of such provision, as the Committee may determine.

Each stock appreciation right granted under our 2006 Stock Incentive Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts,

as the Committee specifies in the relevant stock incentive agreement; provided, however, that subsequent to the grant of a stock appreciation right, the Committee, at any time before complete termination of such stock appreciation right, may accelerate the time or times at which it may be exercised or paid. The Committee, however, will not have the power to accelerate the time at which the stock appreciation right may be exercised to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

Dividend Equivalent Rights

Under our 2006 Stock Incentive Plan, we may grant dividend equivalent rights. A dividend equivalent right entitles the participant to receive payments from us in an amount determined by reference to any cash dividends paid on a specified number of shares of our common stock (Class B common stock after the recapitalization) to our stockholders during the period such rights are effective. The Committee may impose such restrictions and conditions on any dividend equivalent right, including the date any such right will terminate and may reserve the right to terminate, amend or suspend any such right at any time. Payment of the right can be made by us in cash or shares of our common stock (Class B common stock after the recapitalization) (valued at fair market value as of the date payment is owed) as provided in the relevant stock incentive agreement or stock incentive program, or, in the absence of such provision, as the Committee determines.

Each dividend equivalent right granted under our 2006 Stock Incentive Plan is payable at such time or upon the occurrence of such event and in such amounts, as the Committee specifies; provided, however, that subsequent to the grant of a dividend equivalent right, the Committee, at any time before complete termination of the rights, may accelerate the time or times at which they can be paid. The Committee, however, shall not have the power to accelerate the time at which the dividend equivalent rights can be paid to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

Performance Unit Awards

Under our 2006 Stock Incentive Plan, we may grant performance unit awards. A performance unit award entitles the participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a performance unit award, and the performance goals applicable to the determination of the ultimate payment value of the performance unit award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

Payment of performance unit awards may be made by us in cash or shares of our common stock (Class B common stock after the recapitalization) (valued at fair market value as of the date payment is owed). Each performance unit award granted under our 2006 Stock Incentive Plan will be payable at such time or upon the occurrence of such events, and in such amounts, as the Committee specifies; provided, however, that subsequent to the grant of the award, the Committee, at any time before complete termination of such award, can accelerate the time or times at which it can be paid. The Committee, however, shall not have the power to accelerate the time at which the performance unit award can be paid to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

Restricted Stock Units

Under our 2006 Stock Incentive Plan, we may grant restricted stock units. Restricted stock units entitle the participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the fair market value of a specified number of shares of our common stock (Class B common stock after the recapitalization) at the end of a specified period. At the time of the grant, the Committee determines the factors that will govern the portion of the restricted stock units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted stock unit awards containing performance criteria may be designated as performance share awards.

Payment for the restricted stock units can be made by us in cash or shares of our common stock (Class B common stock after the recapitalization) (valued at fair market value as of the date payment is owed). Each restricted stock unit granted is payable at such time, or upon the occurrence of such events, and in such amounts, as the Committee specifies; provided, however, that subsequent to the grant of a restricted stock unit, the Committee, at any time before complete termination of such restricted stock unit, can accelerate the time or times at which such restricted stock unit may be paid in whole or in part. The Committee, however, shall not have the power to accelerate the time at which the restricted stock unit can be paid to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

2008 Plan

Prior to the consummation of the offering, our board of directors is expected to adopt, and our stockholders are expected to approve at an annual meeting of stockholders which we anticipate will be held shortly prior to the effectiveness of this registration statement, a new stock incentive plan that will serve as the source for new equity incentive awards in respect of our Class A common stock following the offering. This new plan, the 2008 Stock Incentive Plan, will be substantially similar to our 2006 Stock Incentive Plan, but will provide for grants in respect of our shares of Class A common stock.

Our 2008 Stock Incentive Plan will provide for the grant to our employees, consultants, officers and directors of stock options, SARs, restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other share-based awards. Subject to anti-dilution adjustments in the event of certain changes in our capital structure, the number of shares of Class A common stock that will be reserved for issuance under our 2008 Stock Incentive Plan will be equal to     immediately after the consummation of this offering. Of the shares reserved for issuance, all or any may be issued as incentive stock options.

Our 2008 Stock Incentive Plan will be administered by the compensation committee of the board of directors or, in the absence of a compensation committee, the full board of directors. The Committee will determine which employees, consultants, officers and directors receive awards, the types of awards to be received and the terms and conditions thereof, including the vesting and exercisability provisions of the awards. However, the exercise price of incentive stock options may not be less than the fair market value of the shares subject thereto on the date of grant, and their term may not be longer than ten years from the date of grant. Our 2008 Stock Incentive Plan will provide that payment with respect to SARs may be made in cash or Class A common stock, as determined by the Committee.

Awards of restricted shares and shares granted on exercise of options will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Except as otherwise determined by the Committee, participants granted restricted shares and acquiring shares on exercise of options will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon. A restricted share unit will entitle the holder thereof to receive Class A common stock or cash at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the Committee may impose. Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the participant upon the attainment of performance goals established by the Committee over specified performance periods.

With respect to awards under our 2008 Stock Incentive Plan, the plan will provide that, except as otherwise determined by the Committee or otherwise provided in an applicable agreement, all unvested awards may be cancelled, accelerated, paid or continued upon termination of service.

The 2008 Stock Incentive Plan will provide that the plan may be amended, suspended or terminated by our board of directors at any time. Furthermore, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the Class A common stock may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the 2008 Stock Incentive Plan may materially and adversely affect the rights of a participant under any outstanding award without the consent of the affected participant.

Determination of Fair Market Value

Under our 2008 Stock Incentive Plan, ‘‘fair market value’’ will be defined under the plan as the closing sales price of our Class A common stock as quoted on any established stock exchange or national market system on the last market trading prior to the grant date. If the Class A common stock is quoted on a national exchange or is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value will be the average of the high and low prices of our Class A common stock on the last market trading day prior to the grant date. In the absence of an established securities market for the Class A common stock, fair market value will be determined by the Committee in good faith.

Stock Awards

The number of shares subject to a stock award under our 2008 Stock Incentive Plan will be determined by the Committee. In addition, any restrictions or conditions on such shares, if any, will also be determined by the Committee. Subsequent to the date of the grant of the stock award, the Committee will have the power to permit an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a participant. The 2008 Stock Incentive Plan will provide that the Committee may require a cash payment from the participant in an amount no greater than the aggregate fair market value of the shares of our Class A common stock awarded determined at the date of grant in exchange for the grant of a stock award or may grant a stock award without the requirement of a cash payment.

Option Awards

Under our 2008 Stock Incentive Plan, we will grant stock options with an exercise price that is set forth in the respective stock incentive plan agreement as determined by the Committee. In addition, the Committee will determine whether the option is an incentive stock option described in Code Section 422 or a non-qualified stock option. In the case of an incentive stock option, which is an option within the meaning of Section 422 of the Internal Revenue Code, the exercise price can be no less than the fair market value of our Class A common stock on the date the option is granted. With respect to each grant of an incentive stock option to a participant who at the time the option is granted owns over 10% of the combined voting power of all our classes of stock, the exercise price cannot be less than 110% of the fair market value of our Class A common stock on the grant date. Any incentive stock option granted to a participant who at the time the option is granted owns more than 10% of the combined voting power of all our classes of stock is not exercisable after the expiration of five years after the grant date. For individuals who own 10% or less of the combined voting power of all our classes of stock at the time the option is granted, the option is not exercisable after the expiration of ten years after the grant date. The term of any non-qualified stock option must be as specified in the applicable stock incentive agreement.

The option price will be payable in cash, by surrender of shares of our common stock, by cashless exercise or by net settlement, in such form and manner as may be authorized by the Committee. Stock options vest at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the relevant stock incentive agreement; provided, however, that subsequent to the grant of an option, the Committee, at any time before complete termination of such option, may modify the terms of an option to the extent not prohibited by the terms of our 2008 Stock Incentive Plan, including, without limitation, accelerating the time or times at which such option may be exercised, including upon a change in control, and may permit the participant or any other designated person to exercise the option for all or part of the remaining option term, notwithstanding any provision of the relevant stock incentive agreement to the contrary. The Committee, however, shall not have the power to accelerate vesting of any option to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under IRS Code Section 409A.

Awards under our 2008 Stock Incentive Plan can be conditioned upon the achievement of performance goals that are determined by the Committee. Performance goals may be described in terms of company-wide objectives, in terms of objectives related to the performance of a division, affiliate, department or function within us or an affiliate in which the participant is employed or on which the participant’s efforts have the most influence, or in terms of our performance relative to the performance of one or more companies selected by the Committee. The performance goals established by the Committee will consist of one or more of the following:

•	earnings per share, and/or growth in earnings per share, in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	earnings per share, and/or growth in earnings per share, before share-based payments;

•	operating cash flow, and/or growth in operating cash flow, in relation to target objectives;

•	cash available in relation to target objectives;

•	net income, and/or growth in net income, in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	net income, and/or growth in net income, before share-based payments;

•	revenues, and/or growth in revenue, in relation to target objectives;

•	total stockholder return (measured as the total of the appreciation of and dividends declared on the stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on stockholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	market share in relation to target objectives;

•	economic value added;

•	stock price;

•	operating income;

•	EBIT, or EBITDA; and

•	cost reduction goals.

Stock Appreciation Rights

Our 2008 Stock Incentive Plan will provide that we may grant stock appreciation rights. A stock appreciation right entitles the participant to receive the excess of (1) the fair market value of a specified or determinable number of shares of our Class A common stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a stock appreciation right granted in connection with an option, may not be less than the exercise price for the number of shares subject to that option; provided, that the Committee shall consider any adverse tax consequences that may affect the participant under Code Section 409A. A stock appreciation right granted in connection with a stock incentive may only be exercised to the extent that the related stock incentive has not been exercised, paid or otherwise settled. Upon settlement, we must pay to the participant the appreciation in cash or shares as provided in the relevant stock incentive agreement or, in the absence of such provision, as the Committee may determine.

Each stock appreciation right granted under our 2008 Stock Incentive Plan will be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the relevant stock incentive agreement; provided, however, that subsequent to the grant of a stock appreciation right, the Committee, at any time before complete termination of such stock appreciation right, may accelerate the time or times at which it may be exercised or paid. The Committee, however, will not have the power to accelerate the time at which the stock appreciation right may be exercised to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

Dividend Equivalent Rights

Our 2008 Stock Incentive Plan will provide that we may grant dividend equivalent rights. A dividend equivalent right entitles the participant to receive payments from us in an amount determined by reference to any cash dividends paid on a specified number of shares of our Class A common stock to our stockholders during the period such rights are effective. The Committee may impose such restrictions and conditions on any dividend equivalent right, including the date any such right will terminate and may reserve the right to terminate, amend or suspend any such right at any time. Payment of the right can be made by us in cash or shares of our Class A common stock (valued at fair market value as of the date payment is owed) as provided in the relevant stock incentive agreement or stock incentive program, or, in the absence of such provision, as the Committee determines.

Each dividend equivalent right granted under our 2008 Stock Incentive Plan will be payable at such time or upon the occurrence of such event and in such amounts, as the Committee specifies; provided, however, that subsequent to the grant of a dividend equivalent right, the Committee, at any time before complete termination of the rights, may accelerate the time or times at which they can be paid. The Committee, however, shall not have the power to accelerate the time at which the dividend equivalent rights can be paid to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

Performance Unit Awards

Our 2008 Stock Incentive Plan will provide that we may grant performance unit awards. A performance unit award entitles the participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a performance unit award, and the performance goals applicable to the determination of the ultimate payment value of the performance unit award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

Payment of performance unit awards may be made by us in cash or shares of our Class A common stock (valued at fair market value as of the date payment is owed). Each performance unit award granted under our 2008 Stock Incentive Plan will be payable at such time or upon the occurrence of such events, and in such amounts, as the Committee specifies; provided, however, that subsequent to the grant of the award, the Committee, at any time before complete termination of such award, can accelerate the time or times at which it can be paid. The Committee, however, shall not have the power to accelerate the time at which the performance unit award can be paid to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

Restricted Stock Units

Our 2008 Stock Incentive Plan will provide that we may grant restricted stock units. Restricted stock units entitle the participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the fair market value of a specified number of shares of our Class

A common stock at the end of a specified period. At the time of the grant, the Committee determines the factors that will govern the portion of the restricted stock units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted stock unit awards containing performance criteria may be designated as performance share awards.

Payment for the restricted stock units can be made by us in cash or shares of our Class A common stock (valued at fair market value as of the date payment is owed). Each restricted stock unit granted will be payable at such time, or upon the occurrence of such events, and in such amounts, as the Committee specifies; provided, however, that subsequent to the grant of a restricted stock unit, the Committee, at any time before complete termination of such restricted stock unit, can accelerate the time or times at which such restricted stock unit may be paid in whole or in part. The Committee, however, shall not have the power to accelerate the time at which the restricted stock unit can be paid to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any participant under Code Section 409A.

Change in Control

Under our 2008 Stock Incentive Plan, change in control will be defined to mean the date on which any of the following events occur (i) when any person (as such term is used in the Exchange Act) (other than us, a subsidiary, one or more members of the Tisch Group acting individually or jointly, of one of our employee benefit plans, including any trustee or such plan acting as a trustee) is or becomes the beneficial owner (as such term is used in the Exchange Act), directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors; (ii) a merger or consolidation of us with any other corporation, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation, or our stockholders approve an agreement for the sale or disposition by us of all or substantially all of our assets; (iii) a change in the composition of the board of directors occurring within a two-year period as a result of which fewer than a majority of the directors are directors who either were our directors when the respective plan was approved or were elected or nominated for election to the board with the affirmative votes of at least a majority of such directors; or (iv) a liquidation of us or other sale of all or substantially all of our assets to a third party independent of us or our stockholders immediately prior to such sale. The ‘‘Tisch Group’’ shall mean the Tisch family members (including Thomas J. Tisch, his spouse, brother, sister, and any of his, his brother’s or his sister’s lineal ascendants or descendants), any entity controlled, directly or indirectly, by one or more of the Tisch family members or a trust as to which one or more of the Tisch family members is a grantor or has a beneficial interest.

Under the 2008 Stock Incentive Plan, in the event of a change in control, the Committee will have the discretion, but not the obligation, to make such adjustments with respect to outstanding awards as it deems necessary or appropriate, including substituting new awards, adjusting outstanding awards, accelerating awards, removing restrictions, or terminating awards in exchange for the cash value determined in good faith by the Committee of vested and/or unvested portions of such award, all as may be provided in the applicable award document or, if not expressly addressed therein, as the Committee may determine in its sole discretion.

Transferability

The 2008 Stock Incentive Plan will provide that, unless otherwise determined by the committee, an award shall not be transferable or assignable by the holder otherwise than by will or by the laws of descent and distribution. An award exercisable after the death of the holder may be exercised by the legatees, personal representatives or distributees of the decedent.

Certain United States Federal Income Tax Consequences

The following discussion of the United States federal income tax consequences relating to the 1996 Stock Plan, the 2006 Stock Incentive Plan and the 2008 Stock Incentive Plan is based on present United States federal tax laws and regulations and does not purport to be a complete description of the United States federal income tax laws. Participants may also be subject to certain United States state and local taxes and non-United States taxes, which are not described below.

When a nonqualified stock option is granted, there are no income tax consequences for the option holder or the granting corporation. When a nonqualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The company is entitled to a deduction equal to the compensation recognized by the option holder.

When an incentive stock option is granted, there are no income tax consequences for the option holder or the granting corporation. When an incentive stock option is exercised, the option holder does not recognize income and the company does not receive a deduction. The option holder, however, must treat the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder disposes of shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder, and the company is not entitled to a deduction. If the option holder makes a ‘‘disqualifying disposition’’ of the shares by disposing of the shares before such shares have been held for the holding period described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the shares on the date the incentive stock option was exercised, or, if less, the amount received on the disposition, over (2) the exercise price, and the company is entitled to a deduction equal to the compensation recognized by the option holder.

When a stock appreciation right is granted, there are no income tax consequences for the participant or the granting corporation. When a stock appreciation right is exercised, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. The company is entitled to a deduction equal to the compensation recognized by the participant.

When a restricted stock unit is granted, there are no income tax consequences for the participant or the granting corporation. Upon the payment to the participant of shares in respect of restricted stock units, the participant recognizes compensation equal to the fair market value of the shares received. The company is entitled to a deduction equal to the compensation recognized by the participant.

A participant who is granted any other stock-based award will generally recognize, in the year of payment or delivery of shares or other property, compensation equal to the fair market value of the cash or other property received. If such other stock-based award is in the form of property that is subject to restrictions, the participant might not recognize compensation until the restrictions lapse, unless the participant makes an election to recognize compensation pursuant to Section 83(b) of the Internal Revenue Code. The company is entitled to a deduction in the same year equal to the compensation recognized by the participant.

The American Jobs Creation Act of 2004 introduced a new section of the Code, or Section 409A, covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2008 Plan may constitute ‘‘deferred compensation’’ within the meaning of and subject to Section 409A of the Code. The plans are intended to be interpreted and operated in accordance with

Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on plan participants under Section 409A of the Code.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the next three most highly compensated executive officers (excluding the ‘‘principal financial officer’’) in any year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee believes that there are circumstances when the provision of compensation that is not fully deductible may be consistent with our compensation philosophy and objectives and may be in our best interest and that of our stockholders. Accordingly, in some cases, we may determine that it is appropriate to provide compensation that may exceed deductibility limits in order to meet market demands and retain key executives.

Employment Agreements

We have a letter agreement with David Freedman, dated September 13, 2000, relating to his employment. In accordance with this letter agreement, Mr. Freedman serves as Global Chief Financial Officer, reporting to our Chief Executive Officer. Mr. Freedman’s annual base salary was initially established as $175,000, and has subsequently been increased to $325,000. Mr. Freedman’s annual bonus target under the letter agreement was initially established as 30% of his annual salary. This bonus target was subsequently increased to 50%. The letter agreement provides that, in the event Mr. Freedman’s employment with us is terminated due to a change in control (not defined in the agreement) of us, Mr. Freedman will receive an amount equal to two weeks pay per year of service with us, with no less than twelve months of severance, less all applicable taxes and withholding.

We have a letter agreement with Christine Baumeister, dated September 18, 2007. In accordance with this letter agreement, Ms. Baumeister serves as Global Chief Technology Officer, reporting to our Chief Executive Officer. Ms. Baumeister’s annual base salary was initially established as $250,000, and has subsequently been increased to $260,000. Ms. Baumeister’s annual bonus target under the letter agreement is 50% of her annual salary.

We have a service agreement with Mark Horgan, dated May 27, 2005. In accordance with this service agreement, Mr. Horgan serves as Chief Executive Officer, Europe. Mr. Horgan’s annual base salary was initially established as £285,000 (or approximately $568,000 based on an exchange rate of 1.99 GBP/USD), and has subsequently been increased to £313,000 (or approximately $622,000 based on an exchange rate of 1.99 GBP/USD). Mr. Horgan’s annual bonus target under the service agreement is 50% of his annual salary. In addition, under the terms of the service agreement, Mr. Horgan is entitled to a monthly car allowance of £1,200 (approximately $2,400) and is eligible to participate in a defined contribution pension scheme, which will entitle him to a death benefit of three times his annual salary if his employment with us is terminated due to his death. The service agreement further provides that either we or Mr. Horgan can terminate Mr. Horgan’s employment by providing six months notice of such termination to the other. In the event that we fail to provide Mr. Horgan with the requisite notice, Mr. Horgan is entitled to severance in an amount equal to six months of his base salary.

We have a letter agreement with Chris Moss, dated November 29, 2007, pursuant to which Mr. Moss serves as Chief Executive Officer of the Internet, reporting to our Chief Executive Officer. Mr. Moss’s annual base salary is a combination of $150,000 per annum and £389,000 per annum (or approximately $774,000 based on an exchange rate of 1.99 GBP/USD). Mr. Moss will also be entitled to receive a cash bonus based on objectives set forth in his employment agreement. Mr. Moss will be based in our New York headquarters and will be reimbursed up to $180,000 for living expenses and air travel. This agreement will expire in November 2009 but may be extended by mutual agreement for an additional twelve months.

We have a severance agreement with John Maxwell, our former Chief Financial Officer, dated September 4, 2007. In accordance with this mutual severance agreement, Mr. Maxwell ended his employment with us on September 4, 2007. The agreement provides that Mr. Maxwell will receive six months severance pay, including health benefits for himself and beneficiaries, until March 4, 2008. Under the agreement, Mr. Maxwell waived all claims against us.

Outstanding Equity Awards at 2007 Fiscal-Year End

The following table sets forth information regarding outstanding equity awards to our Named Executive Officers as of December 31, 2007:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date
Robert Pines	—	—	—	—
David Freedman(1)	105,000	—	$4.00	08/14/2010
(1)	297,000	—	$4.00	05/10/2011
(1)	100,000	—	$7.00	12/12/2012
(1)	—	100,000	$27.25	11/26/2017
Christine Baumeister(1)	20,000	—	$2.25	05/18/2009
(1)	40,000	—	$4.00	05/10/2011
(1)	15,000	—	$4.00	12/01/2012
(1)	7,000	28,000	$15.00	05/04/2016
(1)	—	100,000	$27.25	11/26/2017
Mark Horgan(1)	80,000	120,000	$9.00	09/07/2015
(1)	10,000	40,000	$20.00	08/29/2016
(1)	—	100,000	$27.25	11/26/2017
Chris Moss(1)	400,000	100,000	$7.00	08/11/2014
(2)	100,000	100,000	$12.00	02/24/2016
(3)	—	300,000	$27.25	11/26/2017
John Maxwell	—	—	—	—
(1)	Options vest 20% per year over five years.
(2)	Options vest 50% per year over two years.
(3)	Options vest 33 1/3% per year over three years.

Option Exercises and Stock Vested in 2007

For the fiscal year ended December 31, 2007, no Named Executive Officer exercised his or her option awards or acquired any shares of our common stock through the vesting of stock awards.

Non-qualified Deferred Compensation Table

The following table sets forth information regarding our nonqualified deferred compensation arrangements in which our Named Executive Officers participated in 2007:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert Pines	20,000	—	(127)	10,925	32,665
David Freedman	44,209	—	656	42,144	39,440
Christine Baumeister	—	—	—	—	—
Mark Horgan	—	—	—	—	—
Chris Moss	—	—	—	—	—
John Maxwell	5,000	—	136	—	5,136

The Executive Compensation Deferral Plan permits U.S. management and highly compensated employees selected by us to defer all or a portion of their salary and/or bonuses. We may, at our discretion, make additional contributions to the participant’s deferral account, which will vest at the rate of 50% after one year of service and 100% after two years of service (subject to full vesting at age 65, death or disability). The deferred amounts are invested in one or more of the available investment funds as selected by the participant. The participant may at any time change his or her selection of investment funds or make transfers from an investment fund to any of the other available investment funds. Vested deferred amounts, as adjusted for earnings and losses, are paid in a lump sum following retirement, death or other termination of employment. In-service withdrawals are not permitted. This plan is an unfunded, non-qualified plan, and benefits are paid out of the general assets when due. Pursuant to participants’ elections, benefits under the plan can be payable on the earlier to occur of a change in control or a separation from service.

Potential Payments upon Termination or Change in Control

We do not maintain a severance program generally covering our executive officers. However, we have arrangements with David Freedman and Mark Horgan entitling them to benefits upon termination under certain circumstances. The specific terms of these arrangements are described in detail under ‘‘Employment Agreements’’ and involve a change in control of the company. We do not provide termination payments as part of our overall compensation philosophy but will enter into such arrangements on a case-by-case basis. We established the termination arrangements for Messrs. Freedman and Horgan through arms’ length negotiations to address competitive concerns when Messrs. Freedman and Horgan were recruited. We may enter into termination arrangements in the future if we believe they are necessary to recruit, retain or motivate an executive.

In addition, some of our Named Executive Officers are entitled under their respective employment agreement to benefits upon a change in control of the company.

The following table sets forth the change in control and termination payments that would have been paid to each Named Executive Officer had a change in control and/or termination occurred on December 31, 2007:

Name	Change in Control (no termination)	Termination (no change in control)	Change in Control (with termination)	Acceleration of Vesting of Equity Awards (1)
Robert Pines, CEO and Chairman of the Board	—	—	—	—
David Freedman, Global CFO (2)	180,000	—	930,000	—
Christine Baumeister, Global CTO	171,000	—	—	—
Mark Horgan, CEO, Europe(3)	945,000	—	1,256,000	—
Chris Moss, CEO of the Internet	2,250,000	—	—	—
John Maxwell, Former CFO(4)	—	—	—	—
(1)	Options granted under the 1996 Stock Plan would automatically accelerate if the successor corporation does not agree to assume or substitute them. The stock option value is being calculated. This information will be provided once available.
(2)	In the event Mr. Freedman’s employment with us is terminated due to a change in control (not defined in his employment agreement) of the company, Mr. Freedman will receive an amount equal to two weeks pay per year of service with us, with no less than twelve months of severance, less all applicable taxes and withholding.
(3)	Mr. Horgan’s service agreement provides that either the company or Mr. Horgan can terminate employment by providing six months notice. In the event that the company fails to provide Mr. Horgan with the requisite notice, Mr. Horgan is entitled to severance in an amount equal to six months of his base salary.
(4)	Mr. Maxwell ceased to be CFO on September 4, 2007 and received $96,390 in severance pay in 2007.

In addition, upon termination of employment, our Named Executive Officers who participate in our 401(k) Plan or the Executive Compensation Deferral Plan would be eligible for a distribution of benefits from the plans. Under our Executive Compensation Deferral Plan, change in control means the date on which any of the following events occur when (i) any ‘‘person’’ (as such term is used in the Exchange Act) (other than us, a subsidiary, one or more members of the Tisch Group acting individually or jointly, or one of our employee benefit plans, including any trustee or such plan acting as a trustee) acquires our stock, that together with stock held by such person or group, constitutes 50% or more of the total fair market value or total voting power of our stock, (ii) any ‘‘person’’ acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our stock and possesses 35% or more of the total voting power of our stock; or (iii) any ‘‘person’’ acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) 40% or more of the total gross market value of our assets, except if such assets are transferred to (A) a stockholder of our securities in exchange for or with respect to our stock, (B) an entity, 50% or more of which is owned, directly or indirectly, by us, (C) a person, or group of persons, that owns 50% or more of our stock, or (D) any entity which is 50% or more owned by a person described in clause (C). The ‘‘Tisch Group’’ means the Tisch family members (including Thomas J. Tisch, his spouse, brother, sister, and any of his, his brother’s or his sister’s lineal ascendants or descendants), any entity controlled, directly or indirectly, by one or more of the Tisch family members or a trust as to which one or more of the Tisch family members is a grantor or has a beneficial interest.

Under our compensation programs, certain provisions apply in the case of a change in control, as described under ‘‘— Change in Control Provisions under Long-Term Incentive Plans’’ and ‘‘— Change in Control Provisions Relating to Management Performance Bonuses.’’

On November 20, 2006, our board of directors, in connection with the cash dividend approved on the same date, approved a cash bonus to be paid to certain employees. The cash bonus was determined based upon the number of unvested options held by such employee. The cash bonus is to be paid upon the occurrence of a change in control of the company (as such term is defined in the Amended and Restated 2006 Stock Plan) if that person is an employee at the time of the change in control.

Change of Control Provisions under Long Term Incentive Plans

Under our long term incentive plans, change in control means the date on which any of the following events occur (i) when any person (as such term is used in the Exchange Act) (other than us, a subsidiary, one or more members of the Tisch Group acting individually or jointly, of one of our employee benefit plans, including any trustee or such plan acting as a trustee) is or becomes the beneficial owner (as such term is used in the Exchange Act), directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors; (ii) a merger or consolidation of us with any other corporation, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation, or our stockholders approve an agreement for the sale or disposition by us of all or substantially all of our assets; (iii) a change in the composition of the board of directors occurring within a two-year period as a result of which fewer than a majority of the directors are directors who either were our directors when the respective plan was approved or were elected or nominated for election to the board with the affirmative votes of at least a majority of such directors; or (iv) a liquidation of us or other sale of all or substantially all of our assets to a third party independent of us or our stockholders immediately prior to such sale. The ‘‘Tisch Group’’ shall mean the Tisch family members (including Thomas J. Tisch, his spouse, brother, sister, and any of his, his brother’s or his sister’s lineal ascendants or descendants), any entity controlled, directly or indirectly, by one or more of the Tisch family members or a trust as to which one or more of the Tisch family members is a grantor or has a beneficial interest.

Under the 1996 Stock Plan, in the event of a change in control, outstanding options shall be assumed or substituted by the successor corporation. However, if the successor corporation does not agree to assume or substitute the options, the options shall become fully vested and exercisable immediately prior to the change in control. In addition, with respect to the assumed or substituted options, if the optionholder’s service is terminated within 12 months following the change in control (other than for cause or upon the optionholder’s death or disability), such options shall become fully vested and exercisable immediately prior to such termination. Under the 2006 Stock Incentive Plan, in the event of a change in control, the Committee has the discretion, but not the obligation, to make such adjustments with respect to outstanding awards as it deems necessary or appropriate, including substituting new awards, adjusting outstanding awards, accelerating awards, removing restrictions, or terminating awards in exchange for the cash value determined in good faith by the Committee of vested and/or unvested portions of such award, all as may be provided in the applicable award document or, if not expressly addressed therein, as the Committee may determine in its sole discretion. The changes in control provisions under the 2008 Stock Incentive Plan are expected to be substantially similar to those under the 2006 Stock Incentive Plan.

Change in Control Provisions Relating to Management Performance Bonuses

During 2006, in addition to our standard cash bonus program, we paid to certain of our Named Executive Officers a special, one-time bonus in connection with our incurrence of incremental indebtedness, the proceeds of which were used to pay a dividend to our stockholders. In connection with this special bonus, at the same time, we also awarded an additional bonus to certain of our Named Executive Officers, the payment of which is conditioned upon there being a change in control (as defined, for these purposes, under our 2006 Stock Incentive Plan), provided that at such time the Named Executive Officer is our employee.

Excise tax gross-up

Upon a change in control, employees may be subject to certain excise taxes under Section 4999 of the Code. We have agreed to reimburse certain of our senior executives, including John Maxwell, for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for these excise taxes.

Limitation on Directors’ Liability and Indemnification

Our amended and restated certificate of incorporation will limit the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

•	breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which he or she derived an improper personal benefit.

Our	amended and restated bylaws will provide that we:

•	are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

•	may indemnify our employees and agents as set forth in the Delaware General Corporation Law, subject to very limited exceptions;

•	are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

•	may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.
In addition to the indemnification required by our bylaws, before the completion of this offering, we will enter into indemnity agreements with our directors and executive officers. These agreements require us, among other things, to indemnify our directors and executive officers for expenses

(including attorney fees), liabilities, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval may not be unreasonably withheld), incurred in connection with any action, suit or proceeding arising out of their status as our directors or executive officers and to advance expenses incurred by them in connection with any proceeding against them with respect to which they may be entitled to indemnification by us. We also maintain directors’ and officers’ liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that our certificate of incorporation, bylaws, indemnification agreements and insurance are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

 Principal and Selling Stockholders

The table below sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock (i) immediately prior to the consummation of this offering giving effect to the recapitalization and (ii) as adjusted to reflect the sale of the shares of Class A common stock offered in this offering by the selling stockholders. This information is presented for:

•	each person or group who beneficially owns more than 5% of our common stock;

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	all selling stockholders.

A person is a ‘‘beneficial owner’’ of a security if that person has or shares ‘‘voting power,’’ which includes the power to vote or to direct the voting of the security, or ‘‘investment power,’’ which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares in each class is based on the                  shares of Class A common stock and                  shares of Class B common stock outstanding after giving effect to the recapitalization and assuming the conversion of all outstanding shares of preferred stock held by existing stockholders into Class B common stock. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. The table assumes that the underwriters’ option to purchase up to an additional                      shares of Class A common stock from the selling stockholders is not exercised.

Unless otherwise indicated, the address of each person named in the table below is INFONXX, Inc., 655 Madison Avenue, 21st Floor, New York, NY 10021.

	Shares Beneficially Owned Prior to Offering(1)		% Total Voting Power	Shares Being Offered	Shares Beneficially Owned After Offering(1)		% Total Voting Power
Name of Beneficial Owner	Shares	%			Shares	%
5% Stockholders:
Four-Fourteen Partners LLC
Marwell INFONXX, Inc.
Pines INFONXX, Inc.
TCV V, L.P. and its related entities
The James S. Tisch 1995 Issue Trust
The Thomas J. Tisch 1994 Issue Trust
Named Executive Officers:
Robert Pines
David Freedman
Christine Baumeister
Mark Horgan
Chris Moss
Directors:
Hazem Ben-Gacem
Richard Kimball
Thomas M. Steinberg
Thomas Tisch
Michael H. White
Executive Officers and Directors as a Group (13 persons):
Other Selling Stockholders:

(1)	Except where indicated, all shares are shares of Class B common stock. Each share of Class B common stock is entitled to 10 votes per share and is convertible into one share of Class A common stock at any time at the option of the holder and automatically upon the occurrence of certain events described under ‘‘Description of Capital Stock—Common Stock—Conversion.’’

 Related Party Transactions

Related Party Transaction Policy

We currently have no formal review, approval or ratification procedures in effect with respect to related party transactions. Prior to the consummation of this offering, we will establish a related party transaction policy which will provide procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, with certain exceptions. Covered persons will include any director, executive officer, director nominee, 5% stockholder or any immediate family members of the foregoing. Any such related party transactions will require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors. In addition, the charter of the audit committee of our board of directors will provide that the audit committee will review and approve all related party transactions.

Investor Rights Agreement

Simultaneously with the recapitalization, we, Robert Pines and the holders of our preferred stock will enter into the Sixth Amended and Restated Investor Rights Agreement, or the Investor Rights Agreement, providing various rights to the parties thereto. The Investor Rights Agreement described below is filed as an exhibit to the registration statement of which this prospectus forms a part and the following description is qualified by reference to that agreement.

The Investor Rights Agreement will provide that if the holder or holders of an aggregate of at least 45% of all shares of our common stock issued or issuable upon conversion of our preferred stock, or the Registrable Stock, propose to dispose of at least 20% of the then Registrable Stock and, in the reasonable opinion of such holder or holders such disposition may not be effected in the public marketplace at favorable terms then, subject to certain conditions, limitations and procedures outlined in the Investor Rights Agreement, we will use our best efforts to effect the registration under the Securities Act of all shares identified by such holders, or Demand Registration Rights. Notwithstanding the foregoing, we will not be required to effect more than three registration statements pursuant to this demand registration right, nor required to cause a registration requested pursuant to this right to become effective prior to six months after the effective date of the first registration statement we initiate. We may not register securities for sale for our own account in any registration pursuant to this demand registration right without the consent of holders of at least 51% of the stock as to which registration has been requested, and will not be required to effect a registration pursuant to these rights unless the proposed disposition of stock has an aggregate expected offering price of not less than $30,000,000.

Under the Investor Rights Agreement, the founder and each holder of Registrable Stock will also have the right to cause us to use our best efforts to register all or some portion of his or her shares of stock if we at any time propose to register any of our securities under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the SEC is applicable), or the Incidental Registration Rights.

Finally, the Investor Rights Agreement will provide that we will register our common stock under the Exchange Act as promptly as reasonably practicable following the effective date of the first registration of any of our securities on Form S-1 and we will thereafter effect all qualifications and compliances as would permit or facilitate the sale and distribution of our stock on Form S-3, or the S-3 Registration Rights. After we have qualified for the use of Form S-3, the holders of Registrable Stock will have the right to request up to six registrations on Form S-3, provided, however, that we are not required to effect a registration pursuant to these rights (i) unless the holder or holders requesting registration propose to dispose of shares of stock having an aggregate expected public offering price of at least $12,000,000, and (ii) more frequently than once every six months.

In the case of any registration effected pursuant to the Demand Registration Rights or S-3 Registration Rights described above, a majority in interest of the requesting holders will have the right to designate the managing underwriter in any underwritten offering. The Incidental Registration Rights and S-3 Registration Rights described above terminate as to any holder or permissible transferee or assignee of such holder if such person holds one percent or less of the outstanding shares of our stock (on an as-converted basis) or if such person would be permitted to sell 25% of the stock for which it seeks registration within any three-month period pursuant to Rule 144(k) under the Securities Act.

The Investor Rights Agreement limits the amount of registration rights that we may grant to subsequent investors, and places restrictions on the parties’ ability to transfer registration rights granted to it under the terms of the agreement.

Other

Lois G. Pines, who is the mother of Robert Pines, our founder, Chairman and Chief Executive officer, serves as regulatory counsel to us on a consultant basis. Compensation paid to Lois Pines for the year ended December 31, 2007 totaled $    , plus reimbursement of work-related expenses. Lori Pines, the wife of Robert Pines, is a partner at the law firm of Weil, Gotshal & Manges LLP, which represents and advises us, from time to time, in certain patent, litigation and other matters. For the year ended December 31, 2007, we paid Weil, Gotshal & Manges LLP approximately $        in legal fees. We have agreed to pay the reasonable fees and expenses in connection with this offering of Weil, Gotshal & Manges LLP, which has been engaged as counsel to the selling stockholders.

 Description of Indebtedness

First Lien Senior Secured Credit Facilities

On December 1, 2006, we (as U.S. Borrowers) and our subsidiaries The Number UK Limited and Carbone S.A.R.L. (together, the ‘‘Foreign Borrowers’’) entered into an amendment of our amended and restated senior secured credit facilities, or the First Lien Credit Agreement, with Banc of America Securities LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, and the lenders signatory thereto. Bank of America, N.A. acts as administrative agent, JPMorgan Chase Bank, N.A. acts as syndication agent and LaSalle Bank National Association, General Electric Capital Corporation and Royal Bank of Canada act as co-documentation agents. The senior secured credit facilities consist of a $50.0 million senior secured domestic revolving credit facility and a $150.0 million senior secured foreign revolving credit facility, in each case maturing on April 11, 2011, and a $160.0 million senior secured domestic term loan facility and €90.0 million senior secured foreign term loan facility, in each case maturing on December 1, 2012. A portion of the revolving credit facilities are available for letters of credit.

Security and guarantees.    Our domestic obligations under the First Lien Credit Agreement are unconditionally and irrevocably guaranteed jointly and severally by our current and future domestic subsidiaries (other than certain non-significant subsidiaries). The obligations of the Foreign Borrowers under the First Lien Credit Agreement are unconditionally and irrevocably guaranteed jointly and severally by us, each of our current and future domestic subsidiaries (other than certain non-significant subsidiaries) and, to the extent permitted by applicable law, certain foreign subsidiaries of the Foreign Borrowers.

Our domestic obligations under the First Lien Credit Agreement, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of each of INFONXX’s current and future domestic subsidiaries, including but not limited to:

•	a first priority pledge of 100% of the capital stock of each of our current and future domestic subsidiaries; and

•	a first priority security interest in 65% of the capital stock of each first-tier foreign subsidiary.

The obligations of the Foreign Borrowers under the First Lien Credit Agreement, and the guarantees of those obligations, are secured by substantially all of our assets, substantially all of the assets of each of our current and future domestic subsidiaries and substantially all of the assets of the Foreign Borrowers and any foreign guarantor, including but not limited to:

•	a first priority security interest in the remaining portion of the capital stock of each first-tier foreign subsidiary not pledged to secure our domestic obligations and the capital stock of each foreign guarantor.

Interest rates and fees.    Borrowings under the First Lien Credit Agreement bear interest as follows:

•	Revolving credit facility: initially, (a) in the case of loans with an interest rate based on the base rate, the base rate plus an applicable margin, or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin, and such applicable margins will be subject to reduction if we attain certain leverage ratios; and

•	Term loan facility: (a) in the case of loans with an interest rate based on the base rate, the base rate plus an applicable margin, or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin.

The First Lien Credit Agreement also provides for the payment to the lenders of a commitment fee on average daily unused commitments under the revolving credit facility at a rate initially equal to ½ of 1% per annum. Such commitment fee will be subject to reduction if we attain a certain leverage ratio.

Scheduled amortization payments and mandatory prepayments.    The term loan facility provides for quarterly amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof beginning March 31, 2007, with the balance of the facility to be repaid at final maturity.

In addition, the First Lien Credit Agreement requires us to prepay outstanding term loans (and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans), subject to certain exceptions, with:

•	100% of the net proceeds of certain asset sales or other dispositions by us or our subsidiaries;

•	50% of excess cash flow (as defined in the First Lien Credit Agreement), subject to reductions to a lower percentage if we achieve certain performance targets;

•	100% of the net proceeds of certain debt issuances by us or our subsidiaries; and

•	50% (or such lesser amount required to achieve a certain leverage ratio) of the net proceeds of certain equity issuances by us or our subsidiaries.

Voluntary prepayments.    The First Lien Credit Agreement provides for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/reduction amounts.

Covenants.    The First Lien Credit Agreement contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the First Lien Credit Agreement include, among other things, limitations (each of which are subject to customary exceptions for financings of this type) on our ability to:

•	declare dividends and make other distributions;

•	redeem and repurchase our capital stock;

•	prepay, redeem and repurchase subordinated debt;

•	make loans and investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt;

•	restrict dividends from our subsidiaries;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

The First Lien Credit Agreement also contains the following financial covenants:

•	a maximum total leverage ratio (ratio of total indebtedness to Adjusted EBITDA, as defined under the First Lien Credit Agreement) of 3.50:1.0 through March 31, 2008, at which time the ratio decreases to 3.25:1.0 through December 31, 2008, at which time the ratio decreases to 2.75:1.0;

•	a minimum fixed charge coverage ratio (ratio of Adjusted EBITDA to fixed charges) of 1.75:1.0 through March 31, 2008, at which time the ratio increases to 2.00:1.0; and

•	a maximum first lien leverage ratio (ratio of first lien indebtedness to Adjusted EBITDA) of 3.00:1.0 through March 31, 2008, at which time the ratio decreases to 2.75:1.0 through September 30, 2008, at which time the ratio decreases to 2.50:1.0.

Adjusted EBITDA is used to determine compliance with the financial covenant ratios contained in the First Lien Credit Agreement.

Events of Default.    The First Lien Credit Agreement contains certain customary events of default (subject to grace periods, as appropriate) including among others:

•	nonpayment of principal or interest;

•	breach of the financial, affirmative or negative covenants;

•	material breach of the representations or warranties;

•	cross-default and cross-acceleration to other material indebtedness;

•	bankruptcy or insolvency;

•	material judgments entered against our parent, us or any of our subsidiaries;

•	certain ERISA violations;

•	actual or asserted invalidity of the security documents, guarantees or intercreditor agreement associated with the senior secured credit facilities; and

•	a change of control (as defined in the First Lien Credit Agreement).

Second Lien Senior Secured Term Loan

In addition to entering into the first lien credit facilities, on December 1, 2006, we entered into an additional $125.0 million senior secured term loan credit facility pursuant to a second lien credit agreement, or the Second Lien Credit Agreement, with Banc of America Securities LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, and the lenders signatory thereto. Bank of America, N.A. acts as administrative agent and JPMorgan Chase Bank, N.A. acts as syndication agent. We have used the proceeds of the borrowings under the Second Lien Credit Agreement to refinance existing indebtedness and to finance a distribution to our stockholders, as well as for working capital, capital expenditures and other general corporate purposes.

Our obligations under the Second Lien Credit Agreement are guaranteed by each of our domestic subsidiaries that guarantees our obligations under the First Lien Credit Agreement and are secured on a second priority basis by the same domestic collateral securing our obligations under the First Lien Credit Agreement.

The term loans under our Second Lien Credit Agreement mature on and are due and payable in full on December 1, 2013.

Subject to any required prepayment of the obligations under our First Lien Credit Agreement, our Second Lien Credit Agreement contains mandatory prepayment provisions based on those contained in our First Lien Credit Agreement, except that we are not required to apply the proceeds of any equity issuances by us or our subsidiaries. Our Second Lien Credit Agreement provides for voluntary prepayments of the loans, subject to certain prepayment penalties if any voluntary prepayments are made before December 1, 2008.

The covenants in our Second Lien Credit Agreement are substantially similar to the covenants contained in our First Lien Credit Agreement, except that certain exceptions to the covenants are less restrictive than those in the First Lien Credit Agreement and the Second Lien Credit Agreement only contains one financial covenant, namely the maximum total leverage ratio. The maximum total leverage ratio in the Second Lien Credit Agreement is 3.50:1.0 through December 31, 2008, at which time the ratio decreases to 3.00:1.0. The events of default in our Second Lien Credit Agreement are substantially similar to the events of default contained in our First Lien Credit Agreement, except that the materiality thresholds and grace periods are less restrictive than the comparable provisions under our First Lien Credit Agreement.

A default or event of default under either credit facility will result in the acceleration of all outstanding indebtedness under both credit facilities unless the default or event of default is the breach of a financial covenant, in which case certain cure rights apply.

As of each of December 31, 2006 and September 30, 2007, we were in compliance with all of the required financial covenants under each credit facility and we were not aware of any default or event of default under either facility.

 Description of Capital Stock

General

The following is a summary of the rights of the holders of our common stock and preferred stock and the related provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each as in effect following the recapitalization. For more detailed information, please see the forms of our amended and restated certificate of incorporation, amended and restated bylaws and Sixth Amended and Restated Investor Rights Agreement, each of which are filed as exhibits to the registration statement of which this prospectus is a part.

Immediately prior to the consummation of this offering, we will effect a recapitalization to convert all outstanding shares of our common stock and our preferred stock into newly designated Class B common stock, par value $.01 per share. Simultaneously with the recapitalization, we will convert all of our outstanding stock options into options to acquire shares of our Class B common stock. The conversion ratio used in the recapitalization will be                shares of Class B common stock for each share of existing common stock (including preferred stock convertible into, and options exercisable for, existing common stock).

At September 30, 2007, we had one class of common stock and seven series of preferred stock. At September 30, 2007, we had outstanding 24,303,860 shares of common stock, held of record by 45 stockholders, 7,560,000 shares of Series A preferred stock, held of record by 39 stockholders, 5,719,944 shares of Series B preferred stock, held of record by 30 stockholders, 4,629,600 shares of Series C preferred stock, held of record by 22 stockholders, 2,645,504 shares of Series D preferred stock, held of record by 17 stockholders, 7,260,386 shares of Series E preferred stock, held of record by 14 stockholders, 2,053,780 shares of Series F preferred stock, held of record by 39 stockholders and 2,833,334 shares of Series G preferred stock, held of record by three stockholders. In addition, as of September 30, 2007, 2,207,500 shares of our common stock were subject to outstanding options.

Following the recapitalization, we will have two classes of authorized common stock, Class A common stock, par value $.01 per share, and Class B common stock. Except with respect to voting and conversion, the rights of the holders of Class A common stock and Class B common stock will be identical. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share and is convertible into one share of Class A common stock at any time at the option of the holder and automatically upon the occurrence of certain events described under ‘‘— Common Stock — Conversion.’’

Immediately following the recapitalization, all of our Class B common stock will be held by our existing stockholders. All shares to be sold in this offering will be shares of Class A common stock. Immediately prior to the consummation of this offering, the shares to be sold by the selling stockholders will be converted from Class B common stock to Class A common stock on a one-for-one basis.

Following the consummation of this offering, our existing stockholders will collectively hold approximately                 % of the total voting power in our company and will be able to exercise control over our management and affairs and all matters requiring stockholder approval.

Upon the consummation of this offering, our authorized capital stock will consist of                 shares of which:

•	shares will be designated as Class A common stock;

•	shares will be designated as Class B common stock; and

•	shares will be designated as preferred stock.

Common Stock

The following description of our common stock assumes the completion of the recapitalization described above, which will occur immediately prior to the consummation of this offering.

Voting Rights

Following the recapitalization, the rights of the holders of our Class A common stock and our Class B common stock will be identical, except for voting rights as described herein and for conversion rights, as further described under ‘‘— Conversion.’’

Holders of our Class A common stock will be entitled to one vote per share and holders of our Class B common stock will be entitled to 10 votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•	If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•	If we amended our certificate of incorporation to alter or change the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to declare from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including the following:

•	transfers among holders of Class B common stock;

•	transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock; and

•	transfers by a holder of Class B common stock to an affiliate (as such term is defined under Rule 144 of the Securities Act).

In addition, partnerships or limited liability companies that hold more than 5% of the total outstanding shares of Class B common stock as of the closing of the offering may distribute their Class B common stock to their respective partners or members (who may further distribute the

Class B common stock to their respective partners or members) without triggering a conversion to Class A common stock. Such distributions must be conducted in accordance with the ownership interests of such partners or members and the terms of any agreements binding the partnership or limited liability company.

Once transferred and converted into Class A common stock, the Class B common stock will no longer be outstanding and will not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors from time to time, without approval by the stockholders, to issue up to a total of                shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of INFONXX and might harm the market price of our Class A common stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Following the recapitalization, our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that will, and certain provisions of Delaware law may, delay, defer or discourage another party from attempting to acquire control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founder, existing stockholders, board members and employees. Our amended and restated bylaws will provide for a staggered board, require advance notice for proposals by stockholders and nominations, place limitations on convening stockholder meetings. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Amendment of Bylaws

Under Delaware law, the power to adopt, amend or repeal a corporation’s bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our amended and restated certificate of incorporation and bylaws will grant our board the power to alter, amend and repeal our bylaws, or adopt new bylaws, on the affirmative vote of a majority of the directors then in office. Our stockholders may alter, amend or repeal our bylaws, or adopt new bylaws, but only at a regular meeting of stockholders.

Amendment of Certificate of Incorporation

The provisions of our amended and restated certificate of incorporation that could have anti-takeover effects as described above may not be amended, altered, repealed or rescinded without the approval of (i) our board of directors and (ii) the affirmative vote of not less than a majority in voting power of all outstanding shares of our capital stock entitled to vote generally at an election of directors, voting together as a single class. This requirement makes it more difficult for stockholders to make changes to the anti-takeover provisions in our certificate of incorporation.

Staggered Board

Following the recapitalization, our amended and restated bylaws will provide for a staggered board so that our board of directors will be divided into three classes that will be, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, with the term of each class staggered so that the term of only one class of directors expires at each annual general meeting. The proposed terms of the Class I, Class II and Class III directors will expire in 2009, 2010 and 2011, respectively. Any vacancy on the board of directors may be filled by a majority of the directors then in office. Our amended and restated bylaws will provide that the number of directors on our board may be increased by the board.

Special Meetings of Stockholders

Our amended and restated bylaws will preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our amended and restated bylaws provide that only a majority of our board of directors, the chairman of the board or the chief executive officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board or the chief executive officer believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may prevent the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of our company. In addition, under our amended and restated bylaws, our stockholders do not have the ability to remove directors without cause.

Authorized but Unissued Capital Stock

One of the effects of the existence of unissued and unreserved common and preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti−takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                 , located at                 .

Listing

Our Class A common stock will be listed on                 under the symbol ‘‘        .’’ Our Class B common stock will not be listed on any stock exchange.

 Shares Eligible for Future Sale

Prior to this offering, there has not been any public market for our Class A common stock, and we cannot predict what effect, if any, market sales of shares of Class A common stock or the availability of shares of Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of Class A common stock, including shares issued upon the conversion of shares of our Class B common stock or upon exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the closing of this offering, we will have outstanding an aggregate of                 shares of Class A common stock and                 shares of Class B common stock. In addition, options to purchase an aggregate of approximately                 shares of our Class B common stock will be outstanding as of the closing of this offering. Of these options,                 will have vested at or prior to the closing of this offering and approximately                 will vest over the next three years. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which we summarize below. In addition,                 shares of Class B common stock will be authorized and reserved for issuance in relation to potential future awards under our current stock incentive plans, and                 shares of Class A common stock will be authorized and reserved for issuance in relation to potential future awards under our 2008 Stock Incentive Plan to be adopted in connection with this offering.

The restricted shares and the shares held by our affiliates will be available for sale in the public market as follows:

•	shares will be eligible for sale at various times beginning 90 days after the date of this prospectus pursuant to Rules 144 and 701; and

•	shares subject to the lock-up agreements will be eligible for sale at various times beginning 180 days after the date of this prospectus pursuant to Rules 144 and 701.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, including an affiliate of ours, who has beneficially owned shares of our common stock for at least one year, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, as shown by the most recent report or statement by us, which percentage will be approximately shares immediately after completion of the offering; and

•	the average weekly trading volume of our Class A common stock on the exchange on which our Class A common stock is listed during the four calendar weeks preceding (a) the date on which notice of sale is filed on Form 144 with respect to such sale or (b) if no notice of sale is required, the date of the receipt of the order or the date of execution, as applicable.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Effective February 15, 2008, Rule 144 will be amended to reduce the holding periods set forth above.

Rule 701

Certain of our current employees who acquired their shares in connection with awards pursuant to our outstanding stock incentive plans, which are written compensatory plans, are entitled to rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these stockholders, whether or not they are an affiliate of ours, are permitted to sell the shares subject to Rule 701 without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell their Rule 701 shares without complying with the volume, notice or public information requirements of Rule 144 described above.

Lock-Up Agreements

We, our directors and executive officers, the selling stockholders and certain of our significant stockholders will enter into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of the final prospectus, may not, without the prior written consent of each bookrunner, (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Registrations on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our existing stock incentive plans. This registration statement is expected to be filed shortly after the date of this prospectus and will be effective upon filing. As a result, after the effective date of this Form S-8 registration statement, shares issued pursuant to our existing stock incentive plans, including upon exercise of stock options, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

As of                   , 2008,                shares of common stock were reserved pursuant to our existing stock incentive plans for future issuance in connection with the exercise of outstanding options awarded under these plans, and options with respect to                   of these shares had vested. In addition to the vested options as of September 30, 2007, additional options to purchase approximately                  shares of common stock will vest on or prior to                   , 2008.

Registration Rights

For a description of rights some holders of common stock have to require us to register the shares of common stock they own, see ‘‘Related Party Transactions.’’

Certain U.S. Federal Income and Estate Tax Consequences
to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A ‘‘non-U.S. holder’’ means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, ‘‘controlled foreign corporation,’’ ‘‘passive foreign investment company’’ or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional ‘‘branch profits tax’’ at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a ‘‘United States real property holding corporation’’ for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a ‘‘United States real property holding corporation’’ for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

 Underwriting

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Banc of America Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Total

The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of Class A common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional                  shares of Class A common stock from the selling stockholders. They may exercise that option for 30 days. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                  additional shares.

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers, directors, and certain of our significant stockholders, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See ‘‘Shares Eligible for Future Sale’’ for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares of Class A common stock. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to list the Class A common stock on the                     under the symbol ‘‘        ’’.

A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives of this offering and may also be made available on websites maintained by other underwriters.

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering. ‘‘Covered’’ short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of Class A common stock pursuant to the option granted to them. ‘‘Naked’’ short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on                     , in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)    to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)    in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of shares of Class A common stock to the public’’ in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of Class A common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the ‘‘FSMA’’)) received by it in connection with the issue or sale of the shares of Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of Class A common stock in, from or otherwise involving the United Kingdom.

The shares of Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares of Class A common stock have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of Class A common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $         .

The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., and Bank of America, N.A., an affiliate of Banc of America Securities LLC, are each a lender under our First Lien Credit Agreement. J.P. Morgan Securities Inc. and Banc of America Securities LLC are each a joint lead arranger and joint bookrunner under our First Lien Credit Agreement. J.P. Morgan Chase Bank, N.A. acts as syndication agent and Bank of America, N.A. acts as administrative agent under our First Lien Credit Agreement. In addition, J.P. Morgan Securities Inc. and Banc of America Securities LLC are each a joint lead arranger and joint bookrunner under our Second Lien Credit Agreement. J.P. Morgan Chase Bank, N.A. acts as syndication agent and Bank of America, N.A. acts as administrative agent under our Second Lien Credit Agreement. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

 Validity of the Class A Common Stock

The validity of our Class A common stock offered hereby and other legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The validity of our Class A common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

 Experts

The consolidated financial statements of InfoNXX, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Kandel Limited and subsidiaries for each of the three years in the period ended March 31, 2006 included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the nature and effect of differences between accounting principles generally accepted in Ireland and the accounting principles generally accepted in the United States of America), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Operator Service Company, LLC (d.b.a. Excell Services) as of and for the year ended December 31, 2005 included in this prospectus have been audited by McGladrey & Pullen LLP, an independent registered accounting firm, as stated in their report appearing in this prospectus, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

 Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 with respect to the Class A common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and the Class A common stock, you should refer to the registration statement and exhibits and schedules thereto. This prospectus summarizes material provisions of contracts and other documents that are filed as exhibits to the registration statement. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents.

You may review a copy of the registration statement, including exhibits to the registration statement, without charge, and may obtain copies at prescribed rates, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

Upon the completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the address set forth above. We also intend to provide our stockholders with annual reports containing financial information statements audited by our independent auditors and to make our filings with the SEC available free of charge at our Internet site, at http://www.infonxx.com.

 Index to Consolidated Financial Statements

Page
INFONXX, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2005 and 2006 (audited) and September 30, 2007 (unaudited)	F-3
Consolidated Statements of Operations for each of the years ended December 31, 2004, 2005 and 2006 (audited) and the nine months ended September 30, 2006 and 2007 (unaudited)	F-4
Consolidated Statements of Cash Flows for each of the years ended December 31, 2004, 2005 and 2006 (audited) and the nine months ended September 30, 2006 and 2007 (unaudited)	F-5
Consolidated Statements of Stockholders’ Equity (Deficit) for each of the years ended December 31, 2004, 2005 and 2006 (audited) and the nine months ended September 30, 2007 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-8
Kandel Limited and Subsidiaries
Independent Auditors’ Report	F-38
Consolidated Profit and Loss Accounts for each of the three years in the period ended March 31, 2006	F-39
Consolidated Statement of Cash Flows for each of the three years in the period ended March 31, 2006	F-40
Consolidated Statements of Total Recognized Gains and Losses for each of three years in the period ended March 31, 2006	F-41
Notes to the Consolidated Financial Statements	F-42
Operator Service Company, LLC (d.b.a. Excell Services)
Report of Independent Auditors	F-50
Balance Sheet at December 31, 2005	F-51
Statement of Income for the year ended December 31, 2005	F-52
Statement of Members’ Equity for the year ended December 31, 2005	F-53
Statement of Cash Flows for the year ended December 31, 2005	F-54
Notes to the Financial Statements	F-55

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
INFONXX, Inc.

We have audited the accompanying consolidated balance sheets of INFONXX, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and stockholders’ equity (deficit) for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of INFONXX, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 12, 2007

INFONXX, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,		September 30,
	2005	2006	2007
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,643	$31,650	$30,442
Restricted cash	463	848	930
Accounts receivable, net of allowance for doubtful accounts of $125, $477, and $794 as of December 31, 2005 and 2006, and September 30, 2007, respectively	39,958	107,545	136,271
Prepaid expenses and other current assets	9,679	14,957	13,728
Deferred income taxes	—	483	—
Total current assets	106,743	155,483	181,371
Property and equipment, net	58,758	80,140	66,677
Intangible assets, net	5,034	79,206	78,990
Goodwill	—	83,434	90,142
Deferred income taxes	4,985	7,840	2,408
Other assets	1,985	8,496	7,998
Total assets	$177,505	$414,599	427,586
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$35,617	$39,750	$34,835
Accrued expenses	36,699	58,936	83,315
Current portion of long-term debt	8,074	3,403	3,212
Total current liabilities	80,390	102,089	121,362
Long-term debt, less current portion	22,957	495,613	456,424
Other long-term liabilities	1,152	3,817	1,824
Deferred income taxes	—	10,940	11,650
Total liabilities	104,499	612,459	591,260
Commitments and contingencies
Stockholders’ equity (deficit):
Convertible preferred stock; $.01 par value; 35,022,200, 36,022,200, and 36,022,200 shares authorized at December 31, 2005 and 2006, and September 30, 2007, respectively; 31,869,214, 32,702,548, and 32,702,548 shares issued and outstanding at December 31, 2005 and 2006, and September 30, 2007, respectively; liquidation preference of $56,149, $61,149, and $61,149 at December 31, 2005 and 2006, and September 30, 2007, respectively	319	327	327
Common stock; $.01 par value; 61,320,516, 62,320,516 and 62,320,516 shares authorized at December 31, 2005 and 2006, and September 30, 2007, respectively; and 19,179,472, 24,271,860, and 24,303,860 shares issued at December 31, 2005 and 2006, and September 30, 2007, respectively	192	243	243
Additional paid-in-capital	55,845	—	1,889
Retained earnings (deficit)	17,013	(198,576)	(169,122)
Accumulated other comprehensive (loss) income	(363)	146	2,989
Total stockholders’ equity (deficit)	73,006	(197,860)	(163,674)
Total liabilities and stockholders’ equity (deficit)	$177,505	$414,599	$427,586

See accompanying notes to Consolidated Financial Statements.

INFONXX, Inc.
Consolidated Statements of Operations
(in thousands, except share data)

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
Operating revenues, net	$283,755	$307,991	$499,113	$348,395	$478,234
Operating costs	182,343	197,750	322,219	229,633	281,597
Gross Profit	101,412	110,241	176,894	118,762	196,637
Selling, general and administrative	51,902	108,019	183,111	121,448	119,947
Income (loss) from operations	49,510	2,222	(6,217)	(2,686)	76,690
Other income (expense):
Interest income	644	2,110	1,345	952	1,064
Interest expense	(7,037)	(2,498)	(12,629)	(6,291)	(33,700)
Loss on debt extinguishment	(6,945)	—	(4,371)	(1,003)	—
Other income, net	3,860	1,281	3,163	(115)	392
Total other income (expense) net	(9,478)	893	(12,492)	(6,457)	(32,244)
Income (loss) before income taxes	40,032	3,115	(18,709)	(9,143)	44,446
Income tax benefit (expense)	90	(1,352)	(2,081)	(1,017)	(14,992)
Net income (loss)	40,122	1,763	(20,790)	(10,160)	29,454
Dividend on preferred stock	—	—	(179,253)	—	—
Net income (loss) available to common stockholders	$40,122	$1,763	$(200,043)	$(10,160)	$29,454
Basic earnings (loss) per share of common stock	$1.82	$0.08	$(8.99)	$(0.46)	$1.21
Diluted earnings (loss) per share of common stock	$0.73	$0.03	$(8.99)	$(0.46)	$0.51
Dividends declared per share of common stock	$—	$—	$5.48	$—	$—

See accompanying notes to Consolidated Financial Statements.

INFONXX, Inc.
Consolidated Statements of Cash Flows
(in thousands, except share data)

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
Cash flows from operating activities
Net income (loss)	$40,122	$1,763	$(20,790)	$(10,160)	$29,454
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of business acquisitions in 2006:
Depreciation and amortization	16,990	17,428	28,718	20,177	24,479
Accretion of asset retirement obligations expense	34	61	65	48	52
Amortization of deferred financing fees	555	225	583	349	1,133
Loss on disposal of property and equipment	508	828	397	380	81
Deferred income tax expense (benefit)	(171)	780	2,183	(90)	5,709
Loss on debt extinguishment	6,945	—	4,371	1,003	—
Foreign currency exchange loss (gain)	(2,334)	190	(3,900)	(380)	(439)
Share-based compensation expense	—	—	27,165	257	2,959
Changes in operating assets and liabilities:
Accounts receivable	(16,055)	4,166	(41,293)	(43,375)	(23,240)
Prepaid expenses and other current assets	1,687	(6,365)	(2,004)	(870)	2,723
Other assets	85	(586)	62	(66)	(734)
Accounts payable, accrued expenses and other liabilities	(3,125)	37,385	(816)	(5,956)	10,206
Net cash provided by (used in) operating activities	45,241	55,875	(5,259)	(38,683)	52,383
Cash flows from investing activities
Capital expenditures	(9,443)	(28,147)	(21,688)	(17,851)	(6,118)
(Increase) decrease in restricted cash	(1,117)	654	385	(377)	(82)
Acquisitions of businesses, net of cash acquired	—	—	(168,883)	(164,410)	—
Acquisition of intangible assets	—	(1,195)	(774)	—	—
Proceeds from disposal of property and equipment	65	—	7	7	1
Net cash used in investing activities	(10,495)	(28,688)	(190,953)	(182,631)	(6,199)
Cash flows from financing activities
Payment of dividends	—	—	(296,735)	—	—
(Payments on) proceeds from borrowings on revolving line of credit, net	(11,654)	—	87,519	47,000	(40,744)
Payments to extinguish stockholder promissory and deferral notes	(39,742)	—	—	—	(7,333)
Proceeds from borrowings on term loans	55,208	—	501,045	169,129	—
Payments on long-term debt and capital lease obligations	(27,753)	(9,921)	(134,692)	(37,728)	(385)
Deferred financing costs	(1,839)	—	(11,114)	(3,198)	—
Proceeds from stock options exercised	372	—	9,015	80	171
Repurchase of common stock	(160)	—	—	—	—
Net proceeds from issuance of preferred stock	11,831	—	9,970	9,970	—
Net cash (used in) provided by financing activities	(13,737)	(9,921)	165,008	185,253	(48,291)
Effect of exchange rate changes on cash	1,691	(2,761)	6,211	3,790	899
Net increase (decrease) in cash and cash equivalents	22,700	14,505	(24,993)	(32,271)	(1,208)
Cash and cash equivalents at beginning of period	19,438	42,138	56,643	56,643	31,650
Cash and cash equivalents at end of period	$42,138	$56,643	$31,650	$24,372	$30,442
Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$9,847	$2,257	$8,963	$4,222	$35,861
Income taxes (refunded) paid	(2,069)	92	418	1	—
Non-cash investing and financing activities:
Non-cash acquisition of property and equipment	1,282	3,705	4,566	2,644	959
See accompanying notes to Consolidated Financial Statements.

INFONXX, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
(in thousands, except share data)

																					Accumulated Other Comprehensive Income (Loss)
	Series A		Series B		Series C		Series D		Series E		Series F		Series G		Common Stock		Treasury Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Interest Rate Swaps	Foreign Currency Translation	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2003	7,560,000	$76	5,719,944	$57	4,629,600	$46	2,645,504	$26	7,260,386	$73	2,053,780	$21	—	$—	19,119,472	$191		$—	$43,823	$(24,872)	$(39)	$2,539	$21,941
Net Income																				40,122			40,122
Changes in fair value of interest rate swaps, net of tax of $(24)																					39	—	39
Foreign currency translation																						134	134
Total comprehensive income																							40,295
Net proceeds from the issuance of Series G Convertible Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	2,000,000	20	—	—	—	—	11,811	—	—	—	11,831
Repurchase of common stock held in treasury	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(40,000)	—	(40,000)	(160)	—	—	—	—	(160)
Proceeds from the exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	100,000	1		—	371	—	—	—	372
Balance at December 31, 2004	7,560,000	76	5,719,944	57	4,629,600	46	2,645,504	26	7,260,386	73	2,053,780	21	2,000,000	20	19,179,472	192	(40,000)	(160)	56,005	15,250	—	2,673	74,279
Net Income																				1,763			1,763
Foreign currency translation																						(3,036)	(3,036)
Total comprehensive income																							(1,273)
Retirement of treasury stock																	40,000	160	(160)				—
Balance at December 31, 2005	7,560,000	76	5,719,944	57	4,629,600	46	2,645,504	26	7,260,386	73	2,053,780	21	2,000,000	20	19,179,472	192	—	—	55,845	17,013	—	(363)	73,006
Net (loss)																				(20.790)			(20,790)
Foreign currency translation																						509	509
Total comprehensive income (A)																							(20,281)
Dividends paid																			(101,936)	(194,799)			(296,735)
Net proceeds from the issuance of Series G Convertible Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	833,334	8	—	—	—	—	9,962	—	—	—	9,970
Proceeds from the exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,253,726	23	—	—	8,992				9,015
Share based compensation expense																			397				397
Award of common shares to Chief Executive Officer	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,838,662	28	—	0	26,740				26,768

																					Accumulated Other Comprehensive Income (Loss)
	Series A		Series B		Series C		Series D		Series E		Series F		Series G		Common Stock		Treasury Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Interest Rate Swaps	Foreign Currency Translation	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2006	7,560,000	76	5,719,944	57	4,629,600	46	2,645,504	26	7,260,386	73	2,053,780	21	2,833,334	28	24,271,860	243	—	—	—	(198,576)	—	146	(197,860)
Net (loss) (Unaudited)																				29,454			29,454
Foreign currency translation (Unaudited)																						2,843	2,843
Total comprehensive income (Unaudited)																							32,297
Proceeds from the exercise of stock options (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	32,000	—	—	—	171				171
Share based compensation expense (Unaudited)																			1,718				1,718
Balance at September 30, 2007 (Unaudited)	7,560,000	$76	5,719,944	$57	4,629,600	$46	2,645,504	$26	7,260,386	$73	2,053,780	$21	2,833,334	$28	24,303,860	$243	—	$—	$1,889	$(169,122)	$—	$2,989	$(163,674))

(A)	Comprehensive income (loss) (unaudited) for the nine months ended September 30, 2006 is ($8,541), which includes a net loss of ($10,160) and foreign currency translation of $1,619.

See accompanying notes to Consolidated Financial Statements.

INFONXX, Inc.

Notes to Consolidated Financial Statements

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

Throughout these notes to the consolidated financial statements INFONXX, Inc., a Delaware corporation, and its consolidated operations are referred to as ‘‘we,’’ ‘‘our’’ and ‘‘us,’’ unless otherwise indicated.

1.    Summary of Operations

We are the largest provider of branded directory assistance services in Europe and the largest independent provider of directory assistance services in the United States. We have created some of the most successful and recognizable brands in Europe. Our European operations cover the U.K., France, Ireland, Switzerland, Italy and Austria. We also operate call centers in the Philippines. Traditional directory assistance services provide phone numbers and addresses to businesses and individuals on the telephone. We have expanded our service offerings beyond traditional directory assistance to include enhanced information and help services, such as call completion, movie listings and train schedules. Our services are delivered across multiple platforms, including mobile and landline phones, short text messaging (SMS) and the Internet.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of INFONXX, Inc. and its wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to the useful lives of long-lived assets, the recoverability of its goodwill, its asset retirement obligations, the value of common stock for the purpose of determining stock-based compensation and earnings per share, and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of September 30, 2007, the consolidated statements of operations and of cash flows for the nine months ended September 30, 2006 and 2007, and the consolidated statement of stockholders’ equity (deficit) for the nine months ended September 30, 2007 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements except for our required adoption and subsequent application of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), and the company believes they reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position as of September 30, 2007 and the results of its operations and cash flows for the nine months ended September 30, 2006 and 2007. The financial data and other information disclosed in these notes to the financial statements as

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

of September 30, 2007 and related to the nine month periods ended September 30, 2006 and 2007 are unaudited. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007, for any other interim period or for any future year.

Revenue Recognition and Receivables

We recognize revenue, net of any credits, based on the number and, in certain markets, the duration of calls processed, as services are performed. In January 2007, we began offering a suite of advertising services to small, medium and large businesses through our 118//Media service offering. For those arrangements, we defer as a liability any payments received in advance and recognize revenue either as services are performed or over the contract term.

Trade receivables are reported in the consolidated balance sheets at the gross outstanding amount net of an allowance for doubtful accounts. We evaluate the past-due status of trade receivables based on contractual terms of sale. Management estimates the allowance for doubtful accounts through a review of historical losses, specifically identified collectibility risks, and existing economic conditions. Credit losses for trade receivables are deducted from the allowance, and the related trade receivable balance is charged off in the period in which the receivable is deemed uncollectible. Recoveries of trade receivables previously charged off are recorded when received. Finance charges on past-due accounts are recognized only when the account is collected.

Cash, Cash Equivalents and Restricted Cash

We consider all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash at December 31, 2006 and September 30, 2007 consisted of deposits with facility and automobile lessors in accordance with specified terms and conditions of the leases. Restricted cash at December 31, 2005 consisted of deposits to secure letters of credit related to purchase guarantees.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs are expensed as incurred. Upon normal retirement or replacement, the net book value of the property (less proceeds of sale or salvage) is charged to income.

Software Capitalization Costs

We capitalize certain internal software development costs under the provisions of Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (‘‘SOP 98-1’’). SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Capitalization begins when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. These costs are amortized using the straight-line method over the estimated useful life of the software, generally three years.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

Asset Retirement Obligations

We record a liability for asset retirement obligations at fair value related to certain leasehold improvements in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (‘‘SFAS 143’’).

The following table shows the balances and the activities relating to our asset retirement obligations:

Balance at January 1, 2005	$1,009
Accretion of obligation	61
Foreign currency translation	16
Balance at December 31, 2005	1,086
Accretion of obligation	65
Foreign currency translation	47
Balance at December 31, 2006	1,198
Accretion of obligation	52
Foreign currency translation	18
Balance at September 30, 2007	$1,268

At December 31, 2006 and September 30, 2007, the balance is included in accrued expenses ($125) and other long-term liabilities in the accompanying balance sheet.

Deferred Financing Costs

Deferred financing costs are included in other assets in the consolidated balance sheets and are amortized over the term of the related debt. Deferred financing costs are $880 and $6,971 as of December 31, 2005 and 2006, respectively, and $5,819 as of September 30, 2007. Amortization expense of $555, $225 and $583 for the years ended December 31, 2004, 2005 and 2006, respectively, and $349 and $1,133 for the nine months ended September 30, 2006 and 2007, respectively, is included in interest expense.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over the fair value of net assets acquired, based on their respective fair values at the date of acquisition. Registration rights for the exclusive usage of dial strings in European markets have an indefinite life and accordingly are not amortized. Goodwill and intangible assets with indefinite lives are tested for impairment on an annual basis as of October 1st of each fiscal year and as triggering events occur. The goodwill impairment test is performed at the reporting unit level and involves a two step approach: the first step identifies any potential impairment and the second step measures the amount of impairment, if applicable. In the first step, we determine the fair value of the reporting unit utilizing an income-based valuation approach, specifically a discounted cash flow methodology. If the net book value of the reporting unit were to exceed the fair value, we would then perform the second step of the impairment test, which requires allocation of the reporting unit’s fair value to all of our assets and liabilities in a manner

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

similar to a purchase price allocation, with any residual fair value being allocated to goodwill. An impairment charge would be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying value. Fair value estimates are based upon the discounted value of estimated cash flow. We concluded that goodwill was not impaired at December 31, 2006.

The impairment test for indefinite-live intangible assets requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss would be recognized in an amount equal to the difference. The asset will then be carried at its new fair value.To value the indefinite-lived intangible assets, an income approach known as the relief from royalty method is utilized.

Intangible assets with finite lives are amortized on a straight-line basis over the estimated future periods to be benefited, generally as follows: seven to fourteen years for customer relationships, ten years for trademarks and trade names, eleven to seventeen years for patents and three to five years for other intangible assets. See note 4.

Valuation of Long-Lived Assets

We evaluate the net realizable value of long-lived assets, including property and equipment, and amortizable intangible assets whenever events or changes in business circumstances indicate the carrying amount of the assets may not be fully recoverable. Estimated undiscounted future cash flows are used to measure whether the assets are recoverable. Impairment, if any, is then recorded based on the excess of the asset’s carrying value over fair value. No impairments occurred in 2004, 2005 or 2006 or for the nine months ended September 30, 2007.

Advertising

Advertising costs are charged to operations upon first showing. Advertising costs were $22,925, $66,188 and $86,627 for the years ended December 31, 2004, 2005 and 2006, respectively, and $74,629 and $46,197 for the nine months ended September 30, 2006 and 2007, respectively. Advertising costs capitalized in prepaid expenses and other current assets at December 31, 2005 and 2006 amounted to $2,275 and $5,169, respectively, and $771 at September 30, 2007 and relate to production costs incurred for advertising programs that have not had their first showing.

Derivative Instruments

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, we record derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation. The effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

Our risk management policies establish several approved derivative instruments to be utilized in each risk management program and the level of exposure coverage based on the assessment of risk

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

factors. Derivative instruments utilized can include forwards, swaps and options. We use forward exchange contracts, generally no greater than three months in term, to reduce our net currency exposure. The objective of this program is to maintain an overall balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes are minimized. We have previously used interest rate swap agreements to manage interest costs and risks associated with changing rates but none were utilized in 2005 or 2006 or in the nine months ended September 30, 2007. In 2004, we cancelled all interest rate swap agreements concurrent with the refinancing of our then outstanding long-term debt.

Counterparties to the forward exchange, currency swap, options and interest swap contracts are major financial institutions. Credit loss from counterparty nonperformance is not anticipated.

Foreign Currency Translation

The financial statements of our foreign operations other than our Philippines and Canadian subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the period. The resulting cumulative translation adjustments of the foreign operations have been recorded as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are included in the consolidated statements of operations when incurred.

The financial statements of our Philippines and Canadian subsidiaries are measured using the U.S. dollar as the functional currency. Foreign currency transaction gains and losses are included in the consolidated statements of operations when incurred.

Net foreign exchange gains (losses) of $2,334, $(190) and $3,900 for the years ended December 31, 2004, 2005 and 2006, respectively, and $380 and $439 for the nine months ended September 30, 2006 and 2007, respectively, are included in other income (expense), net.

On December 20, 2006, our Luxembourg subsidiary repaid a portion of its capital to its U.S. parent. The repayment resulted in a foreign exchange gain of $3,137 included in other income (expense), net in 2006. There were no repayments of capital between Luxembourg and the U.S. for the nine months ended September 30, 2007.

Fair Value of Financial Instruments

The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair value due to the short-term nature of the items. Our derivative financial instruments have been recorded at fair value. The carrying amount of our long-term debt approximates its fair value based on current borrowing rates with similar maturities.

Share-Based Compensation

Prior to January 1, 2006, we accounted for equity-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (‘‘APB 25’’), and related interpretations, Accordingly, compensation cost for stock options was measured as the excess, if any, of the estimated fair value of the Company’s common stock over the amount an employee must pay to acquire the common stock on the date that both the exercise price and the number of shares to be acquired pursuant to the option

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

are fixed. The Company had adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (‘‘SFAS 123’’) and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (‘‘SFAS No. 148’’), which was released in December 2002 as an amendment to SFAS No. 123, and used the minimum value method of valuing stock options as allowed for non-public companies.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R), Share-Based Payment (‘‘SFAS 123R’’), using the prospective transition method. Under the prospective transition method, compensation cost recognized after the adoption of SFAS 123R includes compensation cost for all equity-based payments granted, modified or issued after January 1, 2006. As the Company had used the minimum value method for valuing its stock options under the disclosure requirements of SFAS No. 123, all options granted prior to January 1, 2006 continue to be accounted for under APB No. 25. Additionally, the pro forma disclosures that were required under the original provisions of SFAS No. 123 are no longer provided for outstanding awards accounted for under the intrinsic value method of APB No. 25 beginning in the period after adoption of SFAS 123(R).

The estimated grant-date fair value of employee stock options granted during 2006 was determined using the Black-Scholes option pricing model. The use of option valuation models requires the input of highly subjective assumptions, including the expected term and the expected stock price volatility. However, the Company is currently a nonpublic company without sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of its stock. Rather than use the expected volatility of the Company’s own stock, the Company has identified similar public entities for which share price information is available and has considered the historical volatility of those entities’ share prices in estimating expected volatility. The expected term was determined in consideration of the lower band of the minimum vesting periods and in consideration of the Company’s expectations that a future liquidity event would happen within five years of the respective option grant dates. The weighted average estimated fair value of stock options granted during the year ended December 31, 2006 was $3.75 per share, calculated using the following weighted average assumptions: dividend yield of 0%; risk-free rates of return ranging from 4.59% to 5.1%; expected life of five years and a 50% expected volatility rate. Forfeitures of 15% in 2006 are estimated at the date of grant based on historical experience and are re-evaluated periodically. Shares used to settle options exercises are issued from previously un-issued shares of our common stock.

Excluding the award of common stock to the Company’s founder and Chief Executive Officer, share-based compensation expense recognized for the year ended December 31, 2006 and nine months ended September 30, 2006 and 2007 was $397, $257, and $235, respectively, and was included in selling, general and administrative expenses.

The grant date fair value of options not yet recognized as expense as of December 31, 2006 and September 30, 2007, net of estimated forfeitures, was approximately $1,548 and $621, respectively, and will be amortized using the straight-line method to expense through 2010.

The Company granted 200,000 stock options to a non employee in 2006 which vest over two years. The Company accounts for stock option grants to non-employees who are not directors in accordance with SFAS 123(R) and Emerging Issues Task Force (‘‘EITF’’) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require that the estimated fair value of these

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

instruments measured at the earlier of the performance commitment date or the date at which the performance is complete. The Company determines the fair value of these instruments using the Black-Scholes option pricing model and remeasures the fair value and compensation expense recognized each balance sheet date until the end of the date at which performance is complete.

The Company accounts for Stock Appreciation Rights awards (SARs) as liability instruments in accordance with SFAS 123(R). Since the Company is a nonpublic entity, the Company has chosen to account for its liability awards using the intrinsic value method as permitted by SFAS 123(R). As such, the Company re-measures its liabilities under share-based payment arrangements at each reporting date until settlement.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (‘‘SFAS 157’’). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for our financial statements beginning January 1, 2008. We are currently evaluating the impact of adopting SFAS 157 on our consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (‘‘SFAS 159’’). This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. This statement shall be effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. We are currently reviewing the requirements of this statement and, at this point in time, we cannot determine the impact, if any, that this statement may have on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN 48’’). FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, disclosures, and transition. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. We adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s financial position or results of operations.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

3.    Property and Equipment

Property and equipment consists of the following:

	December 31,		September 30,
	2005	2006	2007
			(Unaudited)
Computer equipment	$20,156	$24,614	$39,042
Telecommunications equipment	39,874	48,526	47,782
Software	20,551	31,828	32,830
Furniture and equipment	6,070	7,101	9,361
Leasehold improvements	17,129	22,351	23,130
	103,780	134,420	152,145
Less: accumulated depreciation and amortization	(48,495)	(68,008)	(86,152)
	55,285	66,412	65,993
Construction in progress	3,473	13,728	684
	$58,758	$80,140	$66,677

We lease telecommunications and office equipment under various capital leases through 2013. All assets leased under these equipment agreements have been capitalized, and the related obligations are reflected in the accompanying consolidated financial statements based upon the present value of future minimum lease payments.

The net book value of assets recorded under capital leases amounted to $1,810, $1,268, and $1,114 net of accumulated amortization related to those assets of $1,208, $788 and $943 as of December 31, 2005 and 2006, and September 30, 2007, respectively. Depreciation expense, including amortization expense for assets recorded under capital leases, amounted to $16,862, $17,279 and $26,397 for the years ended December 31, 2004, 2005 and 2006, respectively, and $18,727 and $21,009 for the nine months ended September 30, 2006 and 2007, respectively.

Interest costs are generally not capitalized as the construction projects related to leasehold improvements are of a short-term duration (three months or less).

4.    Goodwill and Intangible Assets

Under FAS 142, goodwill is assigned to specific reporting units for purposes of the annual or event-driven impairment assessment. The Company’s reporting units at December 31, 2006 and September 30, 2007 are its operating segments. See note 16.

The Company’s reporting units which have goodwill are as follows:

	December 31, 2005	December 31, 2006	September 30, 2007
			(unaudited)
Excell	$—	$16,400	$16,582
Conduit	—	67,034	73,560
Total	$—	$83,434	$90,142

As a result of acquisitions completed in 2006 (see note 6), the Company recorded goodwill of $62,000 for the Conduit acquisition and $16,400 for the Excell acquisition. The changes in goodwill

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

from the acquisition dates through December 31, 2006 and September 30, 2007 consist of certain changes in estimate and foreign currency translation.

The following table provides information regarding the Company’s intangible assets:

	Exclusive Registration Rights	Customer Relationships	Trademarks and Tradenames	Patents	Total
Gross Carrying Amount
Balance at January 1, 2005	$3,832	$—	$—	$1,024	$4,856
Acquired	598	—	—	629	1,227
Foreign currency translation	(417)	—	—	(25)	(442)
Balance at December 31, 2005	4,013	—	—	1,628	5,641
Acquisitions:
Conduit	22,000	15,000	2,000	4,000	43,000
Excell	—	21,000	2,000	3,000	26,000
1818	5,875	—	—	—	5,875
Other		—	771	—	771
Foreign currency translation	684	42	29	92	847
Balance at December 31, 2006	32,572	36,042	4,800	8,720	82,134
Acquisitions:
411 Save	—	—	40	257	297
Foreign currency translation	1,724	871	181	365	3,141
Balance at September 30, 2007 (Unaudited)	$34,296	$36,913	$5,021	$9,342	$85,572
Accumulated Amortization
Balance at January 1, 2005		$—	$—	$458	$458
Amortization expense		—	—	149	149
Balance at December 31, 2005		—	—	607	607
Amortization expense		1,362	328	631	2,321
Balance at December 31, 2006		1,362	328	1,238	2,928
Amortization expense		2,195	616	659	3,470
Foreign currency translation		85	38	61	184
Balance at September 30, 2007 (Unaudited)		$3,642	$982	$1,958	$6,582

Total amortization expense for other intangible assets for the years ended December 31, 2004, 2005 and 2006 was $128, $149, and $2,321, respectively, and $1,450 and $3,470 for the nine months ended September 30, 2006 and 2007, respectively, which was included in income (loss) from operations. The useful lives of intangibles from Conduit acquisition are fourteen, ten, and twelve years for customer relationships, trademarks and tradenames, and patents, respectively. The useful lives of intangibles from Excell acquisition are seven to fourteen, ten, and seventeen years for customer relationships, trademarks and tradenames, and patents, respectively. Annual amortization expense associated with the acquired intangible assets is estimated to be $4.2 million for each of the next five years.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

5.    Accrued Expenses

Accrued expenses consist of the following:

	December 31,		September 30,
	2005	2006	2007
			(Unaudited)
Compensation and related benefits	$9,970	$15,833	$18,477
Business taxes and value-added tax	3,716	10,373	15,571
Telecommunication and data costs	4,602	7,027	11,755
Marketing fees	7,177	6,639	11,588
Interest	465	3,547	351
Professional fees	2,846	3,097	5,179
Deferred income	1,140	2,160	4,892
Deferred revenue	—	—	4,973
Facilities	—	1,121	1,446
Outsourced services	—	10	2,083
Other	6,783	9,129	7,000
Total	$36,699	$58,936	$83,315

One of our U.K. subsidiaries previously received approximately $2,657 from the U.K. Local Government to assist in funding the set-up of the call centers in Cardiff and Plymouth. Deferred grant income includes $501, $357, and $250 as of December 31, 2005 and 2006 and September 30, 2007, respectively, to finance the call center build-out and hence is being recognized as other income as the assets are depreciated, and $539, $614, and $1,101 as of December 31, 2005 and 2006 and September 30, 2007, respectively, to fund wages for jobs created in Cardiff, and is being recognized as other income as the wages are incurred. In 2004, 2005, 2006, $1,015, $586, $196, respectively, and for the nine months ended September 30, 2006 and 2007, approximately $227, and $118, respectively, has been recognized in other income.

On November 1, 2005, we and the Kansas Department of Commerce (‘‘KDOC’’) finalized a grant for workforce development under the Investments in Major Projects and Comprehensive Training (IMPACT) program. The Impact grant is for $1,000 of which 90% is reimbursable directly to us and the remaining 10% percent is set-aside by the KDOC in a trust fund to assist workforce training institutions throughout the state. We have been reimbursed for $813 of incurred qualified expenses under the IMPACT program. In 2005, 2006, and for the nine months ended September 30, 2006 and 2007, $146, $754, $194, and $0 was recognized, respectively, under call center administration and training and development as an offset to expenses under the program. The outstanding grant receivable at September 30, 2007 was $87.

6.    Business Acquisitions

On April 12, 2006, our wholly owned subsidiary, GMJH Holdings Limited, acquired all of the outstanding stock of Kandel Limited (d/b/a Conduit) (‘‘Conduit’’) of Dublin, Ireland for approximately $115.7 million, including $1.7 million in acquisition costs. Conduit is one of Europe’s leading directory assistance businesses with call centers in Ireland, Austria, Switzerland and the U.K. The purpose of the acquisition of Conduit was to expand our geographic coverage of Europe, specifically into Ireland, Switzerland and Austria, to acquire Conduit’s established Internet and advertising business capabilities, to acquire Conduit’s dial strings, trademarks and domain names, and to take advantage of significant synergies between Conduit and our European segment, particularly in the U.K.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

The acquisition was financed through a $1 million payment from our wholly owned Luxembourg subsidiary, a $10 million payment from an independent venture capital firm and a drawdown of 84 million euros (approximately $103 million) under the amended and restated Credit Facility, dated April 11, 2006 (see note 7). Immediately after the acquisition of Conduit, we exercised our right to purchase the independent venture capital firm’s ownership interest in Conduit by issuing 833,334 shares of Series G Convertible Preferred Stock valued at $12 per share.

The acquisition has been recorded under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations (‘‘SFAS 141’’), which requires that the total consideration paid for Conduit be allocated to the assets acquired, both tangible and intangible, and liabilities assumed, based on their fair values. The results of operations of Conduit have been included in our consolidated financial statements since April 12, 2006.

The following table summarizes the allocation of the purchase price of Conduit:

Assets Acquired:
Property and equipment	$16,500
Other net tangible assets	5,000
Deferred tax liability	(10,800)
Intangible assets:
Trademarks and trade names (estimated lives, ten years)	2,000
Patents (estimated lives, twelve years)	4,000
Customer relationships (estimated lives, fourteen years)	15,000
Registration rights (indefinite life)	22,000
Goodwill	62,000
$115,700

On September 13, 2006, we acquired Operator Service Company, LLC (d/b/a Excell Services) (‘‘Excell’’) of Lubbock, Texas, for approximately $50.7 million, including $0.9 million in acquisition costs. The purpose of the acquisition was to strengthen our North American segment’s ability to offer a broader range of directory assistance services to a wider range of corporate customers, to add product categories that utilize directory assistance capabilities, including customer care, and to reap significant synergies between Excell and our North American segment.

The acquisition has been recorded under the purchase method of accounting in accordance with SFAS 141, which requires that the total consideration paid for Excell be allocated to the assets acquired, both tangible and intangible, and liabilities assumed, based on their fair values. The results of operations of Excell have been included in our consolidated financial statements since September 13, 2006. The following table summarizes the allocation of the purchase price of Excell:

Assets Acquired:
Property and equipment	$6,300
Net tangible assets	2,000
Intangible assets:
Trademarks and trade names (estimated lives, ten years)	2,000
Patents (estimated lives, seventeen years)	3,000
Customer relationships (estimated lives, seven to fourteen years)	21,000
Goodwill	16,400
$50,700

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

On October 6, 2006, we acquired 100% of the stock of 1818 Auskunft, AG, Zurich, (‘‘1818’’), a Swiss company, from Telegate AG, a German company for 4.5 million euros (approximately $5.9 million). The primary asset of 1818 was the exclusive use to the registration rights of the dial string 1818 that is used for directory assistance in Switzerland. There were minimal operations of the company during its operating history. The purchase price consisted of a cash payment of 3.25 million euros (the ‘‘Fixed Purchase Price’’) and 1.25 million euros (the ‘‘Variable Purchase Price’’) to be paid quarterly based on a rate of .08 euro per call in excess of a 1,500,000 qualifying calls in each quarter continuing for so many quarters and years until the full Variable Purchase Price has been paid, limited to fifteen years. The full amount of the purchase price has been recorded as Registration Rights in the financial statements. Registration Rights generally have an indefinite life and therefore are not amortized.

The following table shows the unaudited pro forma combined operating revenues, net, net loss attributable to common stockholders and net loss per share attributable to common stockholders for the years ended December 31, 2005 and 2006, as if we had completed the acquisitions of Conduit and Excell as of January 1, 2005. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, amortization of intangible assets and income taxes. No effect has been given to cost reductions or operating synergies in this presentation. Also, a change in ownership bonus of $2.7 million paid to selling stockholders and certain employees of Excell is included in the 2006 pro forma net loss. These pro forma amounts do not purport to be indicative of the results that would have actually been achieved if the acquisitions had occurred as of the beginning of the periods presented or that may be achieved in the future.

	2005	2006
Operating revenues, net	$421,669	$558,423
Net loss	(10,341)	(24,504)
Preferred dividends	—	(179,253)
Net loss available to common stockholders	$(10,341)	$(203,757)
Net loss per share available to common stockholders – basic and diluted	$(0.47)	$(1.10)

7.    Line of Credit and Long-Term Debt

On April 11, 2006, we entered into an amended and restated credit agreement comprising a revolving commitment of $200 million and term loan of $100 million. The revolving line of credit consisted of a $50 million Domestic Revolving Committed Amount (‘‘Domestic Revolver’’) and a $150 million Foreign Revolving Committed Amount (‘‘Foreign Revolver’’). The agreement permitted us to reallocate the total amount available under the revolving commitment between the Domestic Revolver and the Foreign Revolver once per quarter. In addition, subject to certain terms and conditions, the agreement permitted us to increase the total amount available under the revolver by $50 million. The April 11, 2006 amended and restated credit agreement had a five-year term. Our U.K. and Luxembourg subsidiaries can borrow under the agreement in various currencies. We immediately borrowed 84 million euros (approximately $103 million) as part of the financing of the acquisition of Conduit (see note 6). Borrowings under this amended and restated credit agreement bore interest at a base rate plus an applicable margin or the British Bankers Association LIBOR rate plus an applicable margin. Borrowings were secured by substantially all of our assets, including shares of certain subsidiaries. We pay a fee ranging from 0.30% to 0.50% annually on the unused portion of the facility.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

On December 1, 2006, we entered into an Amended and Restated Credit Agreement that increased our loan capacity to $160 million for a Domestic Tranche B (‘‘Domestic Tranche B’’) term loan and 90 million euro for a Foreign Tranche B (‘‘Foreign Tranche B’’) term loan (collectively, the ‘‘Tranche B Loans’’). Under this December 1, 2006 agreement, we are permitted to request a $50 million increase under the revolving agreement and/or the Tranche B Loans. The Tranche B loans are repayable in quarterly installments of ¼ of 1% of the original principal amount ($400 for the Domestic Tranche B and 225 euro or approximately $297 for the Foreign Tranche B Loan) with the balance due at maturity. The Tranche B Loans mature on December 1, 2012.

On December 1, 2006, we also entered into a seven-year Term Loan Credit Agreement (‘‘Term Loan’’) for $125 million. The entire principal balance under this Term Loan is due at maturity, which is December 1, 2013.

We immediately borrowed the full amount available under Tranche B loans (approximately $278.2 million), $125 million under the Term Loan and approximately $2 million under the revolver to: 1) refinance existing indebtedness of $105 million; 2) make a special one-time dividend distribution to the preferred and common stockholders of approximately $297 million (see note 12); and 3) pay $4.0 million in management bonuses.

Revolver and term loan borrowings under the amended and restated credit agreement are made as either Base Rate loans or Eurocurrency loans. At the time of the borrowings, we select maturities of one, two, three or six months for interest rate purposes. Borrowings under the revolver and Tranche B loans bear interest at the base rate or Eurocurrency rate, based on the loan designation, plus the applicable margin based on our leverage ratio. The applicable margins are as follows:

	Base Rate Loans	Eurocurrency Rate Loans
Revolver	1-2%	2-3%
Tranche B	2.25%	3.25%

The base rate for the Amended and Restated Credit Agreement is the higher of the Fed Funds rate plus ½ of 1% or the bank’s prime rate. The Eurocurrency rate is the British Bankers Association LIBOR rate.

Borrowings under the Term Loan are designated as Base Rate or Eurodollar loans. Interest on these borrowings is based on a base rate or Eurodollar rate plus an applicable percentage. The applicable percentage is 5.25% and 6.25% for base rate and Eurodollar rate, respectively. The base rate and the Eurodollar rate for the Term Loan are the same rates as those for the Amended and Restated Credit Agreement defined above.

The Amended and Restated Credit Agreement and the Term Loan Agreement require quarterly compliance with certain financial covenants, including certain leverage ratios and a fixed charge coverage ratio. We are in compliance with the covenants and ratios as of September 30, 2007.

Fees and expenses related to the refinancing in April and December 2006 aggregated $11,114. We wrote off deferred financings costs totaling $4,371 related to these refinancings.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

Long-term debt and related interest rates are as follows:

	December 31,		September 30,
	2005	2006	2007
			(Unaudited)
Domestic Term Loan, interest at 11.61%	—	$125,000	$125,000
Domestic Tranche B, interest at 8.61%	—	160,000	158,800
Foreign Tranche B, interest at 6.14% and 7.41% at December 31, 2006 and September 30, 2007, respectively.	—	118,759	121,462
Domestic Revolver, interest at 7.92% and 7.57% at December 31, 2006 and September 30, 2007, respectively	—	45,800	52,800
Foreign Revolver, interest at 6.14%	—	47,398	—
U.S. Term Loan, interest at 5.27%	15,000	—	—
U.K. Term Loan, interest at 5.86%	14,310	—	—
Capitalized lease obligations	1,721	2,059	1,574
Total debt outstanding	31,031	499,016	459,636
Less: current portion	8,074	3,403	3,212
	$22,957	$495,613	$456,424

The U.S. Term loan and the U.K. Term loan outstanding at December 31, 2005 were repaid in 2006 with the proceeds of the April 11, 2006 Amended and Restated Credit Agreement. The amounts borrowed under the Amended and Restated Credit Agreement dated April 11, 2006 were fully repaid with the proceeds of the December 1, 2006 Amended and Restated Credit Agreement.

Aggregate annual maturities of long-term debt and capitalized lease obligations as of December 31, 2006 are as follows:

	Long-Term Debt	Capitalized Lease Obligations
2007	$2,788	$820
2008	2,788	406
2009	2,788	332
2010	2,788	305
2011	95,986	305
Thereafter	389,819	356
Total	$496,957	2,524
Less: amount representing interest		465
Total		$2,059

8.    Cash Flow Hedging and Foreign Currency Strategy

To protect against an increase in interest rates charged on certain outstanding variable-rate long-term debt, we had previously entered into four interest rate swap contracts that effectively converted floating-rate debt to a fixed-rate basis. During 2004, we incurred $74 to cancel the interest rate swap contracts pursuant to the refinancing of the variable rate long-term debt. No interest rate swap contracts were outstanding as of December 31, 2005 or 2006 and September 30, 2007.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

During 2004, 2005 and 2006, we entered into forward contracts to hedge foreign currency cash flow transactions that expire within one year. However, we did not designate these forward contracts as hedge instruments. The fair value of the forward contracts outstanding is recognized in prepaid expenses and other current assets if it is an asset and in accrued expenses if it is a liability. The fair value of the forward contracts outstanding was an asset (liability) of $387 and $(139) as of December 31, 2005 and 2006, respectively, and $(45) as of September 30, 2007. As a result of these contracts, we recognized (losses) gains of $(349), $810 and $(538) for the years ended December 31, 2004, 2005 and 2006, respectively, and $328 and $119 for the nine months ended September 30, 2006 and 2007, respectively, in other income (expense), net.

9.    Restructuring and Severance Expenses

From time to time, we make strategic decisions to relocate facilities and reduce employee headcounts to reduce variable operating costs. During 2006, we announced the closure of one of three call centers operating in San Antonio, Texas (‘‘Texas 1’’). The workforce in Texas 1 was reduced through normal attrition and through the transfer of remaining employees to the two other San Antonio, Texas call centers to fill positions that opened there due to normal attrition. As the reduction in workforce was accomplished through normal attrition, there was no termination or severance expense associated with this closure. The Texas 1 facility remained idle after all employees had either terminated through attrition or were transferred.

Subsequent to the acquisition of Excell, we relocated the existing staff of Excell’s, San Antonio, Texas call center to the Texas 1 facility. Existing equipment was also transferred from the Excell facility to Texas 1. Costs incurred in relocating the equipment was expensed as incurred in the fourth quarter of 2006.

During the third and fourth quarters of 2006, we announced a reduction in workforce initiative affecting approximately 30 and 130 employees, respectively. Employees identified were entitled to severance and termination pay under existing company plans generally based on length of service, with a minimum severance payment of three months salary and a maximum severance payment of a full year salary. All employees were terminated prior to December 31, 2006 with the severance payments made prior to December 31, 2006. Termination and severance pay recorded in the third and fourth quarters of 2006 were $1,857 and $225, respectively. Operating costs included $646 in termination and severance costs with selling, general and administrative costs including $1,436, all of which are included in the North America segment.

On January 8, 2007, we provided approximately 300 employees at the Arizona call center with a 60-day notice that the facility was closing. The closing date was March 9, 2007. Employees could terminate their employment at will and will receive payment of their accrued paid time off balances. Severance pay, which is being paid to a minimum number of the call center’s management staff, was $125 and recorded as an expense during the 9 months ended September 30, 2007. The facility will remain open to warehouse certain telephony equipment.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

10.    Convertible Preferred Stock

We are authorized to issue 36,022,200 shares of preferred stock. The preferred stock is divided into seven series, designated Series A through Series G. Those series were issued in 1992, 1994, 1995 (Series C and D), 2002, 2003, and Series G in 2004 and 2006, respectively.

On April 12, 2006, in connection with the acquisition of Conduit, we increased the number of authorized shares of Series G from 2,000,000 to 3,000,000 and issued 833,334 shares of Series G Convertible Preferred Stock to an independent venture capital firm. These shares were valued at $12 per share, or $10 million in the aggregate.

Conversion

The holders of all series of preferred stock have the right, at any time, to convert such shares into common stock on a share-for-share basis. All outstanding shares of Series A, Series B, Series C, and Series D Preferred Stock automatically convert into common stock upon either (a) the consummation of a firm commitment of an underwritten public offering of our common stock where the gross proceeds from the offering are not less than $12 million; (b) the affirmative vote of the holders of a majority of the outstanding shares Series A through Series D preferred stock; or (c) at such time as less than 15% of the shares of preferred stock sold and issued prior to March 27, 1995 (through Series D) remain outstanding. In the event the Series A and Series B shares are converted into common stock, the holders shall not be entitled to receive any unpaid dividends.

All outstanding shares of Series E, Series F, and Series G Preferred Stock shall automatically convert into common stock upon either (a) the consummation of a firm commitment of an underwritten public offering of our common stock where our aggregate market capitalization of the Company on the date of completion of such offering is greater than $300 million and the aggregate gross proceeds from the offering are not less than $40 million; (b) the affirmative vote of the holders of a majority of the outstanding shares of the Series E, Series F, and Series G Preferred Stock; or (c) at such time as less than 15% of the shares of Series E, Series F, and Series G Preferred Stock remain outstanding.

We have reserved 36,022,200 shares of common stock for issuance upon the conversion of all series of preferred stock that have been authorized.

Dividends

The holders of Series A, Series B, Series C, and Series D Preferred Stock are entitled to receive annual dividends at the rate of $0.01, $0.0175, $0.0432, and $0.0756 per share, respectively, at the discretion of the Board of Directors. We may not pay dividends to either the Series E, Series F, or Series G stockholders or the common stockholders unless and until a dividend has been paid or set aside on account of all shares of preferred stock outstanding. Dividends on shares of all series are noncumulative. There were no declared dividends in 2004, 2005 or during the 9 months ended September 30, 2007, but a special one-time dividend was declared in 2006. (See note 12)

Voting Rights

The holders of the Series A through Series F preferred shares will vote as a separate class with respect to the election of directors (able to elect two of the six directors). The holders of the Series G preferred shares are able to elect one of the six directors. The holders of the Series A through Series

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

G preferred shares will vote together with common stockholders on an as-if-converted basis on all other matters. INFONXX cannot, without the affirmative vote of a majority in interest of the holders of the outstanding preferred stock, authorize or issue any additional shares of preferred stock, merge with any corporation, or sell substantially all of its assets unless it is the surviving entity.

Liquidation Preference

In the event of a liquidation of INFONXX, the holders of the Series E, Series F, and Series G Preferred Stock shall first be entitled to receive a liquidation preference of $3.78, $4.63, and $6.00 per share, respectively. After payment of the Series E, Series F, and Series G liquidation preference, the holders of Series A, Series B, Series C, and Series D preferred shares are entitled to a liquidation preference of $0.125, $0.21875, $0.54, and $0.945 per share, respectively, and may be increased to include any declared and unpaid dividends. A merger or consolidation of INFONXX, except where INFONXX is the surviving entity, or a sale of all or substantially all of the Company’s assets, will be treated in the same manner as a liquidation.

Forced Sale Options

Within 12 months of the termination of the employment of an identified officer of INFONXX for any reason, the holders of a majority of the Series E, Series F, and Series G Preferred Stock, voting together as a class, may serve notice to us which will force us to attempt to sell substantially all of our assets or arrange the purchase of control of our stock within six months of the notice. We believe that such events disclosed above are not probable of occurring prior to October 1, 2008.

11.    Treasury Stock

During 2004, we acquired 40,000 shares of our common stock under a stock repurchase agreement for $240. Of this amount, $80 was recorded as compensation expense. During 2005, we retired the 40,000 shares of treasury stock.

12.    Special Dividend

On November 27, 2006, the Board of Directors declared a one-time special dividend of approximately $297 million payable at $5.48 per share to holders of Series A through Series G Convertible Preferred Stock and the holders of the common stock. The dividend payment was made on December 1, 2006 and was funded with proceeds from the December 1, 2006 Amended and Restated Credit Agreement and the Term Loan Credit Agreement (see note 7).

13.    Award of Common Stock

Pursuant to a unanimous ‘‘Action by Stockholders by Written Consent’’ dated November 20, 2006, on December 1, 2006, we awarded to the co-founder and Chief Executive Officer of INFONXX 2,838,662 shares of common stock. We valued the shares at $9.43 per share based on a share valuation determined with the assistance of an independent third party valuation firm, Empire Valuation Consultants, LLC. We recorded compensation expense of $26,768 relating to the award of the common shares, which is included in selling, general and administrative expense.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

14.    Earnings Per Share

The following table provides a reconciliation of the numerators used in computing basic and diluted earnings (loss) per share (in thousands, except per share amounts):

	Years Ended December 31			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
Basic earnings per share:
Net income (loss)	$40,122	$1,763	$(20,790)	$(10,160)	$29,454
Preferred dividends	—	—	(179,253)	—	—
Net income attributable to common shares	$40,122	$1,763	$(200,043)	$(10,160)	$29,454
Basic earnings per share	$1.82	$0.08	$(8.99)	$(0.46)	$1.21
Weighted average number of basic shares	21,985,000	22,018,000	22,260,000	22,031,000	24,291,000
Diluted earnings per share:
Net income	$40,122	$1,763	$(20,790)	$(10,160)	$29,454
Preferred dividends	—	—	$(179,253)	—	—
Net income attributable to common shares	$40,122	$1,763	$(200,043)	$(10,160)	$29,454
Diluted earnings per share	$0.73	$0.03	$(8.99)	$(0.46)	$0.51
Weighted average number of diluted shares	55,152,000	55,753,000	22,260,000	22,031,000	57,996,000

The following table shows the weighted average number of common shares used as denominator in computing basic and diluted earnings (loss) per share:

	Years Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
Weighted average number of common shares outstanding-basic	21,985,000	22,018,000	22,260,000	22,031,000	24,291,000
Dilutive effect of:
Convertible preferred stock	31,536,000	31,869,000	—	—	32,703,000
Share-based compensation plans	1,631,000	1,866,000	—	—	1,002,000
Weighted average number of common shares outstanding-dilutive	55,152,000	55,753,000	22,260,000	22,031,000	57,996,000

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

As a result of the loss incurred for the year ended December 31, 2006 and nine months ended September 30, 2006, 32,703,000 shares of convertible preferred stock are antidilutive, and thus, excluded for purposes of calculating diluted earnings per share for such period. Weighted average common shares outstanding on a dilutive basis exclude 0, 390,000, and 2,428,000 for the years ended December 31, 2004, 2005, and 2006, respectively, and 4,886,000 and 110,000 for the nine months ended September 30, 2006 and 2007, respectively, as they are antidilutive.

As discussed in note 13, we awarded the co-founder and Chief Executive Officer 2,838,662 shares of common stock on December 1, 2006. In accordance with SFAS 128 and the Securities and Exchange Commission Staff Accounting Bulletin Number 98, for purposes of determining earnings per share, these shares were treated as if they had been issued at the beginning of the first year for which the financial statements are presented.

15.    Stock Options

We adopted the 1996 Stock Plan, as amended and restated in 1999, 2000 and 2001 (the ‘‘1996 Plan’’), which authorizes the granting of both incentive and non-qualified stock options to employees and authorizes the granting of non-qualified stock options to consultants. The exercise price of a non-qualified stock option may be at any price established by the Board of Directors, but in the case of an Incentive Stock Option, it may not be less than the fair market value of a share of common stock as of the date the option is granted. Option terms are subject to the conditions prescribed by the Board of Directors. Generally, options vest over a period of five years and the term of each option may not exceed ten years. Under the 1996 Plan, all vested stock options are exercisable at any time. Certain restrictions on incentive stock options apply to persons possessing more than 10% of the voting power of all classes of our stock. Employees will generally have 90 days following termination of employment for reasons other than cause to exercise their options. Options will be forfeited if an employee is terminated for cause. If the options are exercised, we have the right to repurchase the shares from the option holder at the then-existing fair market value of the common stock. Upon a change in control, all options will be either assumed by a successor or, if not assumed, they will become fully vested. We have reserved 5,000,000 shares of common stock for which options may be granted.

We also have a 2006 Stock Incentive Plan (the ‘‘2006 Plan’’), and we have reserved 500,000 shares of common stock for which options may be granted. The 2006 Plan is intended to provide incentives to our officers, directors, employees and consultants (the ‘‘Participants’’), to encourage stock ownership and to obtain, retain and reward officers, directors, employees and consultants. The Stock Incentives can be made in any of the following forms: Incentive Stock Options, Non-Qualified Stock Options, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Unit Awards, Stock Awards, Restricted Stock Units or Stock Appreciation Rights (‘‘SARS’’).

The 2006 Plan is administered by a committee of the Board of Directors (the ‘‘Committee’’). Awards under the 2006 Plan are evidenced in either a Stock Incentive Agreement or a Stock Incentive Program. Stock Incentives that are issued as Incentive Stock Options must be granted at a price that is not less than the fair market value on the date of the grant and expire ten years after the option is granted, subject to certain exceptions. In setting a Non-Qualified Stock Options exercise price at less than fair market value, the 2006 Plan requires the Committee to consider any adverse tax consequences that may affect participants under Section 409A of the Code. Each option granted as a Stock Incentive is exercisable as the Committee specifies at the time of the award and generally expires three months after termination of employment.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

SARs entitle the Participants to receive the excess of the fair market value at the time of exercise over the exercise price. The Committee determines the exercisability of the SARs at the time of the issuance. The settlement of the SARS may be in the form of cash or shares of stock with a market value equal to the excess fair market value over the exercise price. During 2006, 195,000 fully vested SARs were granted under the Conduit Limited Long-Term Incentive Plan at an exercise price of $15 per share. There were no SARs granted for the nine months ended September 30, 2007.

Dividend Equivalent Rights are awarded to Participants and entitle the participants to receive payments from us in an amount determined by reference to any cash dividends paid on our common stock. Payment in respect to Dividend Equivalent Rights may be made in cash or shares of our common stock.

Performance Unit Awards entitle the Participant to receive, at a specified future date, payment in an amount equal to all or a portion of the value of a specified or determinable number of units as granted by the Committee. At the time of the grant, the Committee determines the base value of each unit, the number of units awarded and the Performance goals that are used to determine the ultimate payment value of the Performance Unit. Payment in respect to Performance Unit Awards may be made in cash of shares of our common stock.

The Committee may also make an award of shares of stock to the Participant with restrictions and conditions on the shares, if any, as determined by the Committee evidenced on the share certificates. The Stock Award may require a cash payment not to exceed the fair value of the shares or may be granted without the requirement of a cash payment.

Restricted Stock Units entitle the Participants to receive at a future date or event, payment of an amount equal to all or a portion of the fair value of the specified number of shares of stock granted in the award. Payment in respect to Restricted Stock Units may be made in cash of shares of our common stock.

On February 13, 2004, the Board of Directors approved a U.K. Inland Revenue Approved Subplan (the ‘‘UK Subplan’’). The purpose of the UK Subplan is to establish a plan that authorizes the granting of nonstatutory stock options to a director who devotes to his duties not less than 25 hours per week or employees who do not have a material interest in a close company as described by the UK Subplan. The exercise price of a stock option and the vesting period is the same as the Plan. Options shall not become exercisable until the earlier of a change in control, an initial public offering, or nine years and six months after the grant date.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

The following table summarizes information about stock options outstanding:

	Options	Weighted Average Exercise Price
Outstanding at January 1, 2004	4,325,826	$4.23
Granted	810,000	7.00
Forfeited	(376,600)	5.21
Exercised	(100,000)	3.72
Outstanding at December 31, 2004	4,659,226	4.64
Granted	490,000	9.14
Forfeited	(828,000)	4.54
Outstanding at December 31, 2005	4,321,226	5.17
Granted	610,000	14.06
Forfeited	(265,000)	8.49
Exercised	(2,253,726)	4.00
Outstanding at December 31, 2006	2,412,500	8.15
Granted (Unaudited)	—	—
Forfeited (Unaudited)	(173,000)	13.36
Exercised (Unaudited)	(32,000)	4.66
Outstanding at September 30, 2007 (Unaudited)	2,207,500	7.80
Exercisable at September 30, 2007 (Unaudited)	1,452,000	$6.68

The following table summarizes information about stock options outstanding at December 31, 2006:

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Options Exercisable
$2.25	20,000	2.42	20,000
$4.00	610,000	4.58	587,000
$7.00	912,500	7.46	540,000
$9.00	300,000	8.72	70,000
$12.00	360,000	9.13	15,000
$15.00	35,000	9.42	—
$18.00	125,000	9.67	—
$20.00	50,000	9.67	—
	2,412,500		1,232,000

The weighted average exercise price of options that were exercisable at December 31, 2006 and September 30, 2007 was $5.67 and $6.68, respectively. The weighted average contractual remaining life of options that were exercisable at December 31, 2006 and September 30, 2007 was 6.02 and 5.54 years, respectively.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

For the year ended December 31, 2006, 2,253,726 options were exercised at an exercise price of $4.00 per share for which we received cash proceeds totaling $9,015, resulting in a total intrinsic value of the options exercised of $24 million. Tax benefits associated with the exercise of the stock options, totaling $8,157 have not been recognized as of December 31, 2006 due to our current net operating loss position (see note 17).

For the nine months ended September 30, 2007, 7,000 and 25,000 options were exercised at an exercise price of $7.00 and $4.00, respectively, for which we received cash proceeds totaling $149, resulting in a total intrinsic value of the options exercised of $0.2 million.

Included in the 2006 option grants above were 200,000 of options granted to a non-employee. The Company recognized $236 and $1,483 in stock compensation expense during the year ended December 31, 2006 and the nine months ended September 30, 2007. There were no such grants in 2004, 2005 or the nine months ended September 30, 2007.

In addition to the above grants, we granted 195,000 SARs during 2006 in which holders are entitled to receive the excess of the fair value of our stock greater than $15 per share. During the nine months ended September 30, 2007, 10,000 of these shares were forfeited. In accordance with FAS 123R, these awards are being accounted for as a liability and are being measured at intrinsic value at each reporting date. The fair value of the stock was less than this value at December 31, 2006, thus, no expense was recorded related to these awards through December 31, 2006. $1,241 of expense has been recognized for the nine months ended September 30, 2007.

In November 2007, we awarded certain of our executives under our 1996 Plan options to purchase an aggregate of 435,000 shares of our common stock and under our 2006 Stock Incentive Plan options to purchase an aggregate of 410,000 shares of our common stock, in each case at an exercise price of $27.25 per share, which our board of directors determined was at or above the fair market value of our common stock at the time of the grant. With the exception of 300,000 shares of our common stock granted to Chris Moss under the 1996 Plan, which will vest at the rate of 33 1/3% over three years, these options will vest at the rate of 20% over five years.

16.    Segment and Geographic Information

We provide information services to wireless and wireline telephone users in two reporting segments as follows:

European Segment:    Our operating segments in Europe consist of the U.K., France, Italy and Conduit (which was acquired in April 2006 and consists of similar operations in Ireland, Switzerland and Austria). We provide branded directory assistance and branded enhanced voice, mobile and online information services to customers in these segments. During 2007, the Company began a separate, complementary European business, 118//Media, which it has identified as an additional operating segment. These countries are similar in the nature of the services provided, the nature of the customers, the deregulated environment in each country, the similarity in the revenue streams and billing functions, the method of entry into the marketplace and the method used to maintain market share. We also provide advertising solutions on our information services to businesses in the U.K. and Ireland. In addition, we provide wholesale customer care call center services to businesses in the U.K., Austria and Ireland. We have aggregated these operating segments into one Europe reportable segment consistent with SFAS 131.

North America Segment:    Our operating segments in North America consist of the U.S. and the Excell business (acquired in September 2006). Through our North America segment, we provide

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

wholesale directory assistance and enhanced voice and mobile information services to wireless, wireline and VoIP corporate customers in the U.S. and Excell businesses. In addition, we provide wholesale customer care services. We have aggregated these operating segments into one North America reportable segment consistent with SFAS 131.

The Chief Operating Decision Maker and the Senior Executive Team regularly review the call volumes, operating revenues, operating margins, depreciation and amortization, and EBITDA relating to the activity in each of the countries in which we operate. We evaluate the results of operations of each segment using Adjusted EBITDA, which is calculated by excluding non-cash expenses of depreciation, amortization and the one-time stock bonus of $26.8 million granted in December 2006 (see note 13). Adjusted EBITDA is used by the Company’s management to measure the segments’ performance and is not intended to report the segments’ operating results in conformity with accounting principles generally accepted in the United States.

Corporate overhead items and expenses are allocated to the segments based on call volume statistics. The accounting policies followed by the North American and European segments are the same as those described in footnote 2.

We operate two call centers in the Philippines for calls received in the United States and the U.K. Revenues and expenses associated with the calls processed in the Philippine call centers are allocated to the North American and European segments based on the relative volume of the calls processed. The Philippines assets aggregating $14,159, $18,583, $16,019, and $15,342 at December 31, 2004, 2005, 2006 and at September 30, 2007, respectively, and have been allocated based on the relative volume of the calls processed.

The following tables represent key data for each segment:

Year ended December 31, 2004	North America	Total Europe	Consolidated Total
Operating revenues, net	$149,274	$134,481	$283,755
Operating expenses	106,232	76,111	182,343
Selling, general and administrative expenses	18,751	33,151	51,092
Operating income (loss)	24,291	25,219	49,510
Depreciation, amortization, and accretion	11,966	5,058	17,024
Non-cash stock compensation	—	—	—
Adjusted EBITDA	$36,257	$30,277	$66,534
Capital expenditures	7,630	1,813	9,443
Segment assets	$82,528	$73,469	$155,997

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

Year ended December 31, 2005	North America	Total Europe	Consolidated Total
Operating revenues, net	$149,043	$158,948	$307,991
Operating expenses	110,616	87,134	197,750
Selling, general and administrative expenses	23,128	84,891	108,019
Operating income (loss)	15,299	(13,077)	2,222
Depreciation, amortization, and accretion	11,747	5,742	17,489
Non-cash stock compensation	—	—	—
Adjusted EBITDA	$27,046	$(7,335)	$19,711
Capital expenditures	14,801	13,346	28,147
Segment assets	$75,229	$102,276	$177,505

Year ended December 31, 2006	North America	Total Europe	Consolidated Total
Operating revenues, net	$187,647	$311,466	$499,113
Operating expenses	139,728	182,491	322,219
Selling, general and administrative expenses	56,053	127,058	183,111
Operating income (loss)	(8,134)	1,917	(6,217)
Depreciation, amortization, and accretion	15,138	13,645	28,783
Non-cash stock compensation	19,648	7,120	26,768
Adjusted EBITDA	$26,652	$22,682	$49,334
Capital expenditures	9,801	11,887	21,688
Segment assets	$140,986	$273,613	$414,599

Nine Months ended September 30, 2006 (Unaudited)	North America	Total Europe	Consolidated Total
Operating revenues, net	$131,084	$217,311	$348,395
Operating expenses	98,356	131,277	229,633
Selling, general and administrative expenses	23,805	97,643	121,448
Operating income (loss)	8,923	(11,609)	(2,686)
Depreciation, amortization, and accretion	10,455	9,770	20,225
Non-cash stock compensation	—	—	—
Adjusted EBITDA	$19,378	$(1,839)	$17,539
Capital expenditures	9,285	8,566	17,851
Segment assets	$141,097	$248,856	$389,953

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

Nine Months ended September 30, 2007 (Unaudited)	North America	Total Europe	Consolidated Total
Operating revenues, net	$154,811	$323,423	$478,234
Operating expenses	117,547	164,050	281,597
Selling, general and administrative expenses	27,802	92,145	119,947
Operating income	9,462	67,228	76,690
Depreciation, amortization, and accretion	12,860	11,671	24,531
Non-cash stock compensation	—	—	—
Adjusted EBITDA	$22,322	$78,899	$101,221
Capital expenditures	3,700	2,418	6,118
Segment assets	$118,888	$308,698	$427,586
Reconciliation of Net Income (Loss) to Consolidated Total Adjusted EBITDA

The following is a reconciliation for each period of Net income (loss) to Consolidated Total Adjusted EBITDA.

	For the year ended Dec. 31,			For the nine months ended Sept. 30,
	2004	2005	2006	2006	2007
				(unaudited)
Net income (loss)	$40,122	$1,763	$(20,790)	$(10,160)	$29,454
Income tax benefit (expense)	90	(1,352)	(2,081)	(1,017)	(14,992)
Income (loss) before income taxes	40,032	3,115	(18,709)	(9,143)	44,446
Loss on debt extinguishment	(6,945)	—	(4,371)	(1,003)	—
Other income, net	3,860	1,281	3,163	(115)	392
Interest income	644	2,110	1,345	952	1,064
Interest expense	(7,037)	(2,498)	(12,629)	(6,291)	(33,700)
Operating income (loss)	49,510	2,222	(6,217)	(2,686)	76,690
Depreciation, amortization, and accretion	17,024	17,489	28,783	20,225	24,531
Non-cash stock compensation	—	—	26,768	—	—
Consolidated Total Adjusted EBITDA	$66,534	$19,711	$49,334	$17,539	$101,221

Geography: Consistent with the Company’s operating segments, the Company conducts business in three principal regions and generates revenues in two regions.

The following table presents our operating revenues, net for the following geographic regions:

	Year ended December 31,
	2004	2005	2006
North America	$149,274	$149,043	$187,647
Europe	134,481	158,948	311,466
Total	$283,755	$307,991	$499,113

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

At December 31, 2005 and 2006, the net book value of our property, plant and equipment in the following geographic regions was:

	December 31,
	2005	2006
North America	$25,752	$30,391
Europe	18,811	38,379
Asia	14,195	11,370
Total	$58,758	$80,140

17.    Income Taxes

The domestic and foreign components of pretax operating income (loss) are listed below:

	Year Ended December 31,
	2004	2005	2006
Domestic	$(6,601)	$(4,517)	$(28,378)
Foreign	46,633	7,632	9,669
Total	$40,032	$3,115	$(18,709)

The income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2004	2005	2006
Current:
Federal	$81	$40	$1
State	—	(8)	—
Foreign	—	540	(103)
Total Current	81	572	(102)
Deferred:
Federal	(889)	1,027	140
State	—	(162)	—
Foreign	718	(85)	2,043
Total Deferred	(171)	780	2,183
Income tax expense (benefit)	$(90)	$1,352	$2,081

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

The reconciliation of the U.S. statutory income tax rate to the effective rate is as follows:

	Year Ended December 31,
	2004	2005	2006
U.S. statutory income tax rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	—	(3.3)	3.0
Valuation allowances	(17.7)	282.7	(73.6)
Effect of foreign operations	(2.4)	3.9	(5.0)
Nondeductible expenses	8.5	12.5	(2.6)
Benefits of tax holidays	(21.2)	(276.3)	34.2
Other, net	(1.4)	(10.1)	(1.1)
Effective tax rate	(0.2%)	43.4%	(11.1)%

Deferred tax assets and liabilities consist of the following:

	Year Ended December 31,
	2005	2006
Deferred tax assets:
Capital loss carryforward	$239	$—
Federal and state net operating loss carryforwards	3,362	15,001
Foreign net operating loss carryforwards	25,421	22,370
Federal and state tax credits	1,335	1,995
Deferred financing costs	—	1,555
Other, principally accruals and reserves	3,241	3,315
	33,598	44,236
Valuation allowance	(25,474)	(35,169)
Deferred tax assets, net of valuation allowance	8,124	9,067
Deferred tax liabilities:
Property and equipment	2,086	1,817
Intangible assets	1,053	9,855
Other	—	12
Total deferred tax liabilities	3,139	11,684
Net deferred tax asset (liability)	$4,985	$(2,617)

As of December 31, 2006, we have net operating loss carryforwards in the U.K., France, Italy, Austria, Switzerland, and Ireland with no expiration of approximately $21,526, $16,497, $12,693, $6,655, $5,609, and $24,534, respectively. We also have a federal net operating loss carryforward of $22,895 that expires in 2025. We have federal and state tax credits of $1,309 and $686, respectively, with no expiration. We have state net operating losses of $123,840 that expire in various years starting in 2007. We have provided a full valuation allowance for state and federal net operating loss and tax credit carryforwards, and as appropriate for foreign net operating loss carryforwards at December 31, 2006 and 2005 to the extent that it is more likely than not that the deferred tax benefits may not be realized. At the time of the Conduit acquisition, we acquired net operating losses of $19,252 for which we have full valuation allowances established.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

We have a tax holiday in the Philippines (0% rate) that is scheduled to expire in 2009. We will make every effort to obtain an additional tax holiday. The Philippines’ tax rate without the tax holiday is 5%.

We have not recorded a deferred tax asset of $8.1 million relating to the exercise of employee stock options under SFAS 123R. This benefit will be realized and recorded through additional paid-in capital once the benefit for this deduction is realized.

As of December 31, 2006, deferred taxes have not been provided on approximately $75 million of cumulative undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. since we plan to keep such amount permanently invested overseas.

Effective January 1, 2007, the Company adopted FIN No. 48, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Adoption of FIN 48 did not have a material impact on the Company’s consolidated results of operations and financial position.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. A U.S. federal income tax audit is currently in process for the years 2004 through 2006. The Company is currently under audit in the United Kingdom for 2005. There are no other state or foreign income audits in process at this time.

The Company recognizes penalties and interest accrued related to income tax liabilities in the provision (benefit) for income taxes in its consolidated statement of operations. Accruals for interest and penalties totaled $140 at September 30, 2007 and December 31, 2006.

As of December 31, 2006, the Company had no unrecognized tax benefits. At September 30, 2007, the Company had a liability for unrecognized tax benefits of $140, which if recognized, would impact the Company’s effective tax rate.

18.    Benefit Plans

We have a qualified savings plan (the ‘‘Savings Plan’’) under Section 401(k) of the Internal Revenue Code. Participating employees may contribute a portion of their pretax earnings to the Savings Plan up to the lesser of 15% of their salary or $15 for employees under age 50 and those aged 50 and over can contribute up to $20. We match 25% of the employee’s first 6% of contributions. Our total matching contributions to the Savings Plan were $0.1, $0.1, and $0.2 million for the years ended December 31, 2004, 2005 and 2006, respectively, and $0.2 and $0.7 million for the nine months ended September 30, 2006 and 2007, respectively.

We also sponsor defined contribution plans in Europe including the U.K., France, Italy and Ireland. Aggregate expenses related to these defined contribution plans totaled $0.6 million, $0.5 million, and $0.8 million in 2004, 2005 and 2006, respectively, and $0.7 and $0.8 million for the nine months ended September 30, 2006 and 2007, respectively.

In July 2005, an Executive Compensation Deferral Plan was designed and implemented for the purpose of providing to a select group of management and highly compensated employees the opportunity to defer compensation on a pretax basis. We may make discretionary contributions to any one or all of the participant accounts. In 2005, 2006, and the nine months ended September 30, 2007, no discretionary contributions were made.

19.    Concentration of Credit Risk

There are two significant wireless carrier customer contracts in the United States. The Company’s U.K., Irish, Italian, French, Swiss and Austrian subsidiaries are required to have

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

contractual relationships with interconnect providers and, therefore, do not bill customers directly. These wireless carrier customers and interconnect providers account for the following percentages of operating revenue, net and accounts receivable, net:

	Percent of Operating Revenues, Net			Percent of Accounts Receivable, Net
	2004	2005	2006	2004	2005	2006
Wireless carrier customers:
Customer A	15%	15%	10%	9%	11%	4%
Customer B	25	22	18	27	27	11
Interconnect provider:
Customer C (U.K.)	40	40	29	46	26	27
Customer D (Italy)	0	2	2	0	14	2
Customer E (Ireland)	—	—	4	—	—	5

20.    Commitments and Contingencies

We occupy space and operate facilities in the United States, the U.K., Ireland, France, Switzerland, Austria, Italy, Canada and the Philippines pursuant to noncancelable operating leases expiring through 2013. Various leases permit us to extend the lease term for a period of up to five years. Future minimum payments required as of December 31, 2006 under noncancelable operating leases for office space, office equipment, and operating facilities, are as follows:

2007	$10,136
2008	9,831
2009	8,705
2010	7,224
2011	5,949
Thereafter	26,005
Total minimum lease payments	$67,850

We have also entered into contracts with communication companies for the use of telecommunication lines and related services through 2009. As of December 31, 2006, under the terms of these contracts, we are committed to incur annual minimum service charges as follows:

2007	$6,794
2008	6,246
2009	2,040
Total minimum payments	$15,080

Expense under these leases and contracts for the years ended December 31, 2004, 2005 and 2006 amounted to $18,046, $20,896 and $19,386, respectively, and $13,993 and $17,850 for the nine months ended September 30, 2006 and 2007, respectively.

Based on a resolution of our Board of Directors, we are required to pay a cash bonus to selected executives upon the occurrence of a Change in Control, as defined in the 2006 Stock Incentive Plan, if those employees are still employed at that time. The total bonus that could be paid as a result of this resolution is $4.8 million.

INFONXX, Inc.

Notes to Consolidated Financial Statements (continued)

Information as of September 30, 2007 and
for the nine months ended September 30, 2007 and 2006 is unaudited
(in thousands, except share data)

We are involved in certain legal proceedings arising in the ordinary course of its business. We establish reserves from time to time based on its periodic assessment of the potential outcomes of pending matters. There can be no assurance that an adverse resolution of one or more matters will not have a material adverse effect on our results of operations. However, on the basis of information furnished by counsel and others, we do not believe that the resolution of currently pending matters, individually or in the aggregate, will have a material adverse effect on our consolidated financial condition or results of operations.

21.    Allowance for Doubtful Accounts

The following table presents the activity in the allowance for doubtful accounts for three years ended 2004, 2005, and 2006 and nine months ended September 30, 2007:

Description	Balance at beginning of period	Charged to expense	Purchase Accounting Adjustment (a)	Write offs	Balance at end of period
Year ended December 31, 2004	$(153)	$(7)	$—	$32	$(128)
Year ended December 31, 2005	(128)	(8)	—	11	(125)
Year ended December 31, 2006	(125)	(1)	(385)	34	(477)
Nine months ended September 30, 2007 (unaudited)	$(477)	$(337)	$—	$20	$(794)

(a)	The purchase accounting adjustment represents an increase in the allowance for doubtful accounts recognized in Excell’s books in September 2006 in conjunction with the Excell purchase accounting to reserve for uncollectible accounts receivable at Excell.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Kandel Limited

We have audited the accompanying consolidated profit and loss accounts, consolidated cash flow statements, and consolidated statements of total recognized gains and losses of Kandel Limited and subsidiaries (the ‘‘Company’’) for each of the three years in the period ended March 31, 2006 (all expressed in Euro). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated results of the operations and the consolidated cash flows of the Company for each of the three years in the period ended March 31, 2006 in conformity with accounting principles generally accepted in Ireland (‘‘Irish GAAP’’).

Irish GAAP vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 11 to the consolidated financial statements.

DELOITTE & TOUCHE

December 13, 2007
Dublin, Ireland

KANDEL LIMITED AND SUBSIDIARIES

CONSOLIDATED PROFIT AND LOSS ACCOUNTS
FOR THE YEARS ENDED 31 MARCH 2004, 2005 AND 2006

		2004	2005	2006
	Notes	€	€	€
TURNOVER:
– continuing operations		55,940,790	54,785,380	60,245,381
– discontinued operations		3,586,831	2,294,137	431,876
	3	59,527,621	57,079,517	60,677,257
Cost of sales		(42,950,350)	(30,717,047)	(32,985,328)
		16,577,271	26,362,470	27,691,929
Selling and marketing expenses		(19,466,163)	(4,886,310)	(6,090,323)
General and administrative expenses		(20,649,501)	(13,126,062)	(14,769,023)
Amortisation of goodwill		(132,852)	(132,852)	(132,852)
Depreciation and amortisation of grants		(6,323,702)	(5,014,837)	(4,249,415)
OPERATING (LOSS)/PROFIT:
– continuing operations		(27,784,900)	3,175,434	2,345,542
– discontinued operations		(2,210,047)	26,975	104,774
		(29,994,947)	3,202,409	2,450,316
Interest receivable		207,759	50,598	31,683
Interest payable and similar charges	4	(1,396,754)	(2,190,924)	(1,111,767)
Exceptional items	5	—	—	2,129,529
(LOSS)/PROFIT BEFORE TAXATION		(31,183,942)	1,062,083	3,499,761
Taxation credit/(charge)	7	1,949,399	(579,812)	690,637
(LOSS)/PROFIT FOR THE YEAR		(29,234,543)	482,271	4,190,398

The accompanying notes form an integral part of these consolidated financial statements.

KANDEL LIMITED AND SUBSIDIARIES

CONSOLIDATED CASHFLOW STATEMENTS
FOR THE YEARS ENDED 31 MARCH 2004, 2005 AND 2006

		2004	2005	2006
	Notes	€	€	€
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES	8	(11,201,604)	(8,640,122)	4,679,150
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received		207,759	50,598	31,683
Interest paid		(1,396,754)	(1,124,071)	(1,378,756)
NET CASH OUTFLOW ON RETURNS ON INVESTMENTS AND SERVICING OF FINANCE		(1,188,995)	(1,073,473)	(1,347,073)
TAXATION
Corporation tax paid		(36,118)	(17,917)	(1,068,404)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Grant received		2,500,833	—	1,221,653
Purchase of tangible fixed assets		(2,483,546)	(1,030,692)	(2,337,299)
Proceeds on disposal of tangible fixed assets		60,784	51,746	6,977
NET CASH INFLOW/(OUTFLOW) FROM CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT		78,071	(978,946)	(1,108,669)
ACQUISITIONS AND DISPOSALS
Receipts from the sale of investment
in subsidiaries		—	—	1,628,621
NET CASH (OUTFLOW)/INFLOW
BEFORE FINANCING		(12,348,646)	(10,710,458)	2,783,625
FINANCING
Loan repaid		(27,363,459)	(449,984)	(2,035,857)
Loan received		1,465,282	2,201,995	2,950,000
Finance lease payments		(1,517,876)	(3,727,021)	(688,342)
Issuance of ordinary shares (including premium)		—	1,695,013	20
Issuance of preference shares		—	8,000,000	—
NET CASH (OUTFLOW)/INFLOW FROM FINANCING		(27,416,053)	7,720,003	225,821
(DECREASE)/INCREASE IN CASH AND OVERDRAFTS IN THE YEAR		(39,764,699)	(2,990,455)	3,009,446

The accompanying notes form an integral part of these consolidated financial statements.

KANDEL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES
FOR THE YEARS ENDED 31 MARCH 2004, 2005 and 2006

	2004	2005	2006
	€	€	€
(Loss)/profit for the year	(29,234,543)	482,271	4,190,398
Exchange translation adjustment	(49,667)	(65,525)	(74,952)
Total recognised gains and losses for the year	(29,284,210)	416,746	4,115,446

The accompanying notes form an integral part of these consolidated financial statements.

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF OPERATIONS

Kandel Limited is an Irish holding company. The company and its subsidiaries (collectively, the Company), provides telephone and retail online directory enquiry services to end-users in Ireland, Austria, Switzerland and the United Kingdom (UK). It also provides call centre services to business customers that wish to provide retail directory enquiry services in these countries. The Company has contact centre operations in the UK, Ireland, Switzerland and Austria.

On April 13, 2006, InfoNXX, Inc. (InfoNXX), a United States (US) corporation active in the provision of directory enquiry services, acquired control of the Company and it became an indirectly wholly-owned subsidiary of InfoNXX.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting standards generally accepted in Ireland (Irish GAAP). These statements are prepared under the historical cost convention. The significant accounting policies adopted by the Company are as follows:

BASIS OF PREPARATION

The accompanying consolidated financial statements consolidate those of Kandel Limited and its subsidiaries after elimination of intra group transactions and balances. Where a subsidiary is acquired or disposed of during the period, only its results subsequent to the date of acquisition, or prior to the date of disposal, are included in the consolidated financial statements.

These consolidated financial statements are issued pursuant to U.S. Securities and Exchange Commission Rule 3-05 of Regulation S-X. Pursuant to Rule 3-05(b)(4)(iv) of Regulation S-X, a separate audited balance sheet of Kandel Limited is not required since InfoNXX has presented an audited annual balance sheet as at 31 December 2006 and this date is after the consummation of the acquisition.

REVENUE RECOGNITION

The Company recognises revenue when the products or services have been provided. Revenues arising from direct directory assistance services are recognised based on the number and duration of calls received from end customers at the rates contractually agreed. Revenues arising from classified sales are recognised once the customer obtains a preferred listing and a contract has been agreed between the parties. Revenues from contracted directory assistance services are recognised on the number of calls processed at agreed rates per call and charged to the telecommunications companies under contracts.

COST OF SALES

Cost of sales is comprised of direct telecom costs, together with wages, salaries and expenses paid to telephone operators and customer service staff. Other direct costs include the costs of line fees, data costs and contractually agreed costs for revenue collection and credit risk by carriers.

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at historical cost.

Depreciation is provided on tangible fixed assets on a straight line basis over their estimated useful lives at the following annual rates:

Leasehold improvements	:	the lesser of the lease term and 10% per annum
Furniture and office equipment	:	20% per annum
Computer and telecommunications equipment	:	between 3 and 7 years

The Company evaluates the recoverability of its tangible fixed assets for impairment whenever events or circumstances indicate that the carrying amounts of such assets (or group of assets) may not be recoverable. An impairment loss is recognized for the difference between the carrying amount of the fixed assets being evaluated and the estimated fair value of the assets.

GOODWILL

Goodwill represents the difference between the cost of businesses acquired during the year and the aggregate of the fair values of their identifiable net assets at the date of acquisition. Goodwill is amortised to the profit and loss account in equal annual instalments over its expected useful life which does not exceed twenty years. The Company periodically evaluates the carrying value of its goodwill whenever events or circumstances indicate that the carrying value may not be recoverable or the estimated useful life has changed.

GOVERNMENT GRANTS

Capital grants receivable are accounted for in the period in which the related capital expenditure is made and are credited to the profit and loss account on the same basis as the related fixed assets are depreciated. Revenue grants include feasibility and employment grants receivable, and are credited to the profit and loss account in the period in which the related expenditure is incurred.

LEASES

The Company enters into both operating and financing lease agreements.

Tangible assets held under finance lease agreements are capitalised at their fair value on the inception of the leases and depreciated over their estimated useful lives. The finance charges are allocated to the profit and loss account evenly over the term of the lease.

Operating lease rentals are charged to the profit and loss account on a straight line basis over the lease term, even if the payments are not made on such a basis.

TAXATION

Corporation tax is provided on taxable profits at current rates.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed by the balance sheet date and which could give rise to an obligation to pay more or less taxation in the future. An asset is not recognised to the extent that the likelihood of future economic benefit is not certain.

Temporary differences are differences between the Company’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the consolidated financial statements.

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

FOREIGN CURRENCY

Assets and liabilities denominated in foreign currencies are translated into Euro at rates of exchange ruling at the balance sheet date. Transaction gains and losses are recognized in arriving at operating profit.

The results of foreign operations, whose measurement currency is not in Euro, are translated at the average rates of exchange during the period and their assets and liabilities at the rates ruling at the balance sheet date. The cumulative effect of exchange rate movements is transferred directly to reserves.

PENSION COSTS

The Company operates a defined contribution pension scheme and retirement benefits for certain employees are funded by contributions from the Company and employees. Payments are made to pension trusts which are financially separate from the Company. These payments, which are made in accordance with the recommendations of the Company’s actuaries, are charged against the profits of the year in which they become payable.

Payments were €119,096, €102,444, and €119,323 for the years ended March 31, 2004, 2005 and 2006, respectively.

FINANCIAL LIABILITIES AND EQUITY

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into.

STATUTORY FINANCIAL STATEMENTS

These consolidated financial statements do not comprise statutory accounts within the meaning of the Irish statute comprising the Companies Act, 1963 to 2005 and the European Communities Regulations, 1992.

Statutory financial statements prepared in accordance with Irish GAAP for such years have been delivered to the Registrar of Companies for Ireland. The auditors’ report on those financial statements was unqualified.

3.	TURNOVER

	2004	2005	2006
	€	€	€
An analysis of turnover by geographical market is as follows:
Republic of Ireland	16,649,972	19,401,009	21,320,848
United Kingdom	32,154,220	29,305,206	31,941,812
Rest of Europe	10,723,429	8,373,302	7,414,597
	59,527,621	57,079,517	60,677,257

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

4.	INTEREST PAYABLE AND SIMILAR CHARGES

Interest payable and similar charges are derived from the following sources for the years ended March 31:

	2004	2005	2006
	€	€	€
On bank overdrafts and loans repayable within one year	401,385	547,829	614,648
On loans repayable within two to five years	450,023	361,109	—
Coupon on 6% cumulative redeemable preference shares	—	440,000	400,000
Financing fees	251,241	256,667	35,000
Finance lease interest	130,238	162,766	92,700
Other bank charges, net of interest receivable	163,867	422,553	(30,581)
	1,396,754	2,190,924	1,111,767

5.	EXCEPTIONAL ITEMS

	2004	2005	2006
	€	€	€
Profit on disposal of Spanish business	—	—	1,628,621
Damages received in relation to legal action	—	—	500,908
	—	—	2,129,529

The Company disposed of its Spanish directory enquiry business to Telegate on 6 July 2005.

6.	(LOSS)/PROFIT BEFORE TAXATION

(Loss)/profit before taxation is stated after charging/(crediting) the following for the years ended March 31:

	2004	2005	2006
	€	€	€
Operating lease rentals	3,098,346	2,652,836	2,394,288
Depreciation of tangible fixed assets	6,680,471	5,917,962	5,274,843
Loss/(profit) on disposal of fixed assets	159,955	(2,340)	(225)
Amortisation of goodwill	132,852	132,852	132,852
Auditors’ remuneration	101,503	115,688	152,509
Capital grant amortisation	(356,769)	(903,125)	(1,025,428)

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

7.	TAXATION

The tax charge consists of the following for the years ended March 31:

	2004	2005	2006
	€	€	€
Current tax:
Irish corporation tax	2,674	13,743	1,211
Overseas tax	3,638	543,534	639,601
Overprovision in prior year	—	(24,031)	(2,511)
Current year loss carryback	(1,143,860)	—	—
Total current tax	(1,137,548)	533,246	638,301
Deferred tax – origination and reversal of timing differences	(811,851)	46,566	(1,328,938)
Total tax (credit)/charge on profit	(1,949,399)	579,812	(690,637)

The differences between the total current tax shown above and the amount calculated by applying the standard rate of tax to the (loss)/profit before taxation are as follows for the years ended March 31:

	2004	2005	2006
	€	€	€
Factors affecting tax charge for the year:
(Loss)/profit before taxation	(31,183,942)	1,062,083	3,499,761
(Loss)/profit multiplied by the statutory rate of tax (12.5%)	(3,897,993)	132,760	437,470
Taxation effects of:
Depreciation for the year in excess of capital allowances	130,418	162,118	162,198
Expenses/(income) not deductible/allowable for tax purposes	232,478	162,672	(352,114)
Other timing differences	(129,943)	(79,978)	(88,142)
Tax differentials on foreign earnings	16,387	318,263	361,798
Overprovision in prior year	—	(24,031)	(2,511)
Current year loss carryback	(1,143,860)	—	—
Income at higher rates of tax	8,139	5,438	2,407
Tax losses	3,646,826	(143,996)	117,195
Current tax (credit)/charge for the year	(1,137,548)	533,246	638,301

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

8.	RECONCILIATION OF OPERATING (LOSS)/PROFIT TO NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES

	2004	2005	2006
	€	€	€
Operating (loss)/profit	(29,994,947)	3,202,409	2,450,316
Exceptional item	—	—	500,908
Depreciation	6,680,471	5,917,962	5,274,843
Loss/(profit) on disposal of fixed assets	159,955	(2,340)	(225)
Amortisation of goodwill	132,852	132,852	132,852
Grant receivable written-off	—	—	(34,090)
Amortisation of government grants	(356,769)	(903,125)	(1,025,428)
(Increase)/decrease in debtors	(3,368,881)	1,613,681	(660,196)
Increase/(decrease) in creditors	15,545,715	(18,601,561)	(1,959,830)
Net cash (outflow)/ inflow from operating activities	(11,201,604)	(8,640,122)	4,679,150

9.	RELATED PARTY TRANSACTIONS

(i)	The Company leases one of its premises from a consortium of owners, one of whom (Liam Young) served as a director of the Company.

Total rent payable by the Company to the consortium amounted to €403,656 in the year ended 31 March 2006 (2005 and 2004: €403,656).

(ii)	Loans of €1,950,000 were received from certain directors and shareholders during the year ended 31 March 2004. The loans are subordinated to the repayment of certain bank borrowings. The maximum liability arising in respect of the coupon on these loans was €975,000 and an amount of €215,517 has been charged in the current year. This loan and coupon was repaid on 23 November 2005.

10.	POST BALANCE SHEET EVENTS

On 12 April 2006, the Company was acquired by InfoNXX, Inc., a U.S. company.

11.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IRISH GAAP AND US GAAP

The Company’s consolidated financial statements have been prepared in accordance with Irish GAAP, which differs in certain respects from accounting principles generally accepted in the United States (US GAAP). The following is a summary of adjustments to profit for the year and cash flows to reconcile such amounts recorded in the financial statements to the corresponding amounts in accordance with US GAAP.

(a)	Vacation pay

Under Irish GAAP, the Company does not record accruals at the balance sheet date for employees’ vacation earned but not taken. Under US GAAP, such accruals are required.

(b)	Amortisation of goodwill

Under Irish GAAP the goodwill arising on the acquisition of Conduit plc by Kandel Limited was capitalised and amortised over a period of 20 years. Under US GAAP, goodwill is not amortised, but is reviewed annually for impairment. As at 31 March 2006 no impairment losses have been recognised under US GAAP.

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

(c)	Amortisation of intangible assets

Under Irish GAAP the intangible assets arising on the acquisition of Conduit plc were not separately identified from goodwill. Under US GAAP, intangible assets acquired through a business acquisition are recognized as separately identifiable assets. Intangible assets with a finite useful life are then amortised over their expected useful life.

(d)	Depreciation of tangible fixed assets

Under Irish GAAP the intangible assets arising on the acquisition of Conduit plc were not separately identified but recorded as goodwill. Under US GAAP, such assets were separately identified and recorded. As a consequence of this, for US GAAP reporting purposes the sum of the fair value assigned to assets acquired, tangible and intangible, and the liabilities assumed exceeded the cost of the acquired entity. Pursuant to US GAAP, the excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the acquired assets except any current assets.

(e)	Taxation methodology

Under US GAAP there is an inherent assumption that the reported amount of assets and liabilities will be recovered. As such deferred tax is calculated based on the difference between the tax and book basis. Under Irish GAAP there are certain ‘‘unqualified assets’’ for which deferred tax is not calculated as these assets are not depreciable for tax purposes.

Reconciliation of profit for the year from Irish GAAP to US GAAP

		2005	2006
		€	€
Profit for the year as reported under Irish GAAP		482,271	4,190,398
Adjustments for:
Vacation pay	(a)	(42,640)	(16,012)
Amortisation of goodwill	(b)	132,852	132,852
Amortisation of intangible assets	(c)	(440,226)	(440,226)
Depreciation of tangible fixed assets	(d)	200,565	200,565
Taxation on the above		(35,288)	(31,959)
Taxation methodology	(e)	—	(21,489)
Net income under US GAAP		297,534	4,014,129

Comprehensive income under US GAAP

	2005	2006
	€	€
Net income under US GAAP	297,534	4,014,129
Other comprehensive income:
Translation adjustment	(65,525)	(74,952)
Comprehensive income under US GAAP	232,009	3,939,177

Consolidated cash flows statements

The consolidated statement of cash flows prepared under Irish GAAP presents substantially the same information as that required under US GAAP. The statements differ however with regard to classification of items within them and the definition of cash and cash equivalents.

KANDEL LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Under Irish GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals and financing activities. US GAAP requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance under Irish GAAP would be shown under operating activities under US GAAP. Cash flows from the acquisition and disposal of assets under Irish GAAP would be included in investing activities.

Under Irish GAAP, cash comprises cash in hand, bank overdrafts and invoice discounting.. Under US GAAP, cash equivalents are short-term highly liquid investments, generally with original maturities of three months or less, that are readily convertible to known amounts of cash and present insignificant risk of changes in value because of changes in interest rates. Under US GAAP, bank overdrafts and invoice discounting are not classified as cash in the cash flow statement and changes in these balances are included in cash flows from financing activities.

A reconciliation between the consolidated statements of cash flows presented based on Irish GAAP measurement principles using US GAAP disclosure and presentational principles is given below for the years ended March 31:

	2005	2006
	€	€
Operating activities:
Net cash (outflow)/inflow from operation activities
under Irish GAAP	(8,640,122)	4,679,150
Return on investments and servicing of finance
Interest received	50,598	31,683
Interest paid	(1,124,071)	(1,378,756)
Corporation tax paid	(17,917)	(1,068,404)
Net cash (used in)/provided by operating activities
using US GAAP disclosure principles	(9,731,512)	2,263,673
Investing activities:
Net cash inflow from investing activities under Irish GAAP	(978,946)	(1,108,669)
Receipts from the sale of investment in subsidiaries	—	1,628,621
Net cash (used in)/provided by investing activities
using US GAAP disclosure principles	(978,946)	519,952
Financing activities:
Net cash inflow/(outflow) from financing activities
under Irish GAAP	7,720,003	225,821
(Decrease)/increase in bank overdrafts and invoice discounting	834,415	(1,517,344)
Net cash provided by/(used in) financing activities using US GAAP disclosure principles	8,554,418	(1,291,523)
(Decrease)/increase in cash and cash equivalents under US GAAP	(2,156,040)	1,492,102
Beginning cash and cash equivalents using US GAAP disclosure principles	3,563,650	1,407,610
Ending cash and cash equivalents using US GAAP disclosure principles	1,407,610	2,899,712

Independent Auditor’s Report

To the Board of Directors
Operator Service Company, LLC
Lubbock, Texas

We have audited the accompanying balance sheet of Operator Service Company, LLC (d.b.a. Excell Services) as of December 31, 2005, and the related statements of income, members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Operator Service Company, LLC (d.b.a. Excell Services) as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen

Dallas, Texas
April 20, 2006

Operator Service Company, LLC (d.b.a. Excell Services)

Balance Sheet
December 31, 2005

ASSETS (Notes 4 and 5)
Current assets:
Cash and cash equivalents (Note 1)	$1,214,140
Trade receivables, net of allowance of $351,512	5,914,032
Other receivables	122,925
Prepaid expenses	278,442
Total current assets	7,529,539
Leasehold improvements and equipment, net (Note 3)	3,185,035
Goodwill (Note 2)	380,634
Other assets	76,033
Total assets	$11,171,241
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt (Note 5)	$178,951
Current portion of capital lease obligations (Note 6)	279,887
Unearned revenue	704,245
Accounts payable	2,999,580
Accrued expenses	2,332,646
Total current liabilities	6,495,309
Long-term liabilities:
Long-term debt, less current portion (Note 5)	1,400,961
Capital lease obligations, less current portion (Note 6)	356,030
Total liabilities	8,252,300
Members’ equity	2,918,941
Total liabilities and members’ equity	$11,171,241

See Notes to Financial Statements.

Operator Service Company, LLC (d.b.a. Excell Services)

Statement of Income
Year Ended December 31, 2005

Revenue:
Operator service	$1,470,260
Directory assistance	31,923,665
Customer service	6,439,185
39,833,110
Cost of sales	25,949,046
Gross profit	13,884,064
Selling, general and administrative expenses	10,146,471
Restructuring (Note 10)	790,672
10,937,143
Operating income before depreciation	2,946,921
Depreciation	1,047,638
Operating income	1,899,283
Nonoperating income (expense):
Interest expense	(157,298)
Interest income	26,572
Foreign exchange loss	(115,800)
Other expense	(90,918)
(337,444)
Net income	$1,561,839

See Notes to Financial Statements.

Operator Service Company, LLC (d.b.a. Excell Services)

Statement of Members’ Equity
Year Ended December 31, 2005

	Members’ Equity	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2004	$2,163,376	$—	$2,163,376
Comprehensive income:
Net Income	1,561,839	—	1,561,839
Other comprehensive income, foreign currency
translation adjustments, net	—	30,201	30,201
Total comprehensive income			1,592,040
Distributions	(836,475)		(836,475)
Balance, December 31, 2005	$2,888,740	$30,201	$2,918,941

See Notes to Financial Statements.

Operator Service Company, LLC (d.b.a. Excell Services)

Statement of Cash Flows
Year Ended December 31, 2005

Cash flows from operating activities:
Net income	$1,561,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,047,638
Loss on disposition of leasehold improvements and equipment	43,317
Changes in assets and liabilities:
Increase in:
Trade receivables	(2,463,505)
Other receivables	(103,442)
Prepaid expenses	(4,879)
Increase in:
Unearned revenue	479,580
Accounts payable	1,213,927
Accrued expenses	893,287
Net cash provided by operating activities	2,667,762
Cash flows from investing activities:
Acquisition of Excell Global, LP, net of cash acquired of $496,475	(1,638,525)
Purchase of leasehold improvements and equipment	(851,777)
Increase in other assets	(43,879)
Net cash used in investing activities	(2,534,181)
Cash flows from financing activities:
Borrowings on long-term debt	1,700,000
Principal payments on long-term debt	(120,088)
Principal payments on capital lease obligation	(245,560)
Distributions	(836,475)
Net cash provided by financing activities	497,877
Net increase in cash	631,458
Cash and cash equivalents, beginning of year	582,682
Cash and cash equivalents, end of year	$1,214,140
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$140,662

See Notes to Financial Statements.

Operator Service Company, LLC (d.b.a Excell Services)

Notes to Financial Statements

Note 1.    Nature of Business and Significant Accounting Policies

Nature of Business

In January 2005, Operator Service Company (‘‘OSC’’) acquired Excell Global LP, a directory assistance outsourcing company. The acquisition was merged into OSC and the combined business was renamed Operator Service Company, LLC d.b.a. Excell Services (the ‘‘Company’’). The Company is a leading supplier of directory assistance, operator service, interactive voice response, and customer relationship management services, including inbound customer care.

A summary of the Company’s significant accounting policies follows:

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

At various times throughout the year, the Company maintains cash deposits with a financial institution, the balance of which may exceed the federally insured amount.

As required by the loan agreement, the Company maintains a bank account restricted for the potential default of the note payable (see Note 5). At December 31, 2005, the Company was required to and maintained approximately $300,000 in the restricted savings account. In connection with the April 12, 2006 promissory note payable (see Note 5) the financial institution removed the cash restriction.

Accounts Receivable

Accounts receivable are recognized based on contracted rates and services performed. An allowance for losses on accounts receivable is provided based on a review of the accounts along with an analysis of historical losses and recoveries. Receivables are written off when deemed to be uncollectible. Past due or delinquency status is based on the credit terms extended to customers; normally payment is required in thirty days.

Limited Liability Company Assets and Liabilities

In accordance with the generally accepted method of presenting limited liability company financial statements, the financial statements do not include the assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the limited liability company, nor any provision for income tax expense.

Leasehold Improvements and Equipment

Leasehold improvements and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When leasehold improvements and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements are depreciated over the shorter of the term of the

Operator Service Company, LLC (d.b.a Excell Services)

Notes to Financial Statements

lease or the estimated useful lives of the assets. The amortization expense on assets acquired under capital leases is included with depreciation expense on owned assets. The estimated useful lives for significant leasehold improvements and equipment categories are as follows:

Leasehold improvements	Lesser of useful life or remaining term
Furniture and fixtures	5 – 10 years
Software	3 – 5 years
Equipment	5 – 10 years

Goodwill

The Company records as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired. Statement of Financial Accounting Standards (SFAS ) No. 142, Goodwill and Other Intangible Assets, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year as of December 31, 2005. No indicators of impairment were identified as of December 31, 2005.

Revenue Recognition

Revenue is generally recognized either based on an hourly rate at the time Company agents receive calls from consumers on behalf of clients or based on a per call attempt, depending on the type of service. The client is obligated to pay for these services when these activities have been performed.

Unearned Revenue

Unearned revenue represents a liability for services that have not been performed, but that have been billed to the customer.

Customer Deposits

The Company requires deposits from certain customers in advance of teleservices being rendered. This amount will be reported as revenue when earned.

Major Customers

The revenue and accounts receivable balances from the major customers as of December 31, 2005 are as follows:

	Revenue for Year Ended December 31, 2005	Accounts Receivable at December 31, 2005
Customer A	$7,741,123	$464,546
Customer B	4,391,049	264,656

A major customer is defined as any customer whose revenues exceed 10% of the Company’s total revenue volume.

Marketing and Advertising Costs

The Company expenses all marketing and advertising costs as incurred. Marketing and advertising costs incurred for the year ended December 31, 2005 were approximately $52,000.

Operator Service Company, LLC (d.b.a Excell Services)

Notes to Financial Statements

Income Taxes

The Company, with the consent of its members, is taxed in accordance with the partnership sections of the Internal Revenue Code and a similar section of the state tax laws which provide that, in lieu of income taxes, the members account for their proportionate shares of the LLC’s items of income, deductions, losses, and credits. However, the Company anticipates making distributions for member income taxes resulting from taxable income generated by the Company.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Foreign Currency Translation

The assets and liabilities of the Company’s foreign call center have been translated into U.S. dollars using the exchange rate in effect at the balance sheet date. Results of operations have been translated using the average exchange rate during the year. Resulting translation adjustments have been recorded as accumulated other comprehensive income, a separate component of members’ equity.

Note 2.    Acquisition

On January 1, 2005, the Company acquired all of the outstanding common shares of Excell Global, LP. The results of Excell Global, LP’s operations have been included in the financial statements since that date. Excell Global, LP is a provider of directory assistance.

The aggregate purchase price was $2,135,000, including $250,000 of cash and a seller note in the amount of $1,885,000. The seller note was subsequently refinanced through a financial institution and paid-off. The agreement with the seller is also subject to a revenue earn-out provision that is effective through December 31, 2007. This provision would require payment equal to 20% of any revenues greater than $44,000,000. The maximum amount payable under this provision is $2,000,000. There were no amounts earned or due as of December 31, 2005.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Current Assets	$2,650,208
Property and equipment	1,922,298
Goodwill	380,634
Total assets acquired	4,953,140
Current liabilities	1,986,655
Capital lease obligation	831,485
Total liabilities assumed	2,818,140
$2,135,000

Operator Service Company, LLC (d.b.a Excell Services)

Notes to Financial Statements

Note 3.    Leasehold Improvements and Equipment

The cost of leasehold improvements and equipment and the related accumulated depreciation at December 31, 2005 is as follows:

Leasehold improvements	$716,682
Furniture and fixtures	364,012
Software	701,546
Equipment	4,216,833
5,999,123
Less accumulated depreciation	2,814,088
$3,185,035

Note 4.    Line of Credit and Pledged Assets

The Company has a $1,000,000 line of credit with a financial institution, none of which was outstanding at December 31, 2005. Borrowings against the line of credit bear interest at prime plus 1% (8.25% at December 31, 2005). Borrowings are collateralized by the Company’s accounts receivable, leasehold improvements and equipment, and general intangibles. Borrowings are subject to a borrowing base calculation, as defined in the agreement. The line of credit also has a personal guarantee of $250,000 by one of the members. The line of credit agreement matures January 3, 2007 and contains covenants that require the Company to maintain certain financial levels and ratios. Effective April 12, 2006, the line of credit agreement was cancelled by the financial institution.

Note 5.    Long-Term Debt and Pledged Assets

Note payable to a financial institution, due in monthly installments of $25,250, including interest at a variable rate of prime plus 1% (8.25% at December 31, 2005), through May 7, 2012, at which time a balloon payment of approximately $152,000 is due. The note is collateralized by an assignment of life insurance, a savings account, leasehold improvements and equipment, and general intangibles. The note is subject to a borrowing base calculation, as defined in the agreement. The note also has a personal guarantee of $450,000 by one of the members. This note was paid in full with the proceeds from the April 12, 2006 promissory note	$1,579,912
Less current maturities	178,951
$1,400,961

Effective April 12, 2006, a financial institution issued a $5,539,794 promissory note payable to the Company. The note is due in monthly installments of $112,881, including interest at a variable interest rate of prime plus .50%, through April 12, 2011 at which time the final payment is due. The note is collateralized by an assignment of life insurance, trade receivables, leasehold improvements and equipment, and general intangibles. The note is subject to certain covenants that require the Company to maintain financial ratios. The note also has a personal guarantee by one of its members.

Operator Service Company, LLC (d.b.a Excell Services)

Notes to Financial Statements

Maturities of the new promissory note subsequent to April 12, 2006 are as follows:

2006	$612,957
2007	984,793
2008	1,069,182
2009	1,160,802
2010	1,260,274
Thereafter	451,786
$5,539,794

Note 6.    Obligations Under Capital Leases

The obligations under capital leases, with a balance of $635,917 at December 31, 2005, represent the present value of the balance due in future years for lease rentals discounted at an interest rate of 8% for the use of certain equipment and related software.

Assets acquired under capital leases are included in the balance sheet as follows:

Computer equipment	$825,210
Less accumulated depreciation	249,975
$575,235

The total minimum lease payments at December 31, 2005 are as follows:

2006	$320,646
2007	320,646
2008	53,441
Total minimum lease payments	694,733
Less amount representing interest	58,816
Present value of new minimum lease payments	635,917
Less current portion of capital lease obligation	279,887
$356,030

Interest expense on capital lease obligations was approximately $60,000 for the year ended December 31, 2005.

Note 7.    Lease Commitments

Leases

The Company leases warehouse and office space and certain equipment under non-cancelable operating leases, which expire at various dates through 2010.

Operator Service Company, LLC (d.b.a Excell Services)

Notes to Financial Statements

As of December 31, 2005, the aggregate future minimum rental commitments under all non-cancelable operating leases are as follows:

2006	$1,022,533
2007	612,105
2008	539,582
2009	135,148
2010	28,963
$2,338,331

Total rent expense was approximately $1,360,000 for the year ended December 31, 2005.

Note 8.    Related Party Transactions

The Company is affiliated through common ownership with Matrix Telecom, an entity that brokers teleservices. There were no revenues earned and no selling, general and administrative expenses included on the income statement for the year ended December 31, 2005, relative to this affiliate. The amount due from affiliates totaled approximately $1,500 at December 31, 2005. There were no amounts due to affiliates at December 31, 2005.

The Company is billed by Platinum Equity Holdings, which has a 51% ownership interest in the Company, for administrative expenses and other expenses for services provided to the Company. The amount of expenses allocated to the Company that are included on the income statement for year ended December 31, 2005 is approximately $22,000.

Note 9.    Discretionary Bonuses and Retirement Plan

The Company pays a discretionary bonus to key employees. The amount of these bonuses was approximately $225,000 for the year ended December 31, 2005.

The Company has a 401(k) retirement plan (the Plan) that covers substantially all employees of the Company. Employees who have attained the age of 20 may contribute a percentage of their salary to the plan upon completing one year of service or 1,000 hours, subject to limits imposed by the Internal Revenue Code. Under the Plan, the Company will match voluntary contributions of eligible employees up to a specified maximum percentage. Employer contributions of approximately $217,000 were made during the year ended December 31, 2005.

Note 10.	Various Costs Associated with Exit or Disposal Activities

In order to reduce costs and align resources, in January 2005 the Company decided to restructure its operations which included closing its call center in Rockledge, Florida. In connection with this activity, the Company reduced its workforce by approximately 190 employees and terminated the lease and its obligations associated with the Florida facility. The restructuring program was completed in May 2005 and all related costs were recognized during 2005.

A summary of the approximate restructuring costs recognized for the year ended December 31, 2005 is as follows:

Workforce reduction	$624,000
Facilities costs	149,000
Other	18,000
$791,000

Shares

INFONXX, Inc.

Class A Common Stock

Goldman, Sachs & Co.
JPMorgan
Banc of America Securities LLC

PART II

 information not required in prospectus

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the Registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee	$7,675.00
FINRA filing fee	25,500.00
Exchange listing fee	*
Blue Sky fees and expenses	*
Transfer agent’s fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	$ *

*	To be completed by amendment.

Item 14.    Indemnification of Directors and Officers

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, permits a corporation in its certificate of incorporation to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends); or for transactions from which the director derived improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The statute provides that it shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains insurance to protect itself and its directors, officers and representatives and those of its subsidiaries against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

The proposed form of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification to the Registrant’s directors and officers by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended. All grants and issuances were made in reliance on Section 4(2) of the Securities Act of 1933. No grant or issuance involved underwriters, underwriting discounts or commissions or public offerings of securities of the Registrant.

1.    During 2004, the Registrant granted options to certain of its executive officers, consultants and other employees to purchase in aggregate 810,000 shares of the Registrant’s common stock pursuant to the Second Amended and Restated 1996 Stock Plan in respect of services rendered.

2.    During 2005, the Registrant granted options to certain of its executive officers, consultants and other employees to purchase in aggregate 490,000 shares of the Registrant’s common stock pursuant to the Second Amended and Restated 1996 Stock Plan in respect of services rendered.

3.    During 2006, the Registrant granted options to certain of its executive officers, consultants and other employees to purchase in aggregate 610,000 shares of the Registrant’s common stock pursuant to both the Second Amended and Restated 1996 Stock Plan and the 2006 Stock Option Plan in respect of services rendered. The Registrant also issued a total of 195,000 stock appreciation rights to four employees pursuant to the Conduit Limited Long Term Incentive Plan.

4.    During 2007, the Registrant granted options to certain of its executive officers, consultants and other employees to purchase in aggregate 845,000 shares of the Registrant’s common stock pursuant to both the Second Amended and Restated 1996 Stock Plan and the 2006 Stock Option Plan in respect of services rendered.

5.    On April 12, 2006, the Registrant issued 833,334 shares of Series G preferred stock to a stockholder for an aggregate purchase price of $10,000,008.

6.    On April 17, 2006, the Registrant issued 20,000 shares of the Registrant’s common stock to an executive officer for an aggregate purchase price of $80,000 pursuant to the exercise of stock options granted under the Amended and Restated 1996 Stock Plan and the Stock Option Agreement dated August 14, 2000.

7.    On November 24, 2006, the Registrant issued 2,233,726 shares of the Registrant’s common stock to Robert Pines, chairman of the board of directors and Chief Executive Officer, for an aggregate purchase price of $8,934,904 pursuant to the exercise of stock options granted under the Second Amended and Restated 1996 Stock Plan (subsequently amended to accelerate the vesting schedule). Subsequently, on December 1, 2006, the Registrant issued 2,838,662 shares of common stock to Mr. Pines in respect of services rendered.

8.    On February 7, 2007, the Registrant issued 7,000 shares of common stock to an employee for an aggregate purchase price of $49,000. On May 7, 2007, the Registrant issued 25,000 shares of common stock to another employee for an aggregate purchase price of $100,000. Each issuance was made pursuant to the exercise of stock options granted under the Second Amended and Restated 1996 Stock Plan.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

(b)    Financial Statement Schedules.

All schedules have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 12, 2008.

INFONXX, Inc.

By:	/s/ David Freedman
	Name:	David Freedman
	Title:	Global Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 and Power of Attorney have been signed below by the following persons in the capacities listed on the 12th day of February, 2008.

Signature	Title

*	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

Robert A. Pines

/s/ David Freedman	Global Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

David Freedman

*	Director

Hazem Ben-Gacem

*	Director

Richard Kimball

*	Director

Thomas M. Steinberg

*	Director

Thomas Tisch

*	Director

Michael H. White

* By	/s/ David Freedman
Name: David Freedman Title: Attorney-in-fact

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of INFONXX, Inc.*
3.2	Form of Amended and Restated Bylaws of INFONXX, Inc.*
4.1	Form of Stock Certificate for Class A Common Stock*
4.2	Form of Sixth Amended and Restated Investor Rights Agreement*
5.1	Opinion of Simpson Thacher & Bartlett LLP*
10.1	Amended and Restated Credit Agreement, dated as of April 11, 2006**
10.2	First Amendment to Amended and Restated Credit Agreement, dated as of December 1, 2006**
10.3	Term Loan Credit Agreement, dated as of December 1, 2006**
10.4	Second Amended and Restated 1996 Stock Plan**
10.5	First Amendment to the Second Amended and Restated 1996 Stock Plan, dated as of January 20, 2005**
10.6	Second Amendment to the Second Amended and Restated 1996 Stock Plan, dated as of August 29, 2006**
10.7	2004 U.K. Approved Subplan**
10.8	2006 Conduit Limited Long Term Incentive Plan**
10.9	2006 Stock Incentive Plan**
10.10	Form of 2008 Stock Incentive Plan*
10.11	Employment Letter of Christine Baumeister**
10.12	Employment Agreement of David Freedman**
10.13	Employment Letter of Mark Horgan**
10.14	Employment Agreement of Chris Moss
10.15	Severance Agreement of John Maxwell**
10.16	Sale and Purchase Agreement of Kandel Limited (Conduit), dated February 27, 2006
10.17	Purchase Agreement for Operator Service Company, LLC (dba Excell), dated August 30, 2006
21.1	Subsidiaries of INFONXX, Inc.*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Deloitte & Touche
23.3	Consent of McGladrey & Pullen, LLP
23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
24.1	Powers of Attorney**

*	To be filed by amendment.
**	Previously filed.